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As filed Pursuant to Rule 424(b)(1)
Registration No. 333-106356

PROSPECTUS

ADVANCED ACCESSORY SYSTEMS, LLC
AAS CAPITAL CORPORATION

$150,000,000

OFFER TO EXCHANGE

10 3/4% Senior Notes due 2011, Series B
for any and all outstanding
10 3/4% Senior Notes due 2011, Series A
of
Advanced Accessory Systems, LLC and AAS Capital Corporation

The exchange offer will expire at 12:00 midnight, New York City time, on November 17, 2003, which is at least 20 business days after the commencement of the exchange offer, unless extended.

  The Company:

  •
  We are one of the world's largest designers and manufacturers of exterior accessories for the automotive original equipment manufacturer, or OEM, market and aftermarket. We design and manufacture a wide array of both rack systems and towing systems and related accessories.

  The Issuers:

  •
  Advanced Accessory Systems, LLC, or AAS, and AAS Capital Corporation. AAS Capital Corporation is an indirect wholly-owned subsidiary of AAS with nominal assets and which conducts no business or operations. AAS and AAS Capital Corporation are collectively referred to in this prospectus as the "issuers".

  The Offering:

  •
  Offered securities: the securities offered by this prospectus are senior notes, which are being issued in exchange for senior notes sold by us in our private placement that we consummated on May 23, 2003. The new notes are substantially identical to the original notes and are governed by the same indenture governing the original notes. Original notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

  •
  Expiration of offering: the exchange offer expires at 12:00 midnight, New York City time, on November 17, 2003, which is at least 20 business days after the commencement of the exchange offer, unless extended.

  The New Notes:

  •
  Maturity: June 15, 2011.

  •
  Interest payment dates: semiannually on each June 15 and December 15, beginning on December 15, 2003.

  •
  Redemption: we can redeem the new notes on or after June 15, 2007, except we may redeem up to 35% of the new notes prior to June 15, 2006 with the proceeds of one or more public equity offerings. We are required to redeem the new notes under some circumstances involving changes of control and asset sales.

  •
  Ranking: the new notes will be the senior unsecured obligations of the issuers and will rank pari passu with the existing and future unsecured senior debt of the issuers and senior to all of the issuers' existing and future subordinated debt. The guarantees of the new notes will rank pari passu with existing and future senior debt of CHAAS Acquisitions, LLC, the direct holding company of AAS, which we refer to as our "parent," and its material domestic subsidiaries that will guarantee the new notes. The new notes and the guarantees will be effectively subordinated to any of the issuers' or the guarantors' secured debt, including our obligations under the credit facilities, to the extent of the value of the collateral securing such facilities. As of June 30, 2003, we and the guarantors had $176.8 million of indebtedness, including the new notes and excluding interest accrued thereon, of which $16.7 million was secured. On the same date, we had approximately $31.5 million of availability under our credit facilities.

  •
  Neither an exchange of an original note for a new note nor the filing of a registration statement with respect to the resale of the new notes should be a taxable event to you, and you should not recognize any taxable gain or loss or any interest income as a result of such exchange or such filing.

        See "Risk Factors," beginning on page 13, for a discussion of some factors that should be considered by holders in connection with a decision to tender original notes in the exchange offer.

        These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 16, 2003

INFORMATION ABOUT THE TRANSACTION

        THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. SUCH INFORMATION IS AVAILABLE WITHOUT CHARGE TO THE HOLDERS OF OUR ORIGINAL NOTES BY CONTACTING US AT OUR ADDRESS WHICH IS 12900 HALL ROAD, SUITE 200, STERLING HEIGHTS, MICHIGAN 48213 OR BY CALLING US AT (586) 997-2900. TO OBTAIN TIMELY DELIVERY OF THIS INFORMATION, YOU MUST REQUEST THIS INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE NOVEMBER 17, 2003, WHICH IS AT LEAST 20 BUSINESS DAYS AFTER THE COMMENCEMENT OF THE EXCHANGE OFFER, UNLESS EXTENDED.

i

PROSPECTUS SUMMARY

        The following summary contains basic information about us and this exchange offer. It likely does not contain all the information that is important to you. You should read this entire prospectus carefully, including "Risk Factors" and the financial information included elsewhere. Unless the context otherwise requires, all information in this prospectus which refers to "we," "our," "the Company," or "us" refers to Advanced Accessory Systems, LLC, or AAS, AAS Capital Corporation and the other subsidiaries of CHAAS Acquisitions, LLC, the direct parent of AAS, which we also refer to as "our parent."

Our Company

        We are one of the world's largest designers and manufacturers of exterior accessories for the automotive original equipment manufacturer, or OEM, market and aftermarket. We design and manufacture a wide array of both rack systems and towing systems and related accessories. We are the largest supplier of towing systems in the world and one of the two largest suppliers of rack systems. Our products are designed and engineered to meet vehicle-specific requirements, while improving vehicle functionality and styling. We sell our products to most of the OEMs producing vehicles in North America and Europe and to many of the major aftermarket distributors, installers and retailers. As a Tier 1 supplier to the OEM market, we are generally awarded contracts to supply our products for a given vehicle platform on a sole source basis. For the twelve months ended June 30, 2003, our net sales were $341.7 million.

        We have long-standing relationships with many of our major customers and have served our two largest customers for more than 10 years. Our OEM customers include BMW, DaimlerChrysler, Fiat, Ford, General Motors, Isuzu, Kia, Mitsubishi, Nissan, Opel, SEAT, Skoda, Subaru, Toyota, Volkswagen and Volvo. Our aftermarket customers include Ace Hardware, Advance Auto Parts, Balkamp (NAPA Auto Parts), Brezan, Canadian Tire, Coast Distribution System, Feuvert, Norauto, and U-Haul. Sales to OEM customers represented 66% of our net sales for the twelve months ended June 30, 2003, while the remainder were from sales to customers serving the automotive aftermarket. For the twelve months ended June 30, 2003, 71% of our net sales were derived from our North American operations, while the remainder were from European operations. We are headquartered in Sterling Heights, Michigan and have a total of 28 facilities located in both North America and Europe, of which 23 are manufacturing and engineering facilities.

Competitive Strengths

  •
  Leading global market position;

  •
  Strong customer relationships;

  •
  Design and engineering expertise;

  •
  Comprehensive product line;

  •
  High quality, low cost manufacturing position; and

  •
  Experienced management with a proven track record.

Business Strategy

        Our objective is to strengthen our position as a leading global supplier of automotive exterior accessories, thereby increasing revenue and cash flow. To accomplish our goal, we intend to pursue the following strategies:

  •
  Increase sales to new and existing customers;

  •
  Emphasize new product introductions;

  •
  Increase operating efficiencies; and

  •
  Pursue strategic acquisitions.

        We face certain risks in the implementation of our business strategy. For example, if we fail to increase our sales to new and existing customers and/or lose business from any of our major customers, this could have a material adverse effect on our business, results of operations and financial condition. In addition, we may not be able to generate significant revenues in the future through the offering of new products. Furthermore, the OEM supplier industry is cyclical and, in large part, dependent upon the overall strength of customer demand for various types of motor vehicles and products. A decrease in consumer demand for motor vehicles in general or specific types of vehicles and/or products could adversely impact our ability to implement our strategy. See "Risk Factors—Risks Relating to Our Business" for other potential risks that may impact the successful implementation of our business strategy.

The Transactions

        An affiliate of J.P. Morgan Partners, LLC and certain members of our management formed the Company in September 1995 to make strategic acquisitions of automotive exterior accessory manufacturers and to integrate those acquisitions into a global enterprise that would be a preferred supplier to the automotive industry.

        On April 15, 2003, substantially all of the equity interests of AAS were acquired by Castle Harlan Partners IV, L.P., or CHP IV, a private equity investment fund organized and managed by Castle Harlan Inc., or Castle Harlan, a leading private equity firm, in conjunction with certain members of our management, in order to facilitate the continued growth of the Company. We refer to the foregoing transaction as the "acquisition" in this prospectus. Our parent was formed in April 2003 by CHP IV as an acquisition vehicle to acquire AAS's equity in conjunction with the acquisition. Our objective is to strengthen our position as a leading global supplier of automotive exterior accessories. The new notes were issued to help create a suitable capital structure for us in pursuing this objective. As used in this prospectus, we refer to the "Transactions" collectively as (i) the consummation of the acquisition and the repayment of certain of our then existing indebtedness in connection therewith, (ii) the borrowings under our credit facilities entered into in connection with acquisition and (iii) the issuance of the original notes and the application of the proceeds therefrom. We refer to CHP IV and its affiliates (other than CHAAS Holdings, LLC, or CHAAS Holdings, the direct parent of our parent, and its subsidiaries) in this prospectus as the "Castle Harlan Group."

The following chart illustrates our pre-acquisition organizational structure.

        The following chart shows our current organizational structure. As part of the Transactions we restructured our subsidiaries so that Valley Industries, LLC is now a direct subsidiary of our parent and AAS Capital Corporation is an indirect subsidiary of our parent. Also as part of the Transactions, AAS Holdings, Inc. was dissolved and AAS Acquisitions, LLC became a holding company for certain of our foreign subsidiaries.

See "The Acquisition" for further information concerning the acquisition including information on the closing purchase price and adjustments, the earnout and sources and uses.

        Our principal executive offices are located at Sterling Town Center, 12900 Hall Road, Suite 200, Sterling Heights, Michigan 48313. Our telephone number is (586) 997-2900.

THE EXCHANGE OFFER

Expiration Date	12:00 midnight, New York City time, on November 17, 2003, which is at least 20 business days after the commencement of the exchange offer, unless we extend the exchange offer.
Exchange and Registration Rights
In an A/B exchange registration rights agreement dated May 23, 2003, the holders of the issuers' 10 3/4% senior notes due 2011, series A, which are referred to in this prospectus as the "Original Notes", were granted exchange and registration rights. This exchange offer is intended to satisfy these rights. You have the right to exchange the Original Notes that you hold for the issuers' 10 3/4% senior notes due 2011, series B, which are referred to in this prospectus as the "New Notes", with substantially identical terms. Once the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Original Notes.
Accrued Interest on the New Notes and Original Notes
The New Notes will bear interest from May 23, 2003. Holders of Original Notes which are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on those Original Notes accrued to the date of issuance of the New Notes.
Conditions to the Exchange Offer
The exchange offer is conditioned upon some customary conditions which we may waive. All conditions to which the exchange offer is subject must be satisfied or waived on or before the expiration of the offer.
Procedures for Tendering Original Notes	Each holder of Original Notes wishing to accept the exchange offer must:
• complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; or
• arrange for DTC to transmit required information in accordance with DTC's procedures for transfer to the exchange agent in connection with a book-entry transfer.

You must mail or otherwise deliver this documentation together with the Original Notes to the exchange agent. Original Notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.
Special Procedures for Beneficial Holders
If you beneficially own Original Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Original Notes in the exchange offer, you should contact the registered holder promptly and instruct them to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your Original Notes, either arrange to have your Original Notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures	You must comply with the applicable procedures for tendering if you wish to tender your Original Notes and:
• time will not permit your required documents to reach the exchange agent by the expiration date of the exchange offer; or
• you cannot complete the procedure for book-entry transfer on time; or
• your Original Notes are not immediately available.
Withdrawal Rights	You may withdraw your tender of Original Notes at any time by or prior to 12:00 midnight, New York City time, on the expiration date, unless previously accepted for exchange.
Failure to Exchange Will Affect You Adversely
If you are eligible to participate in the exchange offer and you do not tender your Original Notes, you will not have further exchange or registration rights and you will continue to be restricted from transferring your Original Notes. Accordingly, the liquidity of the Original Notes will be adversely affected.
Federal Tax Considerations
We believe that the exchange of the Original Notes for the New Notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. A holder's holding period for New Notes will include the holding period for Original Notes, and the adjusted tax basis of the New Notes will be the same as the adjusted tax basis of the Original Notes exchanged. See "Material United States Federal Income Tax Consequences."
Exchange Agent	BNY Trust Midwest Company, trustee under the indenture under which the New Notes will be issued, is serving as exchange agent.
Use of Proceeds	We will not receive any proceeds from the exchange offer.

SUMMARY TERMS OF NEW NOTES

        The summary below describes the principal terms of the New Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the New Notes" section of this prospectus contains a more detailed description of the terms and conditions of the New Notes.

Issuers	Advanced Accessory Systems, LLC, or AAS, and AAS Capital Corporation. AAS Capital Corporation is an indirect wholly-owned subsidiary of AAS with nominal assets and which conducts no business or operations. AAS and AAS Capital Corporation are collectively referred to in this prospectus as the "issuers."
Securities Offered	The form and terms of the New Notes will be the same as the form and terms of the Original Notes except that:
• the New Notes will bear a different CUSIP number from the Original Notes;
• the New Notes will have been registered under the Securities Act of 1933, or the Securities Act, and, therefore, will not bear legends restricting their transfer; and
• you will not be entitled to any exchange or registration rights with respect to the New Notes.

The New Notes will evidence the same debt as the Original Notes. They will be entitled to the benefits of the indenture governing the Original Notes and will be treated under the indenture as a single class with the Original Notes.
Maturity	June 15, 2011.
Interest	The New Notes will bear cash interest at the rate of 10 3/4% per annum (calculated using a 360-day year), payable semi-annually in arrears.
Payment frequency—every six months on June 15 and December 15.
First payment—December 15, 2003.
Ranking
The New Notes will be the senior unsecured obligations of the issuers and will rank pari passu with the existing and future unsecured senior debt of the issuers and senior to all of the issuers' existing and future subordinated debt. The guarantees of the New Notes will rank pari passu with existing and future senior debt of CHAAS Acquisitions, LLC, the direct holding company of AAS, which we refer to as our "parent," and its material domestic subsidiaries that will guarantee the New Notes. The New Notes and the guarantees will be effectively subordinated to any of the issuers' or the guarantors' secured debt, including our obligations under the credit facilities, to the extent of the value of the collateral securing such facilities. As of June 30, 2003, we and the guarantors had $176.8 million of indebtedness, excluding interest accrued thereon, of which $16.7 million was secured. On the same date, we had approximately $31.5 million of availability under our credit facilities.

Guarantees
Our parent and each of its material domestic subsidiaries (other than the issuers) will jointly and severally guarantee the New Notes with unconditional guarantees. If our parent creates or acquires a new domestic subsidiary, it will, under specified circumstances, guarantee the New Notes. The guarantees will be unsecured senior obligations of such entities and will rank senior to all of such entities' existing and future subordinated debt and will be effectively subordinated to any secured debt of such entities. Our parent's foreign subsidiaries will not guarantee the New Notes. See "Description of the New Notes—Guarantees."
Optional Redemption
Except as described below, the issuers cannot redeem the New Notes until June 15, 2007. Thereafter, the issuers may redeem some or all of the New Notes, at their option, at the redemption prices listed in the "Description of the New Notes" section under the heading "Optional Redemption," plus accrued and unpaid interest, if any, to the date of redemption.
Optional Redemption After Public Equity Offerings
At any time (which may be more than once) before June 15, 2006, the issuers can choose to redeem up to 35% of the outstanding New Notes with money that they or our parent or any holding company of our parent raise in one or more public equity offerings, as long as:
• the issuers pay 110.750% of the face amount of the New Notes, plus interest;
• the issuers redeem the New Notes within 90 days of completing the public equity offering; and
• at least 65% of the aggregate principal amount of New Notes issued remains outstanding afterwards.
Change of Control Offer
If a change in control occurs, unless the issuers have exercised their right to redeem all of the New Notes as described above, they must give holders of the New Notes the opportunity to sell to the issuers their New Notes at 101% of their face amount, plus accrued and unpaid interest to the date of repurchase.
The issuers might not be able to pay you the required price for the New Notes you present to them at the time of a change of control, because:
• the issuers might not have enough funds at that time; or
• the terms of our other senior debt may prevent them from paying.
See "Risk Factors—Risks Related to The New Notes—The issuers may be unable to purchase the New Notes upon a change of control."
Asset Sale Proceeds
Under the indenture, if the issuers, our parent or our parent's other material domestic subsidiaries engage in asset sales, the issuers generally must either invest the net cash proceeds from such sales in our business within a period of time, permanently repay the debt under our credit facilities or make an offer to purchase a principal amount of the New Notes equal to the excess net cash proceeds. The purchase price of the New Notes will be 100% of their principal amount, plus accrued interest. See "Description of the New Notes—Material Covenants—Limitation on Asset Sales."

Certain Indenture Provisions
The indenture governing the New Notes will contain covenants that, among other things, limit the issuers' and our parent's ability, and the ability of our parent's other material domestic subsidiaries, to:
	•	incur additional debt or guarantee obligations;
	•	grant liens on assets;
	•	make restricted payments (including paying dividends on, redeeming, repurchasing or retiring our capital stock);
	•	make investments or acquisitions;
	•	sell assets;
	•	enter into transactions with affiliates; and
	•	merge or consolidate with another company or transfer substantially all of our assets.
These covenants are subject to a number of important limitations and exceptions as described under "Description of the New Notes."
Exchange Offer; Registration Rights
You have the right to exchange the Original Notes for New Notes with substantially identical terms. This exchange offer is intended to satisfy that right. The New Notes will not provide you with any further exchange or registration rights.
Resales Without Further Registration
We believe that the New Notes issued in the exchange offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:
	•	you are acquiring the New Notes issued in the exchange offer in the ordinary course of your business;
•
you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution of the New Notes issued to you in the exchange offer; and
	•	you are not our "affiliate," as defined under Rule 405 of the Securities Act.

Each of the participating broker-dealers that receives New Notes for its own account in exchange for Original Notes that were acquired by it as a result of market-making or other activities must acknowledge that it will deliver a prospectus in connection with the resale of the New Notes. We do not intend to list the New Notes on any securities exchange.

Summary Consolidated Historical and Unaudited Pro Forma Financial Data

        Our financial statements for the periods subsequent to April 14, 2003 are referred to as the financial statements of the "Company." All financial statements prior to that date are referred to as the financial statements of the "Predecessor."

        The following table sets forth summary consolidated historical financial data of our Predecessor for 2000, 2001 and 2002, the unaudited six month period ended June 30, 2002 and the unaudited period from January 1, 2003 through April 14, 2003, and of the Company for the period from April 15, 2003 through June 30, 2003. The table also includes unaudited pro forma financial data of the Company for the year ended December 31, 2002 and for the six month period ended June 30, 2003. The table should be read in conjunction with our financial statements, the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the "Unaudited Pro Forma Financial Statements" and notes thereto included elsewhere in this prospectus.

        The summary consolidated historical financial data for our Predecessor at December 31, 2002 and 2001, and the results of operations and cash flows for each of the three years in the period ended December 31, 2002, have been derived from the consolidated historical financial statements included elsewhere in this prospectus. The summary consolidated historical financial data for the six month period ended June 30, 2002 have been derived from the consolidated unaudited historical financial statements which, in the opinion of management, include all adjustments, including usual recurring adjustments, necessary for the fair presentation of that information for such periods. The financial data presented for the interim periods are not necessarily indicative of the results for the full year.

        The summary unaudited pro forma financial data for the year ended December 31, 2002 and the six month period ended June 30, 2003 has been derived from the pro forma consolidated financial data included elsewhere in this prospectus. See "Unaudited Pro Forma Financial Statements." The summary pro forma condensed consolidated statement of income (unaudited) data presented herein gives pro forma effect to the Transactions as if they occurred at January 1, 2002.

        Our parent was formed in April 2003 by CHP IV as an acquisition vehicle to acquire our assets on April 15, 2004, and has no independent operations. Our financial statements for the periods subsequent to April 14, 2003 reflect our parent on a consolidated basis subsequent to the acquisition. All financial statements prior to that date reflect AAS on a consolidated basis prior to the acquisition.

        The unaudited pro forma financial data is not necessarily indicative of what our results of operations or financial position would have been had the Transactions taken place on the dates indicated and are not intended to project our results of operations or financial position for any future period or date.

						Company
	Predecessor					Historical	Pro Forma
					Period from January 1, 2003 through April 14, 2003	Period from April 15, 2003 through June 30, 2003
	Year ended December 31,
				Six months ended June 30, 2002			Year ended December 31, 2002	Six months ended June 30, 2003
	2000	2001	2002
	(Dollars in thousands)					(Dollars in thousands)
Statement of Operations Data:
Net sales	$318,817	$314,035	$329,782	$174,191	$101,854	$84,230	$329,782	$186,084
Cost of sales	239,090	239,583	250,516	129,861	76,508	63,075	250,516	139,583

Gross profit	79,727	74,452	79,266	44,330	25,346	21,155	79,266	46,501
Selling, administrative and product development expense	45,527	44,769	48,103	22,541	14,908	9,389	51,088	25,043
Stock option compensation	—	—	—	—	10,125	—	—	—
Transaction expenses	—	—	1,206	—	3,784	—	—	—
Amortization of intangible assets	3,297	3,312	122	13	11	—	122	11

Operating income (loss)	30,903	26,371	29,835	21,776	(3,482)	11,766	28,056	21,447
Other expenses	23,388	23,375	7,998	1,059	1,616	9,418	20,466	9,310

Income (loss) before income taxes and cumulative effect of accounting change	7,515	2,996	21,837	20,717	(5,098)	2,348	7,590	12,137

Income (loss) before cumulative effect of accounting change	7,793	2,394	17,585	17,782	(6,698)	459	3,325	7,826
Cumulative effect of accounting change for goodwill impairment	—	—	(29,207)	(29,207)	—	—	—	—

Net income (loss)	$7,793	$2,394	$(11,622)	$(11,425)	$(6,698)	$459	$3,325	$7,826

Selected Balance Sheet Data (at end of period):
Cash and cash equivalents	$3,315	$2,139	$2,653	$2,422	6,830	$4,814
Total assets	242,497	228,290	224,290	223,644	241,022	373,997
Total debt, including current maturities	175,635	156,649	154,947	156,440	160,677	196,469
Members' equity (deficit)	5,896	8,324	(6,388)	(5,460)	(13,632)	100,448
Other Financial Data:
Depreciation	$10,346	$10,569	$11,299	$5,416	3,339	$2,727	$11,299	$6,511
Capital expenditures	10,445	7,580	15,354	5,673	2,512	2,061	15,534	4,573
Cash flow from operations (1)	21,416	27,651	21,004	7,456	2,898	(3,460)	15,762	734
Cash flow from investing activities (1)	(13,249)	(7,580)	(15,354)	(5,673)	(2,512)	(110,428)	(15,534)	(4,573)
Cash flow from financing activities (1)	(14,982)	(20,389)	(5,526)	(2,333)	4,087	111,005	(2,512)	6,460
EBITDA (2)	39,160	35,304	50,321	34,003	3,369	8,599	40,113	27,856
Pro forma cash interest expense (3)							18,819
Ratio of pro forma EBITDA to pro forma cash interest expense							2.13x

(1)
Pro forma cash flow reflects the cash flows for the twelve month period ended December 31, 2002 and the six month period ended June 30, 2003 adjusted for the change in cash received via the Transactions and the change in interest expense, net of tax, also related to the Transactions.

(2)
EBITDA is defined as operating income plus depreciation and amortization. Historical EBITDA had been computed including foreign exchange gains or losses. Pro forma EBITDA does not include foreign exchange gains or losses since such gains or losses were related to U.S. dollar denominated indebtedness of Brink International B.V. ("Brink") for our then existing capital structure that was not carried over under our new capital structure. Our management uses EBITDA as a measure of liquidity and we are including it because we believe that it provides our investors and industry analysts additional information to evaluate our ability to meet our debt service obligations. Moreover, our senior credit agreement requires us to use EBITDA in calculating our leverage and fixed charge coverage ratios. EBITDA is not a recognized term under generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income or cash flow from operating activites determined in accordance with GAAP. Because EBITDA, as determined by us, excludes some, but not all, items that affect net income, it may not be comparable to EBITDA or similarly titled measures used by other companies. The following table sets forth (i) our calculation of EBITDA and (ii) a reconciliation of EBITDA, as so calculated, to our cash flow provided by operating activites.

						Company
						Historical	Pro Forma
	Predecessor
						Period from April 15, 2003 through June 30, 2003
	Year ended December 31,				Period from January 1, 2003 through April 14, 2003
				Six months ended June 30, 2002			Year ended December 31, 2002	Six months ended June 30, 2003
	2000	2001	2002
	(Dollars in thousands)					(Dollars in thousands)
EBITDA	$39,160	$35,304	$50,321	$34,003	$3,369	$8,599	$40,113	$27,856
Add (subtract):
Benefit (provision) for income taxes	278	(602)	(4,252)	(2,935)	(1,600)	(1,889)	(4,265)	(4,311)
Interest expense, net	(17,325)	(17,006)	(15,000)	(7,857)	(4,772)	(3,524)	(18,450)	(9,299)
Loss resulting from debt extinguishment	—	—	—	—	—	5,939	—	—
Stock option compensation	—	—	—	—	10,125	—	—	—
Other adjustments	20	(2)	(65)	555	68	15	(65)	138
Foreign currency gains (losses)	5,159	4,965	(8,190)	(6,565)	(3,061)	(2)	239	179
Deferred income tax provision	(908)	(161)	1,298	2,390	(87)	(1,237)	1,298	(1,324)
Changes in working capital and other assets and liabilities	(4,968)	5,153	(3,108)	(12,135)	(1,144)	(11,361)	(3,108)	(12,505)

Net cash provided by operating activities	$21,416	$27,651	$21,004	$7,456	$2,898	$(3,460)	$15,762	$734

(3)
Does not include any amortization of debt issuance costs.

RISK FACTORS

        In addition to the other information set forth in this prospectus, you should carefully consider the following factors before tendering the Original Notes in exchange for the New Notes. The following risks could materially harm our business, financial condition or future results. If that occurs, the value of the New Notes could decline, and you could lose all or part of your investment.

Risks Relating to Our Indebtedness

  Our substantial debt could adversely affect our financial health and prevent the issuers from making payments on the New Notes.

        We have a substantial amount of debt. As of June 30, 2003, we had approximately $196.5 million of debt, excluding interest accrued thereon, and $31.5 million of additional borrowing availability under our credit facilities, subject to compliance with our financial and other covenants and the terms set forth therein.

        Our substantial debt could have important consequences to you. For example, it could:

  •
  make it more difficult for the issuers to satisfy their obligations with respect to the New Notes;

  •
  make us vulnerable to general adverse economic and industry conditions;

  •
  limit our ability to obtain additional financing for future working capital, capital expenditures, product development efforts, strategic acquisitions and other general corporate requirements;

  •
  expose us to interest rate fluctuations because the interest on the debt under our credit facilities is at variable rates;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for operations and other purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

  •
  place us at a competitive disadvantage compared to our competitors that may have proportionately less debt.

  Our debt service will require a significant amount of cash.

        To service our debt, we require a significant amount of cash. Our ability to generate cash, make scheduled payments or to refinance our obligations depends on our successful financial and operating performance. We cannot assure you that our operating performance, cash flow and capital resources will be sufficient for payment of our debt in the future, a substantial portion of which will mature prior to the New Notes. Our financial and operating performance, cash flow and capital resources performance depend upon prevailing economic conditions, and certain financial, business and other factors, many of which are beyond our control. These factors include, among others:

  •
  economic and competitive conditions affecting the market for our products and the automotive accessories and automotive markets generally;

  •
  operating difficulties, increased operating costs or pricing pressures we may experience;

  •
  increased raw material costs; and

  •
  delays in implementing any strategic projects.

        If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capacity expansion and capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. In the event that we are required to dispose of material assets or operations or restructure our debt to meet our debt service and other obligations, we cannot assure you as to the terms of any such transaction or how soon any such transaction could be completed, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

  We may incur additional debt.

        We may incur substantial additional indebtedness in the future. The terms of the indenture permit us to incur a substantial amount of additional debt and our credit facilities permit additional borrowings under certain circumstances. As of June 30, 2003, we had approximately $31.5 million of additional borrowing availability under our credit facilities, subject to compliance with our financial and other covenants and the terms set forth therein. Our incurrence of additional indebtedness would increase the risks described above.

        The indenture and our credit facilities and our subordinated promissory notes contain various restrictive covenants that limit our management's discretion in operating our business. In particular, these agreements will limit our ability to, among other things:

  •
  incur additional debt or guarantee obligations;

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  grant liens on assets;

  •
  make restricted payments (including paying dividends on, redeeming, repurchasing or retiring our equity);

  •
  make investments or acquisitions;

  •
  sell assets;

  •
  engage in transactions with affiliates; and

  •
  merge, consolidate or transfer substantially all of our assets.

        In addition, our credit facilities also require us to maintain certain financial ratios and limits our ability to make capital expenditures.

        If we fail to comply with the restrictions of the indenture, our credit facilities, our subordinated promissory notes or any other subsequent financing agreements, a default may allow the creditors, if the agreements so provide, to accelerate the related debt under certain circumstances as well as any other debt to which a cross-acceleration or cross-default provision applies. In addition, the lenders may be able to terminate any commitments they had made to supply us with further funds.

Risks Relating to the New Notes

  The New Notes are unsecured and effectively subordinated to our secured indebtedness.

        The New Notes will not be secured. Our credit facilities are secured by substantially all of our domestic assets and certain foreign assets. If we become insolvent or are liquidated, or if payment under the credit facilities or any of our other existing or future secured debt obligations is accelerated, our lenders would be entitled to exercise the remedies available to a secured lender under applicable law and will have a claim on those assets before the holders of the New Notes. As a result, the New Notes are effectively subordinated to our secured indebtedness to the extent of the value of the assets securing that indebtedness and the holders of the New Notes may recover ratably less than the lenders of our secured debt in the event of our bankruptcy or liquidation. As of June 30, 2003, the issuers and the guarantors had $16.7 million of senior secured indebtedness outstanding, and approximately $31.5 million of additional borrowing availability under our credit facilities, subject to compliance with our financial and other covenants and the terms set forth therein. In addition, subject to the terms of the indenture, we will be permitted to borrow substantial additional indebtedness, including secured debt, in the future. Accordingly, there can be no assurance that there will be sufficient assets remaining after satisfying our obligations under our senior secured debt for the issuers to pay amounts due on the New Notes.

  Not all of our parent's subsidiaries will guarantee the New Notes, and your right to receive payments on the New Notes could be adversely affected if any non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.

        Not all of our parent's subsidiaries will guarantee the New Notes. Although our parent and all of its material domestic subsidiaries (other than the issuers) will guarantee the New Notes, none of our parent's foreign subsidiaries will guarantee the New Notes. In the event that any of the non-guarantor subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of their indebtedness and their trade creditors will generally be entitled to payment on their claims from the assets of those subsidiaries before any of those assets are made available to us. Consequently, your claims in respect of the New Notes will be effectively subordinated to all of the existing and future liabilities of the non-guarantor subsidiaries. Net sales from international operations (including Canada) for the twelve months ended June 30, 2003 were $114.7 million, or 33.6% of our net sales. As of June 30, 2003, assets associated with these operations were 42.6% of total assets. As of June 30, 2003, the non-guarantor subsidiaries had approximately $19.7 million of debt outstanding.

  The guarantees may not be enforceable because of fraudulent conveyance laws.

        The incurrence of the guarantees by the guarantors (including any future guarantees) may be subject to review under U.S. federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of the guarantors' unpaid creditors. Under these laws, if in such a case or lawsuit a court were to find that, at the time such guarantor incurred a guarantee of the New Notes, such guarantor:

  •
  incurred the guarantee of the New Notes with the intent of hindering, delaying or defrauding current or future creditors;

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  received less than reasonably equivalent value or fair consideration for incurring the guarantee obligations of the New Notes and such guarantor:

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  was insolvent or was rendered insolvent;

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  was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes);

then such court could avoid the guarantee of such guarantor or subordinate the amounts owing under such guarantee to such guarantor's presently existing or future debt or take other actions detrimental to you.

        It may be asserted that the guarantors incurred all or a portion of their guarantees for our benefit and they incurred the obligations under the guarantees for less than reasonably equivalent value or fair consideration.

        The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee, any of the following occurred:

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  the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation;

  •
  the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; or

  •
  it could not pay its debts as they became due.

        If a guarantee is avoided as a fraudulent conveyance or found to be unenforceable for any reason, you will not have a claim against that obligor and will only be a creditor of our company or any guarantor whose obligation was not set aside or found to be unenforceable.

        We believe that each guarantor will receive, directly and indirectly, reasonably equivalent value for the incurrence of its respective guarantee. In addition, on the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its respective guarantee will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

  AAS is a holding company with virtually no independent operations. Its ability to repay the New Notes depends upon the performance of its subsidiaries and their ability to make distributions to AAS.

        AAS is an issuer of the New Notes. Substantially all of AAS' consolidated operations will be conducted by AAS' subsidiaries and, therefore, its ability to pay its debt, including its obligations under the New Notes, will be dependent upon cash dividends and distributions or other transfers from its subsidiaries. AAS' subsidiaries' ability to make any payments to AAS will depend on their indebtedness, business and tax considerations, legal and regulatory restrictions and economic conditions.

  AAS Capital Corporation has nominal assets from which to make payments on the New Notes; our parent is a holding company with virtually no independent operations and depends upon the performance of its subsidiaries and their ability to make distributions to it.

        AAS Capital Corporation is also an issuer of the New Notes. AAS Capital Corporation is a wholly-owned subsidiary of AAS with no operations and nominal assets from which to make payments on the New Notes. In addition, our parent is a holding company, which was formed in connection with the acquisition, whose sole source of operating income and cash flow is derived from direct and indirect wholly-owned subsidiaries. Our parent is therefore dependent upon dividends and distributions of earnings from its subsidiaries to perform its obligations under its guarantee.

  Our controlling equity holders may take actions that conflict with your interests.

        Substantially all of the voting power of our equity is held by affiliates of Castle Harlan. Accordingly, they control the power to elect our directors and managers, to appoint new management and to approve all actions requiring the approval of the holders of our equity, including adopting amendments to our constituent documents and approving mergers, acquisitions or sales of all or substantially all of our assets. The directors and managers have the authority, subject to the terms of our debt, to issue additional indebtedness or equity, implement equity repurchase programs, declare dividends and make other such decisions about our equity.

        In addition, the interests of our controlling equity holders could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our controlling equity holders might conflict with your interests as a holder of the New Notes. Our controlling equity holders also may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you, as holders of the New Notes.

  The issuers may be unable to purchase the New Notes upon a change of control.

        Upon the occurrence of specified "change of control" events, the issuers will be required to offer to purchase each holder's New Notes at a price of 101% of their principal amount plus accrued and unpaid interest, unless all New Notes have been previously called for redemption. The issuers may not have sufficient financial resources to purchase all of the New Notes that holders tender to them upon a change of control offer. The occurrence of a change of control also could constitute an event of default under our credit facilities, the subordinated promissory notes and/or any of our future credit agreements. Our bank lenders may also have the right to prohibit any such purchase or redemption, in which event the issuers would be in default on the New Notes. See "Description of the New Notes—Change of Control."

  An active trading market may not develop for the New Notes.

        The New Notes will be a new class of securities for which there currently is no established market, and we cannot be sure if an active or liquid trading market will develop for these notes. The issuers do not intend to apply for listing of the New Notes on any securities exchange or on any automated dealer quotation system. The initial purchasers of the Original Notes are not obligated to make a market in the New Notes and any market making may be discontinued at any time without notice. If a market for the New Notes were to develop, the New Notes could trade at prices that may be higher or lower than reflected by their initial offering price, depending on many factors, including among other things:

  •
  changes in the overall market for high yield debt securities;

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  changes in our financial performance or prospects;

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  the prospects for companies in our industry generally;

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  the number of holders of the New Notes;

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  the interest of securities dealers in making a market for the New Notes; and

  •
  prevailing interest rates.

In addition, the market for non-investment grade debt has been historically subject to disruptions that have caused substantial volatility in the prices of securities similar to the New Notes. The market for the New Notes, if any, may be subject to similar disruptions. Any such disruption could adversely affect the value of your notes.

Risks Relating to Our Business

  Demand for automotive accessories is dependent on the North American and the European automotive industries and economies.

        Our financial performance depends on conditions in the global automotive industry, and, generally, on the North American and European economies. Demand in the automotive industry fluctuates significantly in response to overall economic conditions and is particularly sensitive to changes in interest rate levels, consumer confidence and fuel costs. Any sustained weakness in demand or continued downturn in the economy generally would have a material adverse effect on our business, results of operations and financial condition.

        Our sales are also impacted by retail inventory levels and our OEM customers' production schedules. We cannot predict when the OEMs will decide to either build or reduce inventory levels or whether new inventory levels will approximate historical levels. This may result in significant quarter-to-quarter variability in our performance. Uncertainty regarding inventory levels has been exacerbated by favorable consumer financing programs initiated by our OEM customers which may accelerate sales that otherwise would occur in future periods. In addition, we have historically experienced sales declines during the OEMs' scheduled shut-downs or shut-downs resulting from unforeseen events. Continued uncertainty and other unexpected fluctuations may have a material adverse effect on business, results of operations and financial condition.

        The OEM supplier industry is also cyclical and, in large part, dependent upon the overall strength of consumer demand for various types of motor vehicles. A decrease in consumer demand for motor vehicles in general or specific types of vehicles could have a material adverse effect on our business, results of operations and financial condition.

  Our customer base is concentrated and the loss of business from a major customer or the discontinuation of particular vehicle models could reduce our sales and harm our profitability.

        DaimlerChrysler and General Motors, our two largest customers, accounted for 20% and 23%, respectively, of our aggregate net sales for the twelve months ended June 30, 2003. In addition, for the twelve months ended June 30, 2003, our ten largest customers including DaimlerChrysler and General Motors, accounted for 59% of our aggregate net sales. The loss of either or both of DaimlerChrysler and General Motors as a customer or the loss of significant business from either of these customers would have a material adverse effect on our business, results of operations and financial condition. In addition, the loss of significant business from other OEM customers could have a material adverse effect on our business, results of operations and financial condition. Most of our OEM sales are made pursuant to purchase orders. These purchase orders generally provide for supplying the customer's requirements for a particular model or model year rather than for the purchase of a minimum or a specific quantity of products and are terminable at will by the customers. In addition, we have contracts with certain large OEM customers which require us to make annual price reductions. Future price accommodations to these customers or any of our other large customers could have a material adverse effect on our business, results of operations and financial condition.

  Our industry is highly competitive.

        Although we are one of the world's largest suppliers of rack and towing systems and accessories, we have a large number of competitors, some of which are larger than us and have substantially greater resources than we do. See "Business—Competition." Our business may be adversely affected by increased competition, including pricing competition, in the markets in which we currently operate.

  We are subject to certain risks associated with our foreign operations.

        We manufacture and/or sell our products in Europe, Canada and Mexico, in addition to the United States. For the twelve months ended June 30, 2003, 33.6% of our net sales were derived from operations conducted outside the United States, mostly from Europe. These sales are principally in euros. Foreign operations are subject to certain risks that can materially affect our sales, profits, cash flows and financial position. These risks include, but are not limited to:

  •
  currency exchange rate fluctuations;

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  tax rates in certain foreign countries potentially exceeding those in the United States and foreign earnings potentially being subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

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  general economic and political conditions in countries where we operate and/or sell our products, including inflation;

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  the difficulties associated with managing a large organization spread throughout various countries; and

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  required compliance with a variety of foreign laws and regulations.

        In particular, currency exchange rate fluctuations have in the past impacted our revenues, gross margins and debt servicing requirements. As of June 30, 2003, we had approximately $19.7 million of debt denominated in currencies other than the U.S. dollar. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk."

  Some of our employees are unionized.

        As is common in many European jurisdictions, substantially all of our approximately 850 employees in Europe are covered by country-wide collective bargaining agreements. Approximately 170 of our employees in the United States at the Port Huron, Michigan facility are represented by the Teamsters Union. Collective bargaining agreements with the Teamsters Union affecting these employees expire in April 2004. While we believe that our relations with our employees are satisfactory, a significant dispute with our employees could have a material adverse effect on our business, results of operations and financial condition.

  Labor disputes at our customers and other suppliers of our customers could adversely affect us.

        Many of our OEM and other Tier 1 supplier customers, and other suppliers to our customers, are unionized, and work stoppages, slowdowns or other labor disputes experienced by, and the labor relations policies of, OEMs and other Tier 1 suppliers could adversely affect demand for our products in the short-term, which could adversely affect our business, results of operations and financial condition.

  We may incur material product liability and product recall costs.

        We face an inherent business risk of exposure to product liability claims in the event that the failure of our products to perform to specifications results, or is alleged to result, in property damage, bodily injury and/or death. We cannot assure you that we will not experience any material product liability losses in the future or that we will not incur significant costs to defend these claims. To date, we have not experienced any material losses relating to product liability claims.

        In addition, if any products we design are or are alleged to be defective, we may be required to participate in government-imposed or OEM-instituted recalls involving our products, which would result in additional costs to us, which could be material. We also may incur costs relating to product recalls arising out of car design issues, rather than issues relating to the design of our products or their quality or performance. Our subsidiary Brink and three of our OEM customers are in the process of voluntarily recalling approximately 41,000 towing assemblies produced between 1999 to 2001. The recall is expected to result in an expense to Brink of up to $4.0 million. The sellers in the acquisition have agreed to indemnify us for 100% of the losses we incur in connection with the recall. The recall is not expected to have a material adverse effect on our business, financial condition or results of operation, or on our relationship with these OEM customers. In addition to the foregoing, there have been two additional recalls of our products since our formation in 1995, neither of which had a material adverse effect on our business, results of operations or financial condition.

  If we are unable to obtain our raw materials at favorable prices, it could adversely impact our financial condition.

        Numerous raw materials are used in the manufacture of our products. Steel, which is purchased in sheets, rolls, bars or tubes, and resin accounted for the most significant components of our raw material costs in 2002. The domestic steel industry has experienced substantial financial instability due to numerous factors, including energy costs and the effect of foreign competition. We also purchase significant amounts of aluminum and plastics. See "Business—Raw Materials." While we have various suppliers globally and have not had difficulties in procuring raw materials, prices of these materials continually fluctuate. In addition, we may be unable to pass on the increased costs of raw materials to our customers. Our inability to pass on increased raw material costs to our customers could adversely affect our business, results of operations and financial condition.

  We may make acquisitions, which present additional risks.

        Part of our growth strategy includes pursuing acquisitions. We cannot assure you that we will be able to consummate acquisitions in the future on terms acceptable to us, if at all. In addition, we cannot assure you that the integration of any future acquisitions will be successful or that the anticipated strategic benefits of any future acquisitions will be realized. Acquisitions may involve a number of special risks, including, but not limited to:

  •
  adverse short-term effects on our reported operating results;

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  diversion of management's attention;

  •
  difficulties assimilating and integrating the operations of the acquired company with our own; and

  •
  unanticipated liabilities or contingencies relating to the acquired company.

  We depend on the service of key individuals, the loss of which could materially harm our business.

        Our success will depend, in part, on the efforts of our executive officers and other key employees. Although we do not anticipate that we will have to replace any of our key employees in the near future, the loss of the services of any of our key employees could have a material adverse effect on us until a suitable replacement can be found.

  Environmental laws and regulations may impose risks and costs on us.

        Our operations, both in the United States and throughout Europe, are subject to certain federal, state, local and foreign laws, ordinances and regulations governing the protection of the environment, including, but not limited to, those regulating discharges into the air and water, the use, handling and contracting for the disposal of hazardous or toxic substances, the management of wastes, the cleanup of contamination and the control of noise and odors. We could be subject to potentially significant fines or penalties if we fail to comply with these environmental regulatory requirements. Under certain environmental laws, a current or previous owner or operator of real property, and parties that generate or transport hazardous substances that are disposed of at real property, may be held liable for the cost to investigate or clean up such substances on or under the property and for related damages to natural resources. We may be subject to liability, including liability for cleanup costs, resulting from historical or ongoing operations if contamination is discovered at one of our facilities or at a landfill or other location where we have disposed of, or arranged for the disposal of, wastes. We believe that we are in substantial compliance with all environmental laws, although we cannot assure you of this. We have made and will continue to make expenditures to comply with current and future environmental requirements. Increasingly stringent environmental requirements or more aggressive enforcement actions or discovery of unknown conditions may cause our expenditures for environmental compliance to increase and we may incur material costs associated with environmental compliance in the future. See "Business—Environmental Regulation."

MARKET SHARE, RANKING AND OTHER DATA

        In this prospectus, we refer to information regarding market data obtained from internal sources, market research, publicly available information and industry publications. Although we believe the information is reliable, we cannot guarantee the accuracy or completeness of the information and have not independently verified it. Unless otherwise noted, market share, ranking and other data are based on internal management estimates for 2002 and are approximations.

FORWARD-LOOKING STATEMENTS

        This prospectus includes "forward-looking statements." The safe harbor provisions of Section 27A of the Securities Act do not apply to "forward-looking statements" made in connection with "tender offers." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words "believe," "anticipate," "expect," "estimate," "intend," "project," "will be," "will likely continue," "will likely result," or words or phrases of similar meaning including, among other things, statements concerning:

  •
  demand for our products;

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  industry trends, including demand for types of vehicles using our products;

  •
  new product and customer initiatives;

  •
  manufacturing and related cost-saving initiatives;

  •
  our liquidity or capital resources; and

  •
  our acquisition strategy.

        Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, including exchange rate fluctuations, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include those discussed under the heading "Risk Factors." We operate in a changing environment in which new risks can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause our business, strategy or actual results to differ materially from those contained in forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on forward-looking statements.

TRADEMARKS AND TRADE NAMES

        We own or have the rights to various trademarks and trade names used in this prospectus including Barrecrafters®, Brink®, Dycrest Automotive®, Nomadic Sport® and Valley®. This prospectus also includes trade names and trademarks of other companies. Our use or display of other parties' trade names, trademarks or products is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, the trade name or trademark owners.

THE ACQUISITION

        On April 15, 2003, substantially all of the equity interests of AAS were acquired by CHP IV, a private equity investment fund organized and managed by Castle Harlan, a leading private equity firm.

Closing Purchase Price and Adjustments

        The consideration paid at or shortly after the closing of the acquisition consisted of approximately $260 million, approximately $168 million of which was used to repay, assume or defease certain of our indebtedness at the time of the acquisition and approximately $92 million (inclusive of the subordinated promissory notes discussed below) of which was used for the closing purchase price of the equity interests of AAS. The cash purchase price payable to the sellers is subject to an adjustment based on working capital at the acquisition closing date, as determined by an audit currently being conducted of our balance sheet, adjusted for certain agreed upon items, to the extent that working capital was more or less than $55.0 million. In July 2003, CHAAS Holdings delivered to the sellers a statement indicating that our adjusted working capital, derived from the audit of specified items of our balance sheet, was $58.655 million at closing of the acquisition. Subject to the right of the sellers to object to this determination, we will be obligated to make a payment of $3.655 million to the sellers, plus 6% interest per annum from the closing date of the acquisition.

        At the closing, subordinated promissory notes in an aggregate principal amount of $10.0 million were issued to the sellers by Valley Industries, LLC, or Valley, and SportRack LLC, or SportRack, two subsidiaries of CHAAS Holdings and guarantors of the notes. The subordinated promissory notes are guaranteed on a subordinated basis by our parent and all of its domestic subsidiaries. The interest rate on the subordinated promissory notes is 12% per annum until maturity. Accrued interest is not payable in cash but capitalized and added to principal. The maturity date on the subordinated promissory notes will be no earlier than 91 days subsequent to the maturity date of the New Notes, subject to certain exceptions. See "Description of Material Indebtedness" for additional information concerning the subordinated promissory notes.

Earnout

        CHAAS Holdings also agreed to pay the sellers additional consideration of up to a maximum of $10.0 million in the aggregate to the extent that the Castle Harlan Group achieves an assumed annualized internal rate of return of 30% on its total equity investment in CHAAS Holdings and its subsidiaries as calculated as of the end of each of the 2003, 2004 and 2005 calendar years. The Castle Harlan Group's internal rate of return is determined at the end of each calendar year by calculating the proceeds the Castle Harlan Group would receive in a hypothetical sale of CHAAS Holdings, based upon a value equal to 5.65 times the consolidated EBITDA of CHAAS Holdings and its subsidiaries, adjusted for certain non-recurring items, as of the calendar year then ended and after making appropriate adjustments for cash and indebtedness of CHAAS Holdings and its subsidiaries and other specified items described in the securities purchase agreement relating to the acquisition.

        If there is a change in control (as defined in the securities purchase agreement) prior to March 31, 2006, the full amount of the additional consideration that was not previously earned by the sellers would be accelerated, subject to the Castle Harlan Group achieving a 30% annualized internal rate of return on its total equity investment in our parent and its subsidiaries based on the proceeds the Castle Harlan Group actually receives in the change in control.

        In the event the Castle Harlan Group receives proceeds from certain sales of equity interests in or assets of CHAAS Holdings or from certain sales of our assets or equity interests that do not otherwise constitute a change in control, CHAAS Holdings has agreed to accelerate payment to the sellers of a percentage of any unearned portion of the additional consideration equal to the percentage of the value of the interests sold or redeemed by the Castle Harlan Group in each such transaction, subject in all cases to the Castle Harlan Group having achieved an assumed 30% annualized internal rate of return on its total equity investment in CHAAS Holdings and its subsidiaries at the time of each transaction. We will have no obligation to pay any portion of the annual additional consideration that has not been earned by the sellers on or before March 31, 2006, except as to any consideration that would have been earned but was deferred because of a holdback, escrow, earnout or other similar arrangements in connection with a change in control.

        To the extent the payment of any portion of any additional consideration earned by the sellers would constitute, upon payment, or within the following fiscal quarter, an event of default under the terms governing our indebtedness, including the New Notes, then that portion will be paid in the form of subordinated promissory notes, referred to as "contingent payment notes," that will be substantially in the form of the subordinated promissory notes issued to the sellers at the closing of the acquisition and that will be subordinated on the same basis as the subordinated promissory notes are subordinated to our senior indebtedness, including the New Notes. CHAAS Holdings has agreed to cause the issuers of the contingent payment notes to pay the maximum amount of principal and interest owing under any contingent payment note at the end of each fiscal year to the extent any such payment would not cause or result in an event of default under our senior indebtedness.

Rollover of Equity; Management Equity Investment

        In connection with the acquisition, options to purchase equity interests of AAS previously held by certain of our executive officers were cancelled and CHAAS Holdings issued new options to acquire approximately 1.5% of its common and preferred equity interests to those officers. Certain of our executive officers also acquired common equity interests in CHAAS Holdings at the closing of the acquisition. In addition, in connection with the acquisition, we entered into new employment agreements with certain members of our executive management team. See "Management," "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions" for additional information concerning the equity ownership of CHAAS Holdings and relationships with management. CHAAS Holdings has agreed to cause one or more of its subsidiaries to satisfy any payment obligations under these employment agreements, vesting unit repurchase agreements and rollover securities purchase agreements to the extent that it does not have sufficient funds to do so.

Securities Purchase Agreement

        The securities purchase agreement contains customary representations and warranties, covenants and indemnities by and for the benefit of CHAAS Holdings and the sellers. CHAAS Holdings has agreed to cause one or more of its subsidiaries to satisfy any payment obligations under the securities purchase agreement to the extent that it does not have sufficient funds to do so. The sellers' indemnification obligations, which are several and not joint, for breaches of representations and warranties generally survive until June 30, 2004, except for representations and warranties relating to certain tax and environmental matters which generally survive until April 15, 2007 and certain other specified matters which survive indefinitely. The sellers' obligations to indemnify CHAAS Holdings and CHAAS Holdings' obligation to indemnify the sellers are not triggered until the other suffers losses of $1.75 million, but once that threshold is reached, indemnification may be sought for all losses incurred by that party. The sellers' aggregate indemnification obligations are generally capped at approximately $30 million in the aggregate, consisting of the $10.0 million in cash plus expenses deposited in escrow at the closing of the acquisition as described below, a right of set-off of CHAAS Holdings against the $10.0 million in subordinated promissory notes issued to the sellers at closing and a right of set-off of our parent against any portion of the $10.0 million in additional consideration earned by the sellers as described above. An additional $10.0 million is available for indemnification for tax and environmental matters. Each sellers' individual indemnification obligations are generally capped at the proceeds received from the sale of their equity interests in AAS. CHAAS Holdings' indemnification obligations are generally capped at $20.0 million. The sellers have authorized J. P. Morgan Partners (23A SBIC), LLC, the seller that held a majority of our former equity, to act on their behalf on all indemnification and other matters arising under the securities purchase agreement.

        At the closing of the acquisition, the sellers deposited $10.0 million with a third party escrow agent to secure the sellers' indemnification obligations and certain other contingent payment obligations of the sellers under the securities purchase agreement. The escrow agreement expires and the funds remaining in escrow, if any, will be distributed to the sellers on June 30, 2004, except that if any dispute between CHAAS Holdings and the sellers exists on that date as to any claim of CHAAS Holdings to any escrowed funds, the amount in dispute will continue to be held in escrow until the dispute is resolved either by agreement of CHAAS Holdings and sellers or by a non-appealable order of a court of competent jurisdiction.

        The securities purchase agreement also provides that CHAAS Holdings is entitled to indemnification from the sellers, without regard to any threshold, cap or time limitation, for any losses incurred by CHAAS Holdings and its affiliates (including us) in connection with our litigation with Douglas and Andrew Gibbs, two of our former employees. The Gibbs litigation resulted in a judgment against AAS in the amount of approximately $3.8 million, plus attorneys' fees and pre- and post-judgment interest awarded by the trial court. Both AAS and the Gibbs appealed the judgment before the United States Court of Appeals for the Sixth Circuit. To secure its appeal, prior to closing of the acquisition, AAS issued a letter of credit in the amount of $8.3 million for the benefit of the Gibbs'. At closing, the sellers deposited with the financial institution that issued the letter of credit $9.0 million in cash in a separate escrow account to cash collateralize the letter of credit and to secure the sellers' obligations to pay all losses incurred by AAS and its affiliates in connection with the Gibbs litigation. In June 2003, the Court of Appeals entered a judgment that reduced the judgment against AAS from $3.8 million to $2.8 million and reduced the interest rate used in calculating pre-judgment interest. In August 2003, the judgment was satisfied by way of a payment from the escrow account to the Gibbs in the amount of approximately $5.6 million. The remaining proceeds of the escrow account were distributed to the sellers, except for $500,000 which remained in escrow to secure a contingent obligation of the sellers to pay approximately $350,000 in post-trial legal fees claimed by the Gibbs', which amount remains in dispute. In conjunction with the satisfaction of the judgment, the letter of credit was canceled.

        The sellers have also agreed in the securities purchase agreement to indemnify CHAAS Holdings and its affiliates (including us), without regard to any threshold, cap or time limitation, for any losses incurred by CHAAS Holdings and its affiliates in connection with the recall instituted by three OEMs of approximately 41,000 G 3.0 model removable towbar systems produced by Brink between 1999 and 2001, which is described under "Risk Factors—We may incur material product liability and product recall costs." The securities purchase agreement provides that we may settle all matters relating to this recall for up to an aggregate of $4.0 million without the consent of the sellers. Any settlement that exceeds $4.0 million requires the consent of the sellers, although the sellers continue to maintain responsibility for all losses, whether or not they agree to any such settlement.

        The sellers have also agreed to indemnify CHAAS Holdings and its affiliates, without regard to any threshold, for any losses incurred on or before April 15, 2009 in connection with the December 15, 2002 sale of our Reims, France manufacturing facility. In addition, the sellers have agreed to indemnify CHAAS Holdings and its affiliates for any losses that exceed $250,000 without regard to the $1.75 million general indemnification threshold, in connection with an adverse determination of The Netherlands taxing authorities from an audit of Brink which is currently being appealed. The potential liability to The Netherlands taxing authority, which is currently estimated at approximately €200,000, is not taken into account for purposes of the working capital adjustment described above.

        The securities purchase agreement also includes customary covenants by the sellers to maintain certain proprietary information about us confidential and by certain of the sellers not to compete with us for a period of two years after the closing of the acquisition and not to solicit for employment certain of our key employees and members of senior management for a period of one year after the closing of the acquisition. CHAAS Holdings has agreed, subject to certain exceptions, to refrain from engaging in transactions with affiliates on a non-arms' length basis or from redeeming any equity interests of CHAAS Holdings at any time while any subordinated promissory note or contingent payment note is outstanding.

Organizational Chart

        The following chart shows our current organizational structure. All of the entities that are directly or indirectly owned by our parent are wholly-owned. AAS Capital Corporation, an issuer of the New Notes, is an indirect wholly-owned subsidiary of AAS with nominal assets and which conducts no business or operations. Our parent was formed in April 2003 and has virtually no independent operations. CHAAS Holdings was formed in connection with the acquisition and is the direct parent of our parent and also has virtually no independent operations.

USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the Original Notes. We will not receive any proceeds from the exchange offer. In consideration for issuing the New Notes, we will receive Original Notes with like original principal amount. The form and terms of the Original Notes are the same as the form and terms of the New Notes, except as otherwise described in this prospectus. The Original Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the New Notes will not result in any increase in our outstanding debt.

        The net proceeds of the issuance of the Original Notes, net of fees, were approximately $145.5 million and were used to refinance a significant portion of the interim financing incurred in connection with the acquisition and to pay certain fees and expenses related to the offering of the Original Notes.

        The estimated sources and uses of funds in connection with the Transactions were set forth below (dollars in millions):

Source of Funds
Senior secured credit facilities (1)	$18.5
Capital leases	7.2
New Notes	150.0
Subordinated promissory notes	10.0
Equity investment (2)	100.9

Total Sources	$286.6

Use of Funds
Repayment of certain indebtedness (3)	$162.3
Assumed capital leases	7.2
Purchase equity	91.8
Fees and expenses	25.3

Total Use of Funds	$286.6

        See "Security Ownership of Certain Beneficial Owners and Management," "Certain Relationships and Related Transactions" and "Description of Material Indebtedness" for additional information concerning our equity ownership and financing arrangements.

(1)
At the time of the acquisition, we entered into a new credit facility consisting of a revolving credit facility and term loans as follows: (1) a revolving credit facility comprised of (a) a $29.7 million U.S. revolving credit facility and (b) a €9.6 million European revolving credit facility; (2) a term loan A facility comprised of (a) a $29.7 million U.S. term loan A and (b) a €9.6 million European term loan A; and (3) a term loan B comprised of (a) a $48.2 million U.S. term loan B and (b) a €15.6 million European term loan B.

The
amount shown in the table above reflects the net borrowings of $7.7 million under our revolving credit facility, which facility size was increased on May 23, 2003 to a $35.0 million U.S. revolving credit facility, a €15.0 million European revolving credit facility, and a €10.0 million European term loan facility. We used a portion of the proceeds from the issuance of the Original Notes to (i) repay our U.S. term loan A, (ii) repay our U.S. term loan B and (iii) repay a portion of our European term loan B, together with interest accrued thereon. As of May 7, 2003, the interest rates on our U.S. term loan A, European term loan A, U.S. term loan B and European term loan B were 5.07%, 6.34%, 5.57% and 6.84%, respectively. All applicable dollar amounts in this paragraph are based on a euro to dollar conversion rate of 1.08 U.S. dollars to 1.0 euro. See "Description of Material Indebtedness."

(2)
Consists of an equity investment of $99.5 million and $0.2 million from Advanced Accessory Acquisitions, LLC, or AAA, a wholly-owned subsidiary of CHP IV, and members of our management, respectively, to acquire common and preferred units of CHAAS Holdings, LLC. In addition, management reinvested an additional $1.2 million that they were entitled to receive at the consummation of the acquisition to acquire equity of CHAAS Holdings. The table above does not include bridge financing consisting of a convertible senior subordinated bridge note issued to CHP IV by Valley and SportRack. The bridge note was guaranteed on a subordinated basis by CHAAS Holdings and all of its domestic subsidiaries other than our parent. We used a portion of the proceeds from the issuance of the Original Notes to fully repay the bridge note, together with interest thereon. The interest rate on the bridge note was 12% per annum.

(3)
On May 16, 2003, we redeemed all of our then outstanding 9 3/4% Senior Subordinated Notes due 2007 at the optional redemption price of 104 7/8% of the principal amount thereof plus accrued interest. Upon consummation of the acquisition, we deposited funds in escrow sufficient to effect a covenant defeasance of the senior subordinated notes and to consummate the redemption through the redemption date. The amount of the redemption, which included accrued interest and premiums, was approximately $132.6 million.

CAPITALIZATION

        The following table sets forth the capitalization of CHAAS Holdings on a consolidated basis as of June 30, 2003.

        You should read this table together with our historical and unaudited pro forma financial statements and the related notes thereto included elsewhere in this prospectus. For additional information regarding our outstanding indebtedness and our credit facilities and notes, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" and "Description of Material Indebtedness."

As of June 30, 2003
(Dollars in thousands)
Cash	$4,418
Debt:
Revolving credit facility	17,105
Term loan A	11,500
Capital lease obligations	7,864
Original Notes	150,000
Subordinated promissory notes	10,000

Total debt	196,469
Total members' equity	100,448

Total capitalization	$296,917

        The dollar amount in the foregoing table with respect to our €10.0 million term loan is based on a euro to dollar conversion rate of 1.15 U.S. dollars to 1.0 euro.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

        The following unaudited pro forma condensed consolidated financial statements have been derived from the audited historical financial statements of Advanced Accessory Systems, LLC included elsewhere in this prospectus, adjusted to give pro forma effect to the Transactions.

        The unaudited pro forma condensed consolidated statement of income information presented herein gives pro forma effect to the Transactions as if they occurred on January 1, 2002.

        The unaudited pro forma financial data is not necessarily indicative of our operations or financial position had the Transactions taken place on the dates indicated and are not intended to project our results of operations or financial position for any future period or date.

        The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that we believe are reasonable and may be revised as additional information becomes available. The pro forma adjustments and certain assumptions are described in the accompanying notes. Other information included under this heading has been presented to provide additional analysis. The acquisition has been accounted for using the purchase method of accounting. However, it is not possible at this time to reasonably estimate the separate amounts attributable to identifiable intangible assets or goodwill since the measurement of these assets requires the expertise of an independent appraiser who has not completed their work at this time. See note 6 to the pro forma condensed consolidated statement of operations on page 31. Accordingly, the entire amount of the excess of the purchase consideration has currently been allocated to goodwill, but is expected to be allocated between goodwill and other identifiable intangible assets such as brand names, trademarks, and technologies based primarily on the appraiser's valuation. Completion of the valuation and the resulting reallocation will occur within one year following the acquisition. Thus, the final allocation of the purchase price could differ materially from the pro forma allocation reflected herein. In particular, if additional value is granted to certain tangible or definite lived intangible assets, the pro forma amortization expense would be increased.

        The unaudited pro forma financial statements set forth below should be read in conjunction with our financial statements, the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
For the Year Ended December 31, 2002
(Dollars in thousands)

	Historical	Pro Forma Adjustments		Pro Forma
Net sales	$329,782	$—		$329,782
Cost of sales	250,516	—		250,516

Gross profit	79,266	—		79,266
Selling, administrative and product development expenses	49,309	1,779	(1)	51,088
Amortization of intangible assets	122	—		122

Operating income	29,835	(1,779)		28,056
Other expenses
Interest expense	15,907	3,914	(2)	19,821
Foreign currency (gain) loss	(8,429)	8,554	(3)	125
Other expense	520	—		520

Income before income taxes from continuing operations	21,837	(14,247)		7,590
Provision (benefit) for income taxes	4,252	13	(4)	4,265

Net income (loss) from continuing operations	$17,585	$(14,260)		$3,325

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
For the Six Months Ended June 30, 2003
(Dollars in thousands)

	Predecessor	Company			Pro Forma
	Period from January 1, 2003 through April 14, 2003	Period from April 15, 2003 through June 30, 2003	Pro Forma Adjustments		Six months ended June 30, 2003
Net sales	$101,854	$84,230	$—		$186,084
Cost of sales	76,508	63,075	—		139,583

Gross profit	25,346	21,155	—		46,501
Selling, administrative and product development expense	18,692	9,389	(3,038	)(1)	25,043
Stock option compensation	10,125	—	(10,125	)(5)	—
Amortization of intangible assets	11	—	—	(6)	11

Operating income (loss)	(3,482)	11,766	13,163		21,447
Other expenses
Interest expense	4,772	3,524	1,003	(2)	9,299
Loss resulting from debt extinguishment	—	5,967	(5,967	)(7)	—
Foreign currency (gain) loss	(3,240)	(2)	3,240	(3)	(2)
Other (income) expenses	84	(71)	—		13

Income (loss) before income taxes	(5,098)	2,348	14,887		12,137
Provision for income taxes	1,600	1,889	822	(4)	4,311

Net income (loss)	$(6,698)	$459	$14,065		$7,826

NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

        The unaudited pro forma condensed consolidated statements of operations include adjustments necessary to reflect the estimated effect of the Transactions as if they had occurred at January 1, 2002.

(1)
Represents pro forma adjustments to reduce selling, administrative and product development expenses for the expenses incurred in connection with the acquisition offset by certain related fees as follows:
	Fiscal Year Ended December 31, 2002	Period from January 1, 2003 through April 14, 2003
	(Dollars in thousands)
Pro forma adjustments	$1,779	$(3,038)

        See "Certain Relationships and Related Transactions—Management Agreement" for more information concerning the management fee.

(2)
Represents the net increase in interest expense to reflect the impact of (i) the elimination of interest expense reflected in the historical financial statements, which is replaced by (ii) interest expense resulting from the pro forma capital structure, including the New Notes, and (iii) the amortization of financing costs over the terms of the corresponding debt. A summary follows:

	Fiscal Year Ended December 31, 2002	Period from January 1, 2003 through April 14, 2003
Interest on revolving credit facility (a)	$195	$51
Interest on the New Notes (b)	16,125	4,703
Interest on subordinated promissory note (c)	1,200	350
Interest on euros loan term A (a)	929	271

Pro forma interest expense	18,449	5,375
Amortization of debt issue costs (a)	1,372	400

Total interest expense under pro forma capital structure	19,821	5,775
Less historical interest expense	(15,907)	(4,772)

Net increase	$3,914	$1,003

  (a)
  The interest on the revolving credit facility and the term loan A facility is variable based on the London Interbank Offered Rate, or LIBOR, plus 3.75%. The interest rate is estimated at April 15, 2003 at 5.39%. A 0.125% increase or decrease in the assumed weighted average interest rate for the term loan facilities would change pro forma interest by $19,000. Debt issuance costs are amortized over the term of the corresponding agreements ranging from 5 to 8 years.

  (b)
  Based on a fixed rate of 10 3/4%.

  (c)
  The fixed rate of interest on the subordinated promissory note is 12% per annum until maturity.

(3)
Represents the reversal of the foreign exchange gain that related to Brink's unhedged indebtedness, including any intercompany indebtedness, denominated in U.S. dollars, since this indebtedness was refinanced within the United States in connection with the acquisition and the intercompany indebtedness has been deemed to be permanently invested for the forseeable future.

(4)
Represents the recognition of the current and deferred tax positions on entities that were previously pass-through entities and the tax effect of the other pro forma adjustments at an assumed effective income tax rate of 35%.

(5)
Represents pro forma adjustment to reduce the stock option compensation for the expenses incurred in connection with the Transactions.

(6)
The acquisition has been accounted for using the purchase method of accounting. However, it is not possible at this time to reasonably estimate the separate amounts attributable to identifiable intangible assets or goodwill since the measurement of these assets requires the expertise of an independent appraiser whose work has not been completed. Accordingly, the entire amount of the excess of the purchase consideration has currently been allocated to goodwill, but is expected to be allocated between goodwill and other identifiable intangible assets such as brand names, trademarks, and technologies based primarily on the appraiser's valuation of which completion will occur within one year after conclusion of the Transactions. Thus, the final allocation of the purchase price could differ materially from the pro forma allocation reflected herein if materially different fair value information is obtained. In particular, if additional value is granted to certain tangible or definite lived intangible assets, the pro forma amortization expense would have been between $6,800 and $12,600 higher for the fiscal year ended December 31, 2002, and between $3,400 and $6,300 higher for the six months ended June 30, 2003.

The
following table sets forth the various categories of assets to which a portion of the excess purchase price could possibly be allocated, an estimated range of potential value, the estimated range of useful lives over which the assets would be amortized and the estimated range of amortization expense per year.

Asset Category	Range of Value	Range of Lives	Range of Annual Amortization Expense
Fixed assets	$60-$90 million	2-30 years	$8.6-$12.9 million
Customer Contracts	$40-$50 million	8-10 years	$4.0-$6.3 million
Customer Relationships	$25-35 million	15-20 years	$1.3-$2.3 million
Brand names and trade marks	$5-$15 million	indefinite	—
Technology	$15-$20 million	5-10 years	$1.5-$4.0 million

  The range of value for customer contracts includes consideration of contracts primarily with automotive OEM customers. Customer contracts in the automotive industry refer to award letters and purchase orders. Suppliers in the automotive industry often receive future business through award letters given by the OEMs. The range of customer contract lives is based on current production contracts and future awarded business. Customer relationships primarily include the values at SportRack's operations in North America and Europe and at Brink. To arrive at the range of lives consideration has been given to customer relationships within the automotive industry which are typically long-term and to our OEM customer retention rate, which is estimated to be close to 100%. The range of value for brand names and trademarks includes an estimated royalty rate of 0.5% to 1.0%. Brand names and trademarks are generally perpetual, non-wasting assets; hence, an indefinite life was selected for this asset category. The range of value for technology is based on the assumption that a majority of the technology used by us is licensed from a third-party or does not provide a measurable economic benefit. The estimated range of lives for technology is based on typical lives for technology in the manufacturing industries and the lives of the customer programs for which the technology is used.

(7)
Represents pro forma adjustment to reduce the loss resulting from debt extinguishment which was incurred in connection with the Transactions.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

        Our financial statements for the periods subsequent to April 14, 2003 are referred to as the financial statements of the "Company." All financial statements prior to that date are referred to as the financial statements of the "Predecessor."

        The following table sets forth selected consolidated historical financial data of our Predecessor for 1998, 1999, 2000, 2001 and 2002, the unaudited six month period ended June 30, 2002 and the unaudited period from January 1, 2003 through April 14, 2003, and of the Company for the period from April 15, 2003 through June 30, 2003. The selected consolidated historical financial data for our Predecessor at December 31, 2002 and 2001, and the results of operations and cash flows for each of the three years in the period ended December 31, 2002 have been derived from the consolidated historical financial statements included elsewhere in this prospectus, which have been audited by PricewaterhouseCoopers LLP, independent accountants. The information for our Predecessor at December 31, 1999 and 2000 and the results of operations and cash flows for each of the two years in the period ended December 31, 1999 have been derived from the audited consolidated historical financial statements not included herein. The selected consolidated historical financial data of our Predecessor for the six month period ended June 30, 2002, the unaudited six month period ended June 30, 2002, the unaudited period from January 1, 2003 through April 14, 2003, and of the Company for the period from April 15, 2003 through June 30, 2003, have been derived from the consolidated unaudited historical financial statements which, in the opinion of management, include all adjustments, including usual recurring adjustments, necessary for the fair presentation of that information for such periods. The financial data presented for the interim periods are not necessarily indicative of the results for the full year. The data set forth below should be read in conjunction with our financial statements, the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the "Unaudited Pro Forma Financial Statements" and notes thereto included elsewhere in this prospectus.

        Our parent was formed in April 2003 by CHP IV as an acquisition vehicle to acquire our assets on April 15, 2003, and has no independent operations. Our financial statements for the periods subsequent to April 14, 2003 reflect our parent on a consolidated basis subsequent to the acquisition. All financial statements prior to that date reflect AAS on a consolidated basis prior to the acquisition.

	Predecessor
							Period from January 1, 2003 through April 14, 2003	Company
	Year ended December 31,
						Six months ended June 30, 2002		Period from April 15, 2003 through June 30, 2003
	1998 (1)	1999	2000 (2)	2001	2002
	(Dollars in thousands)							(Dollars in thousands)

Statement of Operations Data:
Net sales	$292,145	$314,142	$318,817	$314,035	$329,782	$174,191	$101,854	$84,230
Cost of sales (3)	215,441	227,889	239,090	239,583	250,516	129,861	76,508	63,075

Gross profit	76,704	86,253	79,727	74,452	79,266	44,330	25,346	21,155
Selling, administrative and product development expense (3)	50,839	50,258	45,527	44,769	48,103	22,541	14,908	9,389
Stock option compensation	—	—	—	—	—	—	10,125	—
Transaction expenses	—	—	—	—	1,206	—	3,784	—
Amortization of intangible assets	3,551	3,245	3,297	3,312	122	13	11	—
Impairment charge (3)	7,863	—	—	—	—	—	—	—

Operating income (loss)	14,451	32,750	30,903	26,371	29,835	21,776	(3,482)	11,766
Other (income) expense:
Interest expense	18,633	17,453	17,950	17,684	15,907	7,857	4,772	3,524
Loss from extinguishment of debt	—	—	—	—	—	—	—	5,967
Foreign currency (gain) loss (4)	(4,995)	7,912	5,386	4,948	(8,429)	(6,914)	(3,240)	(2)
Other expenses	—	1,990	52	743	520	116	84	(71)

Income (loss) before income taxes and cumulative effect of accounting change	813	5,395	7,515	2,996	21,837	20,717	(5,098)	2,348
Provision (benefit) for income taxes (5)	903	417	(278)	602	4,252	2,935	1,600	1,889

Income (loss) before cumulative effect of accounting change	(90)	4,978	7,793	2,394	17,585	17,782	(6,698)	459
Cumulative effect of accounting change for goodwill impairment (6)	—	—	—	—	(29,207)	(29,207)	—	—

Net income (loss)	$(90)	$4,978	$7,793	$2,394	$(11,622)	$(11,425)	$(6,698)	$459

Unaudited Pro Forma Tax Provision (7):
Income (loss) before income taxes and cumulative effect of accounting change					21,837
Cumulative effect of accounting change, net of pro forma tax					(18,985)
Pro Forma provision (benefit) for income taxes					4,143

Pro forma net income (loss)					$(1,282)

Selected Balance Sheet Data (at end of period):
Cash and cash equivalents	$11,240	$8,718	$3,315	$2,139	$2,653	$2,422	6,830	$4,814
Total assets	258,981	251,213	242,497	228,290	224,290	223,644	241,022	373,997
Total debt, including current maturities	187,524	178,498	175,635	156,649	154,947	156,440	160,677	196,469
Members' equity (deficit)	15,147	10,331	5,896	8,324	(6,388)	(5,460)	(13,632)	100,448
Other Financial Data:
EBITDA (8)	$43,359	$38,627	$39,160	$35,304	$50,321	$34,003	$3,369	$8,599
Interest expense	18,633	17,453	17,950	17,684	15,907	7,857	4,772	3,524
Depreciation	10,857	10,418	10,346	10,569	11,299	5,416	3,339	2,727
Capital expenditures	9,998	11,775	10,445	7,580	15,354	5,673	2,512	2,061
Cash flow from operations	21,879	25,014	21,416	27,651	21,004	7,456	2,898	(3,460)
Cash flow from investing activities	(31,618)	(11,775)	(13,249)	(7,580)	(15,354)	(5,673)	(2,512)	(110,428)
Cash flow from financing activities	(8,367)	(18,185)	(14,982)	(20,389)	(5,526)	(2,333)	4,087	111,005
Ratio of earnings to fixed charges (9)	1.04x	1.29x	1.36x	1.15x	2.16x	3.25x	0.15x	1.53x

(1)
Our Predecessor acquired the towbar segment of Ellebi S.p.A., or Ellebi, on January 2, 1998 and the assets of Transfo-Rakzs, Inc., or Transfo-Rakzs, on February 7, 1998. The Ellebi acquisition and Transfo-Rakzs acquisition have been accounted for in accordance with the purchase method of accounting. Accordingly, the operating results of Ellebi S.p.A. and Transfo-Rakzs are included in our Predecessor's consolidated operating results subsequent to the respective acquisition dates.

(2)
Our Predecessor acquired the assets of Titan Industries, Inc., or Titan, on February 22, 2000 and the assets of Wiswall Hill Corporation, or Barrecrafters, on September 5, 2000. The Titan acquisition and Barrecrafters acquisition have been accounted for in accordance with the purchase method of accounting. Accordingly, the operating results of Titan and Barrecrafters are included in our Predecessor's consolidated operating results subsequent to the respective acquisition dates.

(3)
In June 1998, information became available that indicated that certain assets acquired from Bell Sports Corporation ("Bell"), consisting of accounts receivable, inventory and tooling, had a fair value less than originally recorded. The SportRack Accessories, Inc. ("SportRack Accessories") purchase, which was consummated in September 1995, was renegotiated and a $2.0 million reimbursement was received from Bell. Accounts receivable, inventory and tooling were reduced by $6.5 million and additional goodwill of $4.5 million, net of the $2.0 million reimbursement from Bell, was recorded. During the second half of 1998, management further reassessed the operations of SportRack Accessories, took actions to restructure its operations, and recorded restructuring charges totaling $1.9 million. Restructuring charges have been included in cost of sales ($1.1 million) and in selling, administrative and product development expenses ($832,000) in our consolidated statement of operations. All restructuring costs have been incurred as of December 31, 1998. Concurrent with the reassessment of the SportRack Accessories operations, management reviewed the carrying value of goodwill and other intangible assets, determined that future cash flows would not be sufficient to recover recorded amounts and recorded an impairment charge of $7.9 million.

(4)
Primarily represents net currency gain and loss on indebtedness of our foreign subsidiaries denominated in currencies other than their functional currency.

(5)
Our Predecessor was a limited liability company and, as such, its earnings and the earnings of its domestic subsidiaries, except for AAS Holdings, Inc. (a holding company for Brink, which is a C corporation), were included in the taxable income of our equity holders and no federal income tax provision was required. Effective April 20, 2003, we filed an election for all our domestic subsidiaries to be treated as regular corporations and therefore they are now subject to federal income tax. Our foreign and taxable domestic subsidiaries provide for income taxes on their results of operations.

(6)
On January 1, 2002, we adopted the accounting standards set forth in SFAS 142 and SFAS 144. SFAS 142 changed the methodology for assessing goodwill impairments. The initial application of this statement resulted in an impairment of goodwill of $29.2 million to write down goodwill related to the Valley acquisition, which was consummated in August 1997. The impairment was due solely to the change in accounting standards and was reported as a cumulative effect of accounting change. Under SFAS 142, impairment is determined by comparing the carrying values of reporting units to the corresponding fair values, which are determined based on the discounted estimated future cash flows of the reporting units. As the impairment related to Valley for which taxable income accrued to the individual members, no tax effect was recorded for this charge. Additionally, under SFAS 142, goodwill is no longer amortized but is to be tested periodically for impairment. The effect of no longer amortizing goodwill resulted in a reduction of $3.0 million in amortization of intangible assets during 2002 as compared with each of 2001 and 2000. The adoption of SFAS 144 did not have a material impact on our financial position, results of operations or cash flows.

(7)
Subsequent to the acquisition, certain of our subsidiaries changed their income tax status to the equivalent of C corporation. The unaudited pro forma tax provisions for 2002 and the three months ended March 31, 2003 presented on the consolidated statement of operations present our results of operations as if we were a C corporation for the entire period. The pro forma provision for income taxes to change our income tax status to the equivalent of a C corporation was calculated based on enacted tax laws and statutory tax rates applicable to the periods presented. The pro forma provisions for income taxes related to the other pro forma adjustments were calculated at an assumed income tax rate of 35%.

(8)
EBITDA is defined as operating income plus depreciation and amortization. Historical EBITDA has been computed including foreign exchange gains or losses. Our management uses EBITDA as a measure of liquidity and we are including it because we believe that it provides our investors and industry analysts additional information to evaluate our ability to meet our debt service obligations. Moreover, our senior credit agreement requires us to use EBITDA in calculating our leverage and fixed charge coverage ratios. EBITDA is not a recognized term under generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income or cash flow from operating activities determined in accordance with GAAP. Because EBITDA, as determined by us, excludes some, but not all, items that affect net income, it may not be comparable to EBITDA or similarly titled measures used by other companies. The following table sets forth (i) our calculation of EBITDA and (ii) a reconciliation of EBITDA, as so calculated, to our cash flow provided by operating activities.

	Predecessor							Company
							Period from January 1, 2003 through April 14, 2003	Period from April 15, 2003 through June 30, 2003
	Year Ended December 31,
						Six months ended June 30, 2002
	1998	1999	2000	2001	2002
	(Dollars in thousands)							(Dollars in thousands)

EBITDA	$43,539	$38,627	$39,160	$35,304	$50,321	$34,003	$3,369	$8,599
Add (subtract):
Benefit (provision) for income taxes	(903)	(417)	278	(602)	(4,252)	(2,935)	(1,600)	(1,889)
Interest expense, net	(18,046)	(16,831)	(17,325)	(17,006)	(15,000)	(7,857)	(4,772)	(3,524)
Loss resulting from debt extinguishment	—	—	—	—	—	—	—	5,939
Stock option compensation	—	—	—	—	—	—	10,125	—
Other adjustments	289	(2,349)	20	(2)	(65)	555	68	15
Foreign currency gains (losses)	(4,948)	6,297	5,159	4,965	(8,190)	(6,565)	(3,061)	(2)
Deferred income tax provision	(688)	(2,433)	(908)	(161)	1,298	2,390	(87)	(1,237)
Changes in working capital and other assets and liabilities	2,816	2,120	(4,968)	5,153	(3,108)	(12,135)	(1,144)	(11,361)

Net cash provided by operating activities:	$21,879	$25,014	$21,416	$27,651	$21,004	$7,456	$2,898	$(3,460)

(9)
For purposes of determining the ratio of earnings to fixed charges, "earnings" are defined as income (loss) before minority interest, extraordinary charge and income taxes, plus fixed charges. "Fixed charges" consist of interest expense on all indebtedness (including amortization of deferred debt issuance costs) and the component of operating lease rental expense that management believes is representative of the interest component of rent expense.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion of our results of operations and financial condition should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. The following discussion includes forward-looking statements that involve certain risks and uncertainties. See "Forward-Looking Statements."

Overview

        We are one of the world's largest designers and manufacturers of exterior accessories for the OEM market and aftermarket. We design and manufacture a wide array of both rack systems and towing systems and related accessories. Our broad offering of rack systems includes fixed and detachable racks and accessories which can be installed on vehicles to carry items such as bicycles, skis, luggage, surfboards and sailboards. Our towing products and accessories include trailer balls, ball mounts, electrical harnesses, safety chains and locking pins. Our products are sold as standard accessories or options for a variety of light vehicles.

Company Background

        On April 15, 2003, substantially all of the equity interests of AAS were acquired by CHP IV, a private equity investment fund organized and managed by Castle Harlan, a leading private equity firm. Our parent, CHAAS Acquisitions, was formed in April 2003 by CHP IV as an acquisition vehicle to acquire AAS's equity in conjunction with the acquisition. Our parent has no independent operations.

        Our financial statements for the periods subsequent to April 14, 2003 are referred to as the financial statements of the "Company" and reflect our parent on a consolidated basis subsequent to the acquisition. All financial statements prior to that date are referred to as the financial statements of the "Predecessor" and reflect AAS on a consolidated basis prior to the acquisition.

Results of Operations

        The following table presents the major components of our statement of operations together with percentages of each component as a percentage of net sales for 2000, 2001 and 2002 and for the three months ended June 30, 2002 and 2003. The selected consolidated historical financial data for the six month periods ended June 30, 2002 and 2003 have been derived from our historical condensed financial statements which, in the opinion of management, include all adjustments, including usual recurring adjustments, necessary for the fair presentation of that information for such periods.

	Predecessor								Company
	Year Ended December 31,						Period from January 1, 2003 through April 14, 2003		Period from April 15, 2003 through June 30, 2003
	2000		2001		2002
	(Dollars in thousands)
Net sales	$318,817	100.0%	$314,035	100.0%	$329,782	100.0%	$101,854	100%	$84,230	100%
Gross profit	79,727	25.0	74,452	23.7	79,266	24.0	25,346	24.9	21,155	25.1
Selling, administrative and product development expenses	45,527	14.3	44,769	14.3	48,103	14.6	14,908	14.6	9,389	11.1
Stock option compensation	—	—	—	—	—	—	10,125	9.9	—	—
Transaction expenses	—	—	—	—	1,206	0.4	3,784	3.7	—	—
Amortization of intangible assets	3,297	1.0	3,312	1.1	122	0.0	11	0.0	—	—
Operating income	30,903	9.7	26,371	8.4	29,835	9.0	(3,482)	(3.4)	11,766	14.0
Interest expense	17,950	5.6	17,684	5.6	15,907	4.8	4,772	4.7	3,524	4.2
Loss resulting from debt extinguishment	—	—	—	—	—	—	—	—	5,967	7.1
Foreign currency loss (gain)	5,386	1.7	4,948	1.6	(8,429)	(2.6)	(3,240)	3.2	(2)	0.0
Other (income) expense	52	0.0	743	0.2	520	0.2	84	0.0	(71)	(0.0)
Income before cumulative effect of accounting change and income tax	7,515	2.4	2,996	1.0	21,837	6.6	(5,098)	(5.0)	2,348	2.8
Cumulative effect of accounting change for goodwill impairment	—	—	—	—	(29,207)	(8.9)	—	—	—	—
Income (loss) before income taxes	7,515	2.4	2,996	1.0	(7,370)	(2.2)	(5,098)	(5.0)	2,348	2.8
Income tax provision (benefit)	(278)	(0.1)	602	0.2	4,252	1.3	1,600	1.6	1,889	2.2
Net income (loss)	$7,793	2.4%	$2,394	0.8%	$(11,622)	(3.5)%	$(6,698)	(6.6)%	$459	0.5%

Period from April 15, 2003 through June 30, 2003 for the Company and the Period from January 1, 2003 for the Predecessor through April 14, 2003 compared to the Six Months Ended June 30, 2002 for the Predecessor.

        Net sales.    Net sales for the period from April 15, 2003 through June 30, 2003 were $84.2 million and for the period from January 1, 2003 through April 14, 2003 were $101.9 million. During the first six months of 2002, net sales were $174.2 million. This increase for the period of $11.9 million, or 6.8%, is primarily due to a $10.2 million increase due to the effect of increasing exchange rates between the U.S. dollar and the currencies used by our foreign subsidiaries, primarily in Europe. Additionally, sales to the automotive aftermarket increased by approximately $2.7 million. Sales to OEM customers decreased by $1.0 million due to decreased OEM sales for Valley and due to a temporary stoppage in General Motors production of the Envoy EXT, for which SportRack produces roof racks. The production stoppage was the result of tornado damage to the General Motors plant at which the vehicle is assembled. Production for the Envoy EXT resumed on June 30, 2003. Partially offsetting these decreases were increased sales from new OEM programs launched since the second quarter of 2003 at SportRack.

        Gross profit.    Gross profit for the period from April 15, 2003 through June 30, 2003 was $21.1 million and for the period from January 1, 2003 through April 14, 2003 was $25.3 million. During the first six months of 2002, gross profit was $44.3 million. This increase resulted from the increase in sales partially offset by a decrease in the gross margin percentage. Gross profit as a percentage of net sales was 25.1% for the period from April 15, 2003 through June 30, 2003 and was 24.9% for the period from January 1, 2003 through April 14, 2003. During the first six months of 2002, the gross margin percentage was 25.4%. The decrease in the gross margin percentage was primarily attributable to a higher cost basis for inventory that was acquired on April 15, 2003 from our Predecessor and sold during the period totaling $1.2 million and a decrease in the gross margin percentage caused by a change in the mix of products sold being weighted towards lower margin products than in the prior year. These decreases were partially offset by higher production efficiency for Brink, which restructured its manufacturing facilities in The Netherlands during the first quarter of 2002 and due to a higher percentage of our aggregate net sales by Brink, which has a higher gross margin percentage than we do as a whole.

        Selling, administrative and product development expenses.    Selling, administrative and product development expenses for the period from April 15, 2003 through June 30, 2003 were $9.4 million and for the period from January 1, 2003 through April 14, 2003 were $14.9 million. Selling, administrative and product development expenses for the first six months of 2002 were $22.5. This increase is primarily due to the higher sales.

        Stock option compensation.    On April 14, 2003, holders of all outstanding membership units and warrants exercised their options to purchase membership units of AAS prior to the acquisition. In connection with this transaction, our Predecessor recorded stock option compensation in the period from April 1, 2003 through April 14, 2003 of $10.1 million, which was equal to the fair market value of the underlying units less the related exercise price, previously recognized compensation expense and the recorded value of the warrants.

        Transaction expenses.    During the period from January 1, 2003 thorough April 14, 2003, our Predecessor incurred $3.8 million in expenses related to the acquisitions, including legal, accounting and other advisor fees.

        Operating income (loss).    We had operating income for the period from April 15, 2003 through June 30, 2003 of $11.8 million and an operating loss of $3.5 million for the period from January 1, 2003 through April 14, 2003. During the first six months of 2002, our Predecessor had operating income of $21.8 million. This decrease is primarily attributable to the stock option compensation, the transaction expenses and the increase in selling, administrative and product development expenses, offset partially by the increase in gross profit.

        Interest expense.    Interest expense for the period from April 15, 2003 through June 30, 2003 was $3.6 million and was $4.8 million for the period from January 1, 2003 through April 14, 2003. Interest expense for the first six months of 2002 was $7.9 million. This increase was due to the higher level of debt outstanding during the period from April 15, 2003 through June 30, 2003 resulting from our purchase of the Predecessor on April 15, 2003.

        Loss resulting from debt extinguishment.    On May 23, 2003, we issued $150 million of our Senior Notes due 2011, the proceeds of which were used to repay a senior subordinated bridge note and a portion of our credit facilities. (See "—Debt and Credit Sources" below).

        Foreign currency gain (loss).    Foreign currency gain in the period from April 15, 2003 through June 30, 2003 was $2 thousand and was $3.2 million for the period from January 1, 2003 through April 14, 2003. During the first six months of 2002, our Predecessor had a foreign currency gain of $6.9 million. Our Predecessor's foreign currency gains and losses were primarily related to Brink, which has indebtedness denominated in U.S. dollars, including intercompany debt. During the second quarter of 2002, the U.S. dollar weakened significantly in relation to the European Euro, the functional currency of Brink. On April 15, 2003, we refinanced our debt and paid back all the U.S. dollar denominated debt for Brink except for intercompany indebtedness. The intercompany indebtedness was significantly reduced and is deemed to be permanently invested. As such, further changes in the intercompany balances caused by foreign currency fluctuations will be recorded to the currency translation adjustment account and included in other comprehensive income.

        Provision for income taxes.    Prior to April 2003, our Predecessor and certain of its domestic subsidiaries had elected to be taxed as limited liability companies for federal income tax purposes. As a result of this election, our Predecessor's domestic taxable income accrued to the individual members. Certain of our domestic and foreign subsidiaries are subject to income taxes in their respective jurisdictions. Effective on April 20, 2003, we filed an election for all our domestic subsidiaries to be treated as C corporations and therefore they are now subject to federal income tax. During the period from April 15, 2003 through June 30, 2003, we had income before income taxes of $2.3 million and an income tax provision of $1.8 million. During the period from January 1, 2003 through April 14, 2003, our Predecessor had an income before income taxes for its taxable subsidiaries of $5.0 million and a income tax provision of $1.6 million. During the first six months of 2002, our Predecessor had income before income taxes for its taxable subsidiaries totaling $10.0 million and recorded a provision for income taxes of $2.9 million. The effective tax rate differs from the U.S. federal income tax rate primarily due to changes in valuation allowances on the deferred tax assets of SportRack Accessories and differences in the tax rates of foreign countries.

        Net income (loss).    We had net income for the period from April 15, 2003 through June 30, 2003 of $459,000 and our Predecessor had a net loss of $6.7 million for the period from January 1, 2003 through April 14, 2003. Net loss for the first six months of 2002 was $11.4 million. The reduction was primarily attributable to the decrease in operating income, the increase in interest expense, the loss resulting from debt extinguishment and the increase in the income tax provision, partially offset by and the cumulative effect of accounting change recorded in 2002.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

        Net sales.    Net sales for 2002 were $329.8 million, representing an increase of $15.7 million, or 5.0%, compared with net sales for 2001. This increase resulted primarily from increased sales to OEMs of approximately $12.9 million and was attributable to increased vehicle production in North America compared to the prior year. Additionally, sales were $4.0 million higher due to an increase in average exchange rates for the period between the U.S. dollar and the currencies, primarily the euro, used by our foreign subsidiaries. Partially offsetting these increases was a decline in aftermarket sales of approximately $1.2 million.

        Gross profit.    Gross profit for 2002 was $79.3 million, representing an increase of $4.8 million, or 6.5%, from gross profit for 2001. This increase resulted from the increase in net sales described above and an increase in gross margin percentage. Gross profit as a percentage of net sales was 24.0% in 2002 compared to 23.7% in 2001. The increase in the gross margin percentage was primarily attributable to the effects of spreading fixed costs over a higher sales base and increased gross margin for North American towing products resulting from increased productivity and cost cutting efforts. These increases were partially offset by reduced gross margin resulting from a change in the mix of products sold being weighted more towards lower margin products and lower production efficiency at Brink, which restructured its Netherlands manufacturing facilities during the first quarter of 2002.

        Selling, administrative and product development expenses.    Selling, administrative and product development expenses for 2002 were $48.1 million, representing an increase of $3.3 million, or 7.4%, from the selling, administrative and product development expenses for 2001. This increase was primarily the result of a $3.0 million expense recorded for the recall of the G 3.0 model removable towbar system at Brink. In July 2002, Brink and three European automotive OEM customers of Brink Sweden recalled in total approximately 41,000 G 3.0 model removable towbars, which we supplied. Without the effects of the recall, selling, administrative and product development expenses were $45.1 million, representing an increase of $310,000. Also, before the effects of the recall, selling, administrative and product development expenses as a percentage of net sales were 13.7% compared with 14.3% for 2001. This decrease was primarily attributable to the effect of covering fixed costs with greater sales, our ongoing cost containment initiatives and the lack of costs incurred to relocate a warehouse operation during the first quarter of 2001.

        Transaction expenses.    During 2002, AAS incurred $1.2 million in expenses related to the acquisition, including legal, accounting and other advisor fees.

        Amortization of intangible assets.    Amortization of intangible assets for 2002 was $122,000, representing a decrease of $3.2 million compared with amortization of intangible assets, which included amortization of goodwill, for 2001. This decrease was the result of the adoption of SFAS 142 on January 1, 2002, which ceased the amortization of goodwill as of that date.

        Operating income.    Operating income for 2002 was $29.8 million, an increase of $3.5 million, or 13.1%, over operating income for 2001, reflecting the increase in gross profit and the decrease in amortization of intangible assets, partially offset by the increase in selling, administrative and product development expenses. Operating income as a percentage of net sales increased to 9.0% in 2002 from 8.4% in 2001.

        Interest expense.    Interest expense for 2002 was $15.9 million, which was $1.8 million lower than interest expense for 2001. The decrease was due to lower average interest rates charged on our variable rate indebtedness and reduced average borrowings.

        Foreign currency loss (gain).    Foreign currency gain in 2002 was $8.4 million, compared to a foreign currency loss of $4.9 million in 2001. Our foreign currency gain was primarily related to Brink, which had indebtedness denominated in U.S. dollars, including intercompany debt and a portion of the loans under our credit agreement that was then in place. During 2002, the U.S. dollar weakened significantly in relation to the euro, the functional currency of Brink, whereas during 2001, the U.S. dollar strengthened in relation to the euro. This was partially offset by the foreign currency loss of SportRack Accessories, which had intercompany indebtedness denominated in U.S. dollars. During 2002 the U.S. dollar strengthened in relation to the Canadian dollar, the functional currency of SportRack Accessories.

        Provision (benefit) for income taxes.    During 2002, we recorded a tax provision amounting to $263,000 relating to an ongoing income tax audit in Italy covering the periods from 1998 to 2001. During 2002, we had income before income taxes for our taxable subsidiaries totaling $8.1 million and recorded a provision for income taxes of $4.0 million exclusive of the $263,000 provision related to the income tax audit. Our effective tax rate differed from the U.S. federal income tax rate primarily due to changes in valuation allowances on the deferred tax assets of SportRack Accessories recorded during 2002 and differences in the tax rates of foreign countries. During 2001, we had a loss before income taxes for our taxable subsidiaries totaling $3.2 million and recorded a provision for income taxes of $602,000. The provision in 2001 resulted primarily from the pretax income of Brink, which was offset by the pretax losses of SportRack Accessories. The tax benefit of SportRack Accessories was offset by the increase in the valuation allowance recorded against the tax assets of that subsidiary.

        Cumulative effect of accounting change.    On January 1, 2002, we adopted the accounting standards set forth in SFAS 142. See "—New Accounting Pronouncements." As a result of this accounting change, we recorded a loss totaling $29.2 million to write down goodwill recorded in connection with the Valley acquisition.

        Net income (loss).    Net loss for 2002 was $11.6 million, as compared to net income of $2.4 million in 2001, a change of $14.0 million. The change in net loss was primarily attributable to the cumulative effect of accounting change due to the adoption of SFAS 142 and the increase in the provision for income taxes, offset partially by the increase in operating income, lower interest expense and the foreign currency gain in 2002 as compared with the foreign currency loss of 2001.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

        Net sales.    Net sales for 2001 were $314.0 million, representing a decrease of $4.8 million, or 1.5%, from net sales for 2000. This decrease resulted from decreased sales to OEMs of approximately $4.2 million and the effect of declining exchange rates between the U.S. dollar and the currencies used by our foreign subsidiaries totaling $2.1 million. North American OEMs reduced vehicle production beginning in the fourth quarter of 2000 and continuing in 2001 in response to lower sales of new vehicles in the North American automotive market, resulting in an approximately $9.0 million decrease in sales. Sales were also reduced by approximately $6.0 million as a result of price decreases given to our OEM customers during 2001. Additionally, in efforts to reduce overall vehicle cost, certain of our customers reduced or eliminated certain components of their vehicles, including products manufactured by us, resulting in an approximately $6.0 million decrease in sales. These decreases were partially offset by approximately $17.0 million in sales of new products for new vehicles introduced during 2001 and higher sales to the automotive aftermarket totaling $1.4 million.

        Gross profit.    Gross profit for 2001 was $74.5 million, representing a decrease of $5.3 million, or 6.6%, from the gross profit for 2000. Gross profit as a percentage of net sales was 23.7% in 2001 compared to 25.0% in 2000. The decrease in the gross margin percentage was primarily attributable to price reductions given to our largest customer, which were only partially offset by internal cost reductions. Additionally, our North American OEM towing business continued to experience reduced productivity during 2001. The gross profit percentage was also reduced due to proportionately lower sales for Brink, which has a greater gross margin percentage as compared with the rest of our operations as a whole. Reduced sales for Brink were attributable to the decline in the exchange rate between the euro and the U.S. dollar for 2001 compared with 2000.

        Selling, administrative and product development expenses.    Selling, administrative and product development expenses for 2001 were $44.8 million, representing a decrease of $758,000, or 1.7%, compared with the selling, administrative and product development expenses for 2000. The decrease resulted from an approximately $633,000 reduction in corporate administrative expenses, lower sales at Brink, which had greater selling, administrative and product development expenses as a percentage of sales compared to our operations as a whole, and the lack of approximately $900,000 of legal and accounting costs incurred in 2000 relating to a potential recapitalization of our equity securities during the year, partially offset by the lack of the $1.9 million benefit recognized in 2000 relating to a contingent obligation to a customer. Selling, administrative and product development expenses as a percentage of net sales was 14.3% in 2001 and 2000.

        Operating income.    Operating income for 2001 was $26.4 million, a decrease of $4.5 million, or 14.7%, compared with operating income for 2000. The decrease in operating income reflects the decrease in gross profit partially offset by the decrease in selling, administrative and product development expenses. Operating income as a percentage of net sales decreased to 8.4% in 2001 from 9.7% in 2000 due primarily to the decrease in the gross margin percentage.

        Interest expense.    Interest expense for 2001 was $17.7 million, a decrease of $266,000 from interest expense for 2000. Lower average indebtedness and lower interest rates on our variable rate debt were partially offset by $342,000 of bank fees related to amending our credit agreement then in place and $150,000 more interest recorded in 2001 than 2000 for an estimated contingent legal liability.

        Foreign currency loss.    Foreign currency loss in 2001 was $4.9 million, compared to a foreign currency loss of $5.4 million in 2000. Our foreign currency loss during 2001 was primarily related to Brink and SportRack Accessories, each of which had indebtedness, including intercompany indebtedness, denominated in U.S. dollars. During 2001 and 2000, the U.S. dollar strengthened significantly in relation to the euro, the functional currency of Brink. The U.S. dollar strengthening was less significant during 2001 than 2000. Additionally, the U.S. dollar strengthened significantly in relation to the Canadian dollar, the functional currency of SportRack Accessories.

        Other expense.    Other expense for 2001 consists primarily of losses on the disposal of property and equipment.

        Provision (benefit) for income taxes.    During 2001, we had a loss before income taxes for our taxable subsidiaries totaling $3.1 million but recorded a provision for income taxes of $602,000. The provision resulted primarily from the pretax income of Brink, which was offset by the pretax losses of SportRack Accessories. The tax benefit for SportRack Accessories was offset by the increase in the valuation allowance recorded against the tax assets of that subsidiary. Additionally, the effective tax rate differed from the U.S. federal income tax rate due to differences in the tax rates of foreign countries. During 2000, we had a loss before income taxes for our taxable subsidiaries totaling $3.0 million and recorded a benefit for income taxes of $278,000.

        Net income.    Net income for 2001 was $2.4 million, as compared to net income of $7.8 million in 2000, a decrease of $5.4 million. The change in net income was primarily attributable to the decrease in operating income and increases in other expenses and taxes, partially offset by the decrease in foreign currency losses.

Liquidity and Capital Resources

        Our principal liquidity requirements are to service our debt and meet our working capital and capital expenditure needs. Our indebtedness at June 30, 2003 was $196.5 million, including current maturities of $1.6 million. We expect to be able to meet our liquidity requirements for the foreseeable future through cash provided by operations and through borrowings available under our revolving credit facilities.

  Working Capital and Cash Flows

        Working capital and key elements of the consolidated statement of cash flows are as follows:

	Predecessor				Company
	As of December 31,			As of June 30,	As of June 30,
	2000	2001	2002	2002	2003
	(Dollars in thousands)				(in thousands)
Working capital	$34,791	$23,380	$20,954	$38,562	$62,268
	Predecessor					Company
	Year ended December 31,				Period from April 15, 2003 through June 30, 2003	Period from January 1, 2003 through April 14, 2003
				Six months ended June 30, 2002
	2000	2001	2002
	(Dollars in thousands)			(in thousands)		(in thousands)
Cash flows provided by (used for) operating activities	$21,416	$27,651	$21,004	$7,456	$(3,460)	$2,898
Cash flows (used for) investing activities	$(13,249)	$(7,580)	$(15,354)	$(5,673)	$(110,428)	$(2,512)
Cash flows provided by (used for) financing activities	$(14,982)	$(20,389)	$(5,526)	$(2,333)	$111,005	$4,087

  Working capital

        Working capital increased by $41.3 million to $62.3 million at June 30, 2003 from $21.0 million at December 31, 2002 due primarily to a decrease in the current maturities of long-term debt of $16.6 million, the elimination of mandatorily redeemable warrants of $5.3 million, an increase in accounts receivable of $20.1 million, an increase of $2.0 million in other inventories, an increase of $657,000 in other current assets and an increase in deferred tax assets, net of a decrease in current deferred tax liabilities, of $731,000 and due to the effects of an increased exchange rate between the U.S. dollar and the European Euro as of June 30, 2003 as compared with that as of December 31, 2002. Partially offsetting the increases was a reduction in working capital resulting from an increase of $2.8 million in accounts payable and an accrued liability relating to the estimated working capital adjustment totaling $3.7 million (See—"The Acquisition—Closing Purchase Price and Adjustments").

        The increase in accounts receivable was attributable to increased sales levels in the second quarter of 2003 as compared with the fourth quarter of 2002. Differences in sales levels between the two consecutive quarters are partly due to seasonal cycles and increased sales to automotive OEMs. Increases in accounts payable reflected increased purchasing activities to support the increased sales volume. Inventory increased primarily for our aftermarket products to support seasonally higher sales for the period as compared with the period prior to December 31, 2002.

        Working capital decreased by $2.4 million to $21.0 million at December 31, 2002 from $23.4 million at December 31, 2001. This decrease was due primarily to a decrease in inventory of $2.0 million, a change in current deferred tax assets and liabilities of $1.5 million, an increase in accrued liabilities of $6.2 million, an increase in accounts payable of $2.5 million, an increase in the current portion of long term debt of $7.2 million and an increase in mandatorily redeemable warrants of $120,000. These working capital decreases were partially offset by an increase in accounts receivable of $4.4 million, an increase of $8.5 million in other current assets, an increase in cash of $514,000 and an increase related to foreign currency exchange rate of our subsidiaries' functional currencies against the U.S. dollar of $6.1 million.

        The increase in accounts receivable was attributable to increased sales levels in the fourth quarter of 2002 as compared with the fourth quarter of 2001 and to a difference in the timing of a payment from our second largest OEM customer. Differences in sales levels between the two quarters were partly due to increased sales to automotive OEMs. Increases in accounts payable during the quarter reflected increased purchasing activities to support the increased sales volume. Inventory decreased primarily at Brink, which sold product out of inventory during a plant reorganization in The Netherlands. Accrued liabilities increased as a result of an increase of $2.9 million in accrued expenses for the G 3.0 recall, by $2.7 million in accrued income taxes and by $1.0 million for accrued unexecuted transaction costs. Other current assets increased primarily due to an increased amount of tooling costs reimbursable from our North American OEM customers related to new programs under development and for advances receivable under an operating lease at Brink.

        In July 2003, CHAAS Holdings delivered to the sellers a statement indicating that our adjusted working capital, derived from the audit of specified items of our balance sheet, was $58.655 million at the closing of the acquisition. Subject to the right of the sellers to object to this determination, we will be obligated to make a payment of $3.655 million to the sellers, plus 6% interest per annum from the closing date of the acquisition.

  Operating Activities

        Our operations used $3.5 million in cash for the period from April 15, 2003 through June 30, 2003 and AAS's operations provided $2.9 million in cash for the period from January 1, 2003 through April 14, 2003. During the first six months of 2002, AAS's operations provided $7.5 million in cash. Cash flow from operating activities for the first six months of 2002 decreased primarily due to an increase in working capital during the first six months of 2003 which was greater than the increase in working capital during the first six months of 2002. Partially offsetting the increased working capital was greater operating income during the first six months of 2003 compared with the first six months of 2002.

        Cash flow provided by operating activities for 2002 was $21.0 million, compared to $27.7 million in 2001 and $21.4 million in 2000. Cash flow provided by operating activities for 2002 decreased from 2001 primarily due to a smaller decrease in working capital during 2002 and a net investment in noncurrent assets in 2002 (compared to a decrease in noncurrent assets in 2001), partially offset by higher income in 2002 (before depreciation and amortization, deferred taxes, foreign currency gains and losses, loss on disposal of assets and the cumulative effect of the accounting change for goodwill impairment). Cash flow for 2001 increased from 2000 primarily due to a net decrease in working capital investment during 2001.

        Our European and Canadian subsidiaries had income tax net operating loss carryforwards ("NOLs") of approximately $1.6 million and $2.4 million, respectively, at December 31, 2002. The European NOLs have no expiration date and the Canadian NOLs expire in 2005 through 2008. Management believes that it is more likely than not that a portion of the deferred tax assets of the Canadian subsidiaries will not be realized and a valuation allowance of $2.8 million has been recorded against such assets. No valuation allowance has been recorded for the European NOLs as it is management's belief that it is more likely than not that the related deferred tax asset will be realized.

  Investing Activities

        Cash flow used for investing activities for the period from April 15, 2003 through June 30, 2003, the period from January 1, 2003 through April 14, 2003 and the six months ended June 30, 2002 included acquisitions of property and equipment of $2.1 million, $2.5 million and $5.7 million, respectively, and were primarily for the expansion of capacity, productivity and process improvements and maintenance. Cash flows used for investing activities for the period from April 14, 2003 through June 30, 2003 included the acquisition of all the equity interests of AAS totaling $108.4 million.

        Investing cash flows include acquisitions of property and equipment of $15.4 million, $7.6 million and $10.4 million in 2002, 2001 and 2000, respectively. Capital expenditures for 2002 include approximately $9.0 million for a new production facility constructed in France during the year. The facility replaced a former factory also in France. The move from the old facility occurred in October 2002 and the plant is currently ramping up to full production capacity. The lower capital expenditures during 2001 reflected a reduced need to increase production capacity and management's efforts to increase the productivity of existing equipment.

        We estimate that capital expenditures for the year ended 2003 will be approximately $11.0 million, primarily for the expansion of capacity, productivity and process improvements and maintenance. Our 2003 capital expenditures are anticipated to be paid for from cash flows provided by operating activities or borrowings against our revolving credit facilities and include approximately $4.0 million for replacing and upgrading existing equipment.

        Investing cash flows in 2000 included $2.8 million for the acquisitions of Titan and the assets of Barrecrafters.

  Financing Activities

        During the period from April 15, 2003 through June 30, 2003, financing cash flows included the proceeds from the issuance of membership units totaling $100.9 million and proceeds from borrowings related to our parent's purchase of AAS on April 15, 2003, including $106.0 million borrowed under our credit facilities, a $55.0 million convertible senior subordinated bridge note and a $10.0 subordinated promissory note issued by the sellers of AAS (see "—Debt and Credit Sources" below). A portion of these proceeds were used to pay debt issuance costs and to pay a portion of AAS's indebtedness including all amounts due under its then existing credit facility. On May 23, 2003, we sold $150.0 million of our Original Notes, the proceeds of which were used to refinance the convertible senior subordinated bridge note and a portion of loans under our credit facilities referred to above. We also borrowed an additional $2.3 million under our revolving credit facility.

        During the period from January 1, 2003 through April 14, 2003, AAS made $2.2 million in regularly scheduled principal payments on its term notes under its then existing credit facility, borrowed $6.4 million on its revolving facility and made distributions to its members totaling $121,000.

        During 2002, financing cash flows included payments of principal on our term indebtedness of $13.4 million, net borrowing of $5.6 million on our then existing revolving line of credit, borrowing against a capital lease for the new plant in France of $5.6 million and distributions to members in amounts sufficient to meet the tax liability of our domestic taxable income that accrued to individual members totaling $3.4 million.

        During 2001, financing cash flows included payments of principal on our term indebtedness of $11.7 million, net payments of $8.3 million on our then existing revolving line of credit and distributions to members in amounts sufficient to meet the tax liability on our domestic taxable income which accrued to individual members totaling $801,000.

        During 2000, financing cash flows included net borrowings on our then existing revolving line of credit totaling $11.3 million, offset by payments of principal on our then existing term indebtedness of $13.9 million, distributions to members in amounts sufficient to meet the tax liability on our domestic taxable income that accrued to individual members totaling $6.1 million and repurchase of membership units of $6.4 million. Principal payments included $12.5 million in scheduled repayments and a $1.4 million mandatory prepayment required as a result of us having excess cash flows during 1999 as defined by our then existing credit facility.

Debt and Credit Sources

        Our indebtedness was $196.5 million at June 30, 2003. We expect that our primary sources of cash will be from operating activities and borrowings under our revolving credit facilities. As of June 30, 2003, we had borrowings under the revolving credit facilities totaling $17.1 million and had $16.5 million of available borrowing capacity. Borrowing availability was reduced by an $1.4 million outstanding letter of credit provided as security for our U.S. workers compensation program. As of June 30, 2003, we were in compliance with the various covenants under the instruments pursuant to which we have borrowed or may borrow money and we believe we will remain in compliance with such covenants through the period ending June 30, 2004.

        On April 15, 2003, we entered into a new credit facility consisting of a revolving credit facility and term loans as follows: (1) a revolving credit facility comprised of (a) a $29.7 million U.S. revolving credit facility and (b) a 9.6 million Euro European revolving credit facility; (2) a term loan A facility comprised of (a) a $29.7 million U.S. term loan A and (b) a 9.6 Euro European term loan A; and (3) a term loan B comprised of (a) a $48.2 million U.S. term loan B and (b) a 15.6 million Euro European term loan B. We used a portion of the proceeds from the sale of our $150 million Senior Notes offering to (i) repay our U.S. term loan A, (ii) repay our U.S. term loan B and (iii) repay a portion of our European term loan B, together with interest accrued thereon. In addition, upon consummation of the offering, our revolving credit facility was increased to a $35 million U.S. revolving credit facility and a 15 million Euro European revolving credit facility.

        On April 15, 2003, a convertible senior subordinated bridge note in the principal amount of $55 million was issued to CHP IV by Valley and SportRack. We used a portion of the proceeds from the sale of our $150 million Senior Notes offering to fully repay the bridge note, together with accrued interest thereon. The interest rate on the bridge note was 12% per annum.

        On April 15, 2003, subordinated promissory notes in an aggregate principal amount of $10.0 million were issued to the sellers in the acquisition by Valley and SportRack. The interest rate on the subordinated promissory notes is 12% per annum until maturity, subject to certain exceptions. Accrued interest is not payable in cash but is capitalized and added to principal. The maturity date on the subordinated promissory notes will be no earlier than 91 days subsequent to the maturity date of our $150 million Senior Notes, subject to certain exceptions.

        On May 16, 2003, we redeemed all of our then outstanding 9 3/4% Senior Subordinated Notes due 2007, or the Senior Subordinated Notes, at the optional redemption price of 104 7/8% of the principal amount thereof plus accrued interest. Upon consummation of the acquisition, we deposited funds in escrow sufficient to effect a covenant defeasance of the Senior Subordinated Notes and to consummate the redemption through the redemption date. The amount of the redemption, which includes accrued interest and premiums, was $132.6 million.

        Our ability to satisfy our debt obligations will depend upon our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond our control, as well as the availability of revolving credit borrowings under our current or successor credit facilities. We anticipate that, based on current and expected levels of operations, our operating cash flow, together with borrowings under our revolving credit facilities, should be sufficient to meet our debt service, working capital and capital expenditure requirements for the foreseeable future, although no assurances can be given in this regard. If we are unable to service our indebtedness, we will be forced to take actions such as reducing or delaying acquisitions and/or capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking additional equity capital. There is no assurance that any of these remedies can be effected on satisfactory terms, if at all, including, whether, and on what terms, we could raise equity capital.

Quantitative and Qualitative Disclosures About Market Risk

        We conduct operations in several foreign countries including Canada, the Czech Republic, Denmark, France, Germany, Italy, Poland, Spain, The Netherlands and the United Kingdom. Net sales for international operations during the period ended from January 1, 2003 through April 14, 2003 were approximately $34.1 million, or 33.5%, of our net sales. Net sales from international operations during the period ended from April 15, 2003 through June 30, 2003 were approximately $33.5 million, or 39.7% of our net sales. At June 30, 2003, assets associated with these operations were approximately 43.4% of total assets, and we had indebtedness denominated in currencies other than the U.S. dollar of approximately $19.7 million.

        As a result, we are exposed to certain market risks, which exist as a part of our ongoing business operations. Primary exposures include fluctuations in the value of foreign currency investments in subsidiaries, volatility in the translation of foreign currency earnings to U.S. dollars, indebtedness, including intercompany indebtedness, of foreign subsidiaries denominated in currencies other than their functional currency and movements in Federal Funds rates and LIBOR. Our international operations may also be subject to volatility because of changes in political and economic conditions of these countries. Most of the revenues and costs and expenses of our operations in foreign countries are denominated in the local currencies.

        We may periodically use foreign currency forward option contracts to offset the effects of exchange rate fluctuations on cash flows denominated in foreign currencies. We had no outstanding foreign currency forward options at June 30, 2003 and do not use derivative financial instruments for trading or speculative purposes.

        Our credit facilities are subject to interest rates based on a floating benchmark rate (such as LIBOR or the Federal Funds rate), plus an applicable margin. The applicable margin is a fixed spread based on the floating benchmark rate we select for borrowings and whether such borrowings are under our term loan facilities or under our revolving credit facilities. A change in interest rates under our credit facilities could have an impact on results of operations. As of June 30, 2003, a change of 1.0% in the market rate of interest would impact our annual interest expense by $286,000.

New Accounting Pronouncements

        On January 1, 2002, we adopted the accounting standards set forth in SFAS 142 and Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 142 changed the methodology for assessing goodwill impairments. The initial application of this statement resulted in an impairment of goodwill of $29.2 million to write down goodwill related to the Valley acquisition. The impairment was due solely to the change in accounting standards and was reported as a cumulative effect of accounting change. Under the new standard, impairment is determined by comparing the carrying values of reporting units to the corresponding fair values, which are determined based on the discounted estimated future cash flows of the reporting units. As the impairment related to Valley for which taxable income accrues to the individual members, no tax effect was recorded for this charge. Additionally, under the new standard, goodwill is no longer amortized but is to be tested periodically for impairment. The effect of no longer amortizing goodwill resulted in a reduction of $3.0 million in amortization of intangible assets during 2002 as compared with each of 2001 and 2000. The adoption of SFAS 144 did not have a material impact on our financial position, results of operations or cash flows.

        In November 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). FIN 45 provides guidance on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued and also clarifies that a guarantor is require to recognize, at the inception for a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. We adopted the guidance provided by FIN 45 at January 1, 2003, and any effect of the adoption of this guidance has been reflected in the interim financial information at June 30, 2003 included elsewhere in this prospectus.

THE EXCHANGE OFFER

General

        The issuers sold the Original Notes on May 23, 2003 in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers of the Original Notes subsequently resold them to qualified institutional buyers in reliance on Rule 144A under the Securities Act.

        In connection with the sale of Original Notes to the initial purchasers, the holders of the Original Notes became entitled to the benefits of an A/B exchange registration rights agreement dated May 23, 2003 between the issuers, our parent, our parent's domestic subsidiaries that guaranteed the Original Notes and the initial purchasers (the "Registration Rights Agreement").

        Under the Registration Rights Agreement, the issuers became obligated to file a registration statement in connection with an exchange offer within 90 days after the original issue date of the Original Notes (the "Issue Date") and use their reasonable best efforts to cause the exchange offer registration statement to become effective within 150 days after the Issue Date. The exchange offer being made by this prospectus, if consummated within the required time periods, will satisfy the issuers' obligations under the Registration Rights Agreement. This prospectus, together with the letter of transmittal, is being sent to all beneficial holders known to the issuers.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, the issuers will accept all Original Notes properly tendered and not withdrawn on or prior to the expiration date. The issuers will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Original Notes accepted in the exchange offer. Holders may tender some or all of their Original Notes pursuant to the exchange offer.

        Based on no-action letters issued by the staff of the SEC to third parties, the issuers believe that holders of the New Notes issued in exchange for Original Notes may offer for resale, resell and otherwise transfer the New Notes, other than any holder that is an affiliate of the issuers within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act. This is true as long as the New Notes are acquired in the ordinary course of the holder's business, the holder has no arrangement or understanding with any person to participate in the distribution of the New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. A broker-dealer that acquired Original Notes directly from the issuers cannot exchange the Original Notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the New Notes cannot rely on the no-action letters of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives New Notes for its own account in exchange for Original Notes, where Original Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution" for additional information.

        The issuers will be deemed to have accepted validly tendered Original Notes when, as and if they have given oral or written notice of the acceptance of those notes to the exchange agent. The exchange agent will act as agent for the tendering holders of Original Notes for the purposes of receiving the New Notes from the issuers and delivering New Notes to those holders. Pursuant to Rule 14e-1(c) of the Exchange Act, the issuers will promptly deliver the New Notes upon consummation of the exchange offer or return the Original Notes if the exchange offer is withdrawn.

        If any tendered Original Notes are not accepted for exchange because of an invalid tender or the occurrence of the conditions set forth under "—Conditions" without waiver by the issuers, certificates for any of those unaccepted Original Notes will be returned, without expense, to the tendering holder of any of those Original Notes as promptly as practicable after the expiration date.

        Holders of Original Notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, in accordance with the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes, pursuant to the exchange offer. The issuers will pay all charges and expenses, other than taxes applicable to holders in connection with the exchange offer. See "—Fees and Expenses."

Shelf Registration Statement

        If (1) because of any change in law or in currently prevailing interpretations of the staff of the SEC, the issuers are not permitted to effect the exchange offer; or (2) the exchange offer is not consummated within 180 days of the Issue Date; or (3) in certain circumstances, certain holders of unregistered New Notes so request; or (4) in the case of any holder that participates in the exchange offer, such holder does not receive New Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of the issuers or within the meaning of the Securities Act), then in each case, the issuers will (x) promptly deliver to the holders and the Trustee written notice thereof, and (y) at our sole expense, (a) as promptly as practicable, file a shelf registration statement covering resales of the notes (the "Shelf Registration Statement") and (b) use their reasonable best efforts to keep effective the Shelf Registration Statement until the earlier of two years after the Issue Date or such time as all of the applicable notes have been sold thereunder.

        Notwithstanding anything to the contrary in the Registration Rights Agreement, upon notice to the holders of the notes, the issuers may suspend use of the prospectus included in any Shelf Registration Statement in the event that and for a period of time (a "Blackout Period") not to exceed an aggregate of 60 days in any twelve-month period (1) the issuers' or our parent's board of directors determines, in good faith, that the disclosure of an event, occurrence or other item at such time could reasonably be expected to have a material adverse effect on the business, operations or prospects of our parent and its subsidiaries or (2) the disclosure otherwise relates to a material business transaction which has not been publicly disclosed and the issuers' or our parent's board of directors determines, in good faith, that any such disclosure would jeopardize the success of the transaction or that disclosure of the transaction is prohibited pursuant to the terms thereof.

        The issuers will, if and when they file the shelf registration statement, provide to each holder of the Notes copies of the prospectus which is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take other actions as are required to permit unrestricted resales of the Notes. A holder that sells Notes pursuant to the shelf registration statement generally must be named as a selling security-holder in the related prospectus and must deliver a prospectus to purchasers. A seller will be subject to civil liability provisions under the Securities Act in connection with these sales. A seller of the Notes also will be bound by applicable provisions of the Registration Rights Agreement, including indemnification obligations. In addition, each holder of Notes must deliver information to be used in connection with the shelf registration statement and provide comments on the shelf registration statement in order to have its Notes included in the shelf registration statement and benefit from the provisions regarding any liquidated damages in the Registration Rights Agreement.

Additional Interest

        If the issuers fail to meet the targets listed in the three paragraphs immediately following this paragraph, then additional interest ("Additional Interest") shall become payable in respect of the notes as follows:

        1.     if (A) a registration statement on an appropriate registration form with respect to the exchange offer (the "Exchange Offer Registration Statement") is not filed with the SEC on or prior to 90 days after the Issue Date or (B) notwithstanding that the issuers have consummated or will consummate an exchange offer, the issuers are required to file a Shelf Registration Statement and such Shelf Registration Statement is not filed on or prior to the date required by the Registration Rights Agreement, then commencing on the day after either such required filing date, Additional Interest shall accrue on the principal amount of the notes at a rate of 0.50% per annum for the first 90 days immediately following each such filing date, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; or

        2.     if (A) the Exchange Offer Registration Statement is not declared effective by the SEC on or prior to 150 days after the Issue Date or (B) notwithstanding that the issuers have consummated or will consummate an Exchange Offer, the issuers are required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the SEC on or prior to the date required by the Registration Rights Agreement, then, commencing on the day after either such required effective date, Additional Interest shall accrue on the principal amount of the notes at a rate of 0.50% per annum for the first 90 days immediately following such date, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; or

        3.     if (A) the issuers have not exchanged New Notes for all notes validly tendered in accordance with the terms of the exchange offer on or prior to the 180th day after the Issue Date or (B) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of the Issue Date (other than after such time as all notes have been disposed of thereunder and other than during any Blackout Period relating to such Shelf Registration), then Additional Interest shall accrue on the principal amount of the notes at a rate of 0.50% per annum for the first 90 days commencing on (x) the 181st day after the Issue Date, in the case of (A) above, or (y) the day such Shelf Registration Statement ceases to be effective, in the case of (B) above, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period;

provided, however, (x) that the Additional Interest rate on the notes may not accrue under more than one of the foregoing clauses (1) - (3) at any one time and at no time shall the aggregate amount of Additional Interest accruing exceed in the aggregate 1.50% per annum and (y) Additional Interest shall not accrue under clause (3)(B) above during the continuation of a Blackout Period; provided, further, however, that (a) upon the filing of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (1) above), (b) upon the effectiveness of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (2) above), or (c) upon the exchange of New Notes for all notes tendered (in the case of clause (3) (A) above), or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of clause (3) (B) above), Additional Interest on the notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

        No Additional Interest shall accrue with respect to notes that are not Registrable Notes, as defined in the Registration Rights Agreement.

        Any amounts of Additional Interest due pursuant to clause (1), (2) or (3) above will be payable in cash on the same original interest payment dates as the notes.

        The sole remedy available to the holders of the notes will be that described above.

Expiration Date; Extensions; Amendment

        The term "expiration date" means 12:00 midnight, New York City time, on November 17, 2003, which is at least 20 business days after the commencement of the exchange offer, unless the issuers extend the exchange offer, in which case the term "expiration date" means the latest date to which the exchange offer is extended.

        In order to extend the expiration date, the issuers will notify the exchange agent of any extension by oral or written notice and will issue a public announcement of the extension, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        The issuers reserve the right:

  (a)
  to extend the exchange offer or to terminate the exchange offer and not accept Original Notes not previously accepted if any of the conditions set forth under "—Conditions" shall have occurred and shall not have been waived by them, if permitted to be waived by them, by giving oral or written notice of the delay, extension or termination to the exchange agent, or

  (b)
  to amend the terms of the exchange offer in any manner deemed by them to be advantageous to the holders of the Original Notes.

        The issuers will notify you as promptly as practicable of any delay in acceptance, extension, termination or amendment. If the exchange offer is amended in a manner determined by the issuers to constitute a material change, the issuers will promptly disclose the amendment in a manner intended to inform the holders of the Original Notes of the amendment. Depending upon the significance of the amendment, the issuers may extend the exchange offer if it otherwise would expire during the extension period. Any such extension will be made in compliance with Rule 14d-4(d) of the Exchange Act.

        Without limiting the manner in which the issuers may choose to publicly announce any extension, amendment or termination of the exchange offer, the issuers will not be obligated to publish, advertise, or otherwise communicate that announcement, other than by making a timely release to an appropriate news agency.

Procedures for Tendering

        To tender in the exchange offer, a holder must:

  •
  complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

  •
  have the signatures on the letter of transmittal guaranteed if required by instruction 3 of the letter of transmittal; and

  •
  mail or otherwise deliver the letter of transmittal or the facsimile in connection with a book-entry transfer, together with the Original Notes and any other required documents.

To be validly tendered, the documents must reach the exchange agent by or before 12:00 midnight New York City time, on the expiration date. Delivery of the Original Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent on or prior to the expiration date.

        The tender by a holder of Original Notes will constitute an agreement between that holder and the issuers in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their brokers, dealers, commercial banks, trust companies or nominees to effect the tender for those holders.

        The method of delivery of Original Notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent by or before 12:00 midnight New York City time, on the expiration date. No letter of transmittal or Original Notes should be sent to the issuers.

        Only a holder of Original Notes may tender Original Notes in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name Original Notes are registered on the issuers' books or any other person who has obtained a properly completed bond power from the registered holder.

        Any beneficial holder whose Original Notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on its behalf. If the beneficial holder wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its Original Notes, either make appropriate arrangements to register ownership of the Original Notes in the holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

        Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States referred to as an "eligible institution," unless the Original Notes are tendered: (a) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or (b) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by an eligible institution.

        If the letter of transmittal is signed by a person other than the registered holder of any Original Notes listed therein, those Original Notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes that person to tender the Original Notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the Original Notes.

        If the letter of transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should indicate that when signing, and unless waived by the issuers, submit evidence satisfactory to the issuers of their authority to act with the letter of transmittal.

        All questions as to the validity, form, eligibility, including time of receipt, and withdrawal of the tendered Original Notes will be determined by the issuers in their sole discretion. This determination will be final and binding. The issuers reserve the absolute right to reject any Original Notes not properly tendered or any Original Notes their acceptance of which, in the opinion of counsel for the issuers, would be unlawful. The issuers' interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such time as the issuers shall determine. None of the issuers, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Original Notes, nor shall any of them incur any liability for failure to give notification. Tenders of Original Notes will not be deemed to have been made until irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holders of Original Notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

        In addition, the issuers reserve the right in their sole discretion to:

  (a)
  purchase or make offers for any Original Notes that remain outstanding subsequent to the expiration date or, as set forth under "—Conditions," to terminate the exchange offer in accordance with the terms of the Registration Rights Agreement; and

  (b)
  to the extent permitted by applicable law, purchase Original Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

        By tendering Original Notes pursuant to the exchange offer, each holder will represent to the issuers that, among other things,

  (a)
  the New Notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of such holder;

  (b)
  the holder is not engaged in and does not intend to engage in a distribution of the New Notes;

  (c)
  the holder has no arrangement or understanding with any person to participate in the distribution of such New Notes; and

  (d)
  the holder is not an "affiliate" of the issuers, as defined under Rule 405 of the Securities Act, or, if the holder is an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Book-Entry Transfer

        The issuers understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the Original Notes at the depository trust company, or DTC, for the purpose of facilitating the exchange offer, and upon the establishment of those accounts, any financial institution that is a participant in DTC's system may make book-entry delivery of Original Notes by causing DTC to transfer the Original Notes into the exchange agent's account with respect to the Original Notes in accordance with DTC's procedures for transfers. Although delivery of the Original Notes may be effected through book-entry transfer into the exchange agent's account at the DTC, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to the depository trust company does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

        Holders who wish to tender their Original Notes and

  (a)
  whose Original Notes are not immediately available or

  (b)
  who cannot deliver their Original Notes, the letter of transmittal or any other required documents to the exchange agent on or prior to the expiration date, may effect a tender if:

  (1)
  the tender is made through an eligible institution;

  (2)
  on or prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the Original Notes, the certificate number or numbers of the Original Notes and the principal amount of Original Notes tendered stating that the tender is being made thereby, and guaranteeing that, within three business days after the expiration date, the letter of transmittal, or facsimile thereof, together with the certificate(s) representing the Original Notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

    (3)
    the properly completed and executed letter of transmittal, or facsimile thereof, together with the certificate(s) representing all tendered Original Notes in proper form for transfer and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, tenders of Original Notes may be withdrawn at any time by or prior to 12:00 midnight, New York City time, on the expiration date, unless previously accepted for exchange.

        To withdraw a tender of Original Notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus by 12:00 midnight, New York City time, on the expiration date. Any such notice of withdrawal must:

  (a)
  specify the name of the depositor, who is the person having deposited the Original Notes to be withdrawn;

  (b)
  identify the Original Notes to be withdrawn, including the certificate number or numbers and principal amount of the Original Notes or, in the case of Original Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

  (c)
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which such Original Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the Original Notes register the transfer of such Original Notes into the name of the depositor withdrawing the tender; and

  (d)
  specify the name in which any such Original Notes are being registered if different from that of the depositor.

        All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by the issuers, and their determination will be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no New Notes will be issued with respect to the Original Notes withdrawn unless the Original Notes so withdrawn are validly retendered. Any Original Notes which have been tendered but which are not accepted for exchange will be returned to their holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Original Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time on or prior to the expiration date.

Conditions

        Notwithstanding any other term of the exchange offer, the issuers will not be required to accept for exchange, or exchange, any New Notes for any Original Notes, and may terminate or amend the exchange offer on or before the expiration date, if the exchange offer violates any applicable law or interpretation by the staff of the SEC.

        If the issuers determine in their reasonable discretion that the foregoing condition exists, they may:

  •
  refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders;

  •
  extend the exchange offer and retain all Original Notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered the Original Notes to withdraw their tendered Original Notes; or

  •
  waive such condition, if permissible, with respect to the exchange offer and accept all properly tendered Original Notes which have not been withdrawn.

If a waiver constitutes a material change to the exchange offer, the issuers will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the holders, and they will extend the exchange offer as required by applicable law.

        Pursuant to the Registration Rights Agreement, the issuers are required to use their reasonable best efforts to file with the SEC a shelf registration statement with respect to the Original Notes on or prior to the 90th day after the delivery of a Shelf Notice as required pursuant to Section 2(c) of the Registration Rights Agreement, and thereafter use their reasonable best efforts to cause the shelf registration statement declared effective on or prior to the 150th day after the filing date, if:

  (a)
  the exchange offer is not permitted by law or applicable interpretations of the staff of the SEC; or

  (b)
  the exchange offer is not consummated within 180 days of the Issue Date; or

  (c)
  certain holders of unregistered New Notes so request; or

  (d)
  in the case of any holder that participates in the exchange offer, such holder does not receive New Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as our affiliate) or within the meaning of the Securities Act.

Exchange Agent

        BNY Midwest Trust Company has been appointed as exchange agent for the exchange offer, and is also the trustee under the indenture under which the New Notes will be issued. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to Ms. Diane Amoroso, addressed as follows:

For information by Telephone:
(212) 815-3738

By Mail: The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street—7 East New York, NY 10286 Attn: Ms. Diane Amoroso	By Hand or Overnight Delivery Service: The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street—7 East New York, NY 10286 Attn: Ms. Diane Amoroso

By Facsimile Transmission:
(212) 298-1915

(Telephone Confirmation)
(212) 815-3738

Fees and Expenses

        The issuers have agreed to bear the expenses of the exchange offer pursuant to the Registration Rights Agreement. The issuers have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The issuers, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services.

        The cash expenses to be incurred in connection with the exchange offer will be paid by the issuers. These expenses include fees and expenses of BNY Midwest Trust Company as exchange agent, accounting and legal fees and printing costs, among others.

Accounting Treatment

        The New Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the Original Notes will be amortized over the term of the New Notes.

Consequences of Failure to Exchange

        Holders of Original Notes who are eligible to participate in the exchange offer but who do not tender their Original Notes will not have any further registration rights, and their Original Notes will continue to be restricted for transfer. Accordingly, such Original Notes may be resold only:

  (a)
  to the issuers, upon redemption of the Original Notes or otherwise;

  (b)
  so long as the Original Notes are eligible for resale pursuant to Rule 144A under the Securities Act to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A, in a transaction meeting the requirements of Rule 144A;

  (c)
  in accordance with Rule 144 under the Securities Act, or under another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel reasonably acceptable to the issuers;

  (d)
  outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

  (e)
  under an effective registration statement under the Securities Act;

in each case in accordance with any applicable securities laws of any state of the United States.

Regulatory Approvals

        The issuers do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

Other

        Participation in the exchange offer is voluntary and holders of Original Notes should carefully consider whether to accept the terms and condition of this exchange offer. Holders of the Original Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

BUSINESS

        We are one of the world's largest designers and manufacturers of exterior accessories for the automotive original equipment manufacturer, or OEM, market and aftermarket. We design and manufacture a wide array of both rack systems and towing systems and related accessories. We are the largest supplier of towing systems in the world and one of the two largest suppliers of rack systems. Our products are designed and engineered to meet vehicle-specific requirements, while improving vehicle functionality and styling. We sell our products to most of the OEMs producing vehicles in North America and Europe and to many of the major aftermarket distributors, installers and retailers. We are considered a Tier 1 supplier in the industry as we supply goods directly to OEMs. As a Tier 1 supplier to the OEM market, we are generally awarded contracts to supply our products for a given vehicle platform on a sole source basis. For the twelve months ended June 30, 2003, our net sales were $341.7 million.

        We have long-standing relationships with many of our major customers and have served our two largest customers for more than 10 years. Our OEM customers include BMW, DaimlerChrysler, Fiat, Ford, General Motors, Isuzu, Kia, Mitsubishi, Nissan, Opel, SEAT, Skoda, Subaru, Toyota, Volkswagen and Volvo. Our aftermarket customers include Ace Hardware, Advance Auto Parts, Balkamp (NAPA Auto Parts), Brezan, Canadian Tire, Coast Distribution System, Feuvert, Norauto, and U-Haul. Sales to OEM customers represented 66% of our net sales for the twelve months ended June 30, 2003, while the remainder were from sales to customers serving the automotive aftermarket. For the twelve months ended June 30, 2003, 71% of our net sales were derived from our North American operations, while the remainder were from European operations. We are headquartered in Sterling Heights, Michigan and have a total of 28 facilities located in both North America and Europe, of which 23 are manufacturing and engineering facilities.

Industry Trends

        We seek to capitalize on several important automotive industry trends that have benefited us in the past and we believe will continue to benefit us. These trends include:

        Increasing Exterior Accessory Content Per Vehicle.    The dollar content per vehicle of exterior accessory components has been increasing and, we believe, will continue to increase over the next several years. The increase in content per vehicle is being largely driven by (i) the demand for increased vehicle functionality and performance, (ii) the desire by OEM customers to further differentiate their products through the customization of exterior accessories, and (iii) the increasing proliferation of vehicles that have higher accessory content per vehicle such as crossover vehicles. In addition, consumers are demanding vehicles with rack systems and towing systems for activities such as camping, fishing, water sports and cycling.

        Increased Manufacturing in North America by Transplants.    Foreign automobile manufacturers with manufacturing operations in the United States, or transplants, have increased their share of North American light vehicle production from approximately 16% in 1992 to approximately 25% in 2002 and this trend is expected to continue. In recent years, we have been awarded programs from a number of these transplants, including BMW, Mercedes, Nissan and Toyota. We believe that increased levels of manufacturing of light vehicles in North America by transplants and the desire for local content will benefit full service, high quality suppliers with North American operations, such as ours.

        European Regulatory Standards.    Over the past several years, most western European countries have adopted European Community regulatory standards that mandate that a towing system must fit all the vehicle manufacturer's recommended fitting points, must not interfere with the vision of the number plate when not in use and must meet strict testing criteria for durability and safety. These standards have been adopted by all 15 EC countries and are in the process of being adopted by various

Eastern European countries, including Poland. All of our towing systems sold in Europe are designed and tested to satisfy these EC regulatory standards. The adoption of these regulatory standards, in addition to customers' demand for increased functionality and pleasing aesthetics is resulting in a shift in consumer preference from fixed towbars to more highly engineered detachable towbars.

Competitive Strengths

        Leading Global Market Position.    We are one of the largest suppliers of rack systems and towing systems to the automotive OEM market and the automotive aftermarket. We believe that we have achieved leading market positions in our core business lines by offering an extensive selection of high quality attractively priced products due to our economies of scale and by focusing on customer satisfaction. We are one of the two largest suppliers of rack systems in North America, with an approximate market share of 50%. In addition, we are the largest supplier of towing systems in the world with the leading market position in Europe and the second leading market position in North America, with approximate market shares of 32% and 16%, respectively. Our aftermarket products are sold under well-established brand and trade names including Barrecrafters, Brink, Dycrest Automotive, Nomadic Sport, SportRack and Valley.

        Strong Customer Relationships.    We are a Tier 1 supplier of rack systems and/or towing systems to most of the OEMs serving North America and Europe. We believe that we have strong customer relationships that are based on a reputation for high service levels, strong technical support, innovative product development, high quality and competitive pricing. We have developed these relationships over a long period. For example, we have been supplying DaimlerChrysler and General Motors, our two largest customers since 1991 and 1984, respectively, and have been supplying U-Haul and Coast Distributions Systems, our two largest automotive aftermarket customers, since 1994. Our OEM customers have recognized us with numerous achievement awards including DaimlerChrysler's Gold Award, Ford's Q-1 Award, General Motors's Supplier of the Year Award, Kia's Preferred Supplier Award and Toyota's Distinguished Supplier Award. We believe that our strong OEM relationships provide us with a significant advantage in retaining existing contracts as well as in participating in the design phase for new vehicles, which is integral to becoming a supplier for new platforms. We estimate that our retention rate on successive vehicle models for replacement platforms with existing OEM customers was in excess of 71% on average from 2000 through 2002. We believe that our strong customer relationships position us favorably to gain additional business.

        Design and Engineering Expertise.    We are a leader in the design of rack systems, towing systems and related accessories. We believe that our products possess greater quality, reliability, performance and ease of use than products sold by many of our competitors. We employ approximately 135 engineers and designers and hold more than 150 U.S. and foreign patents. When an OEM is in the process of developing a new model, we are generally approached two to four years prior to the start of the production with a request to supply the required rack system or towing system. We work directly with OEM designers to develop products that satisfy the OEM's functional, durability and styling requirements, simplify vehicle assembly and reduce vehicle cost and weight. We are responsible for many industry innovations including unique detachable towing hitches and push button and pull lever stanchions on fixed rack systems. We believe our design and engineering capabilities provide significant value to our customers by: (i) reducing OEM new product development cycles and preproduction and launch schedules; (ii) lowering OEM manufacturing costs; (iii) providing technical expertise; and (iv) increasing the ability to serve continually changing OEM and aftermarket customer preferences.

        Comprehensive Product Line.    Our product portfolio, which is one of the broadest in our industry, consists of vehicle-specific rack systems and towing systems and a wide range of complementary accessory aftermarket products. We supply rack systems to OEMs that are used on 38 vehicle models, as well as rack systems sold through aftermarket channels for a substantial number of additional models. Our towing system products fit most vehicles commonly used for towing in Europe and North America, with over 2,000 SKUs in our product line. In addition, as new vehicles are introduced, we design towing systems to match the specific vehicle design. Furthermore, we have the most extensive towing systems product line that satisfies stringent EC regulatory safety standards. We believe that a competitor would face substantial design and testing costs to offer a comparable product line that meets these safety standards.

        High Quality, Low Cost Manufacturing Position.    We believe that we are one of the highest quality, lowest cost manufacturers of rack systems and towing systems in North America and Europe. Our low cost position is a result of cost controls and efficiency initiatives designed to enhance productivity and reduce capital expenditures. Our cost controls are closely integrated with our quality focused manufacturing operations, which we believe allows us to profitably deliver high quality, easy to install and competitively priced components on a just-in-time basis. In late 2002, we increased our towing systems manufacturing capacity in Europe by opening a new manufacturing facility in France and reorganizing our manufacturing facilities in The Netherlands. This increased capacity will allow us to pursue growth opportunities in existing and new geographic areas, such as Germany and Eastern Europe. We have achieved ISO-9000 or QS-9000 certification for most of our manufacturing and engineering facilities, including all of our OEM manufacturing and engineering facilities.

        Experienced Management with a Proven Track Record.    We are led by an experienced management team and our 5 senior officers have an average of 17 years of industry experience. Our management team has a proven track record of maintaining strong relationships with our existing customers, winning new customers, increasing cross-selling, successfully integrating business lines and introducing new products to the market. Members of our management team own equity and stock options in our company and will be further incentivized by equity compensation awards to improve our operational and financial performance.

Business Strategy

        Our objective is to strengthen our position as a leading global supplier of automotive exterior accessories, thereby increasing revenue and cash flow. To accomplish our goal, we intend to pursue the following strategies:

        Increase Sales to New and Existing Customers.    We intend to continue to leverage our design and engineering expertise, high quality, low cost manufacturing capabilities and extensive product line to increase our sales. We have successfully increased our penetration with existing OEM customers by winning new and replacement platforms that were previously supplied by our competitors and by offering new products in existing and new geographic areas. For example, in early 2003, we launched new programs to supply running boards for BMW and Toyota. We also have targeted new aftermarket customers and have recently won a private label contract to manufacture rack systems and accessories for The Coleman Company.

        Emphasize New Product Introductions.    We continue to seek to expand our business by offering new products that share common customer procurement practices, manufacturing technologies and distribution channels with our existing products. For example, our new exterior accessory products include pickup truck bed rails, running boards and rack and towing accessories. These new products currently account for only a small portion of our revenues, but we believe they possess strong growth prospects.

        Increase Operating Efficiencies.    We continually seek to reduce our cost structure and improve manufacturing efficiency. We have organized our production process to reduce the number of manufacturing functions and the frequency of material handling, which we believe both improves quality and reduces costs. We have also adopted cellular manufacturing to improve scheduling flexibility, productivity and quality while reducing work in process inventories and other costs. For example, in late 2002 we increased our towing systems manufacturing capacity in Europe by opening a new manufacturing facility in France and reorganizing our manufacturing facilities in The Netherlands. This increased capacity will allow us to pursue growth opportunities in existing and new geographic areas, such as Germany and Eastern Europe. Over the next two years, we also intend to consolidate our UK and Italian manufacturing operations into our new French facility. We believe that this reorganization, which will require minimal additional capital expenditures, will further reduce our fixed cost base and improve our labor and manufacturing efficiencies.

        Pursue Strategic Acquisitions.    We have successfully completed and integrated acquisitions to complement our product offerings. We intend to selectively pursue opportunities that are accretive to our cash flow and either increase the market share of our existing products by providing us access to new customers and new geographic markets or enable us to offer complementary products to our customers.

        We face certain risks in the implementation of our business strategy. For example, if we fail to increase our sales to new and existing customers and/or lose business from any of our major customers, this could have a material adverse effect on our business, results of operations and financial condition. In addition, we may not be able to generate significant revenues in the future through the offering of new products. Furthermore, the OEM supplier industry is cyclical and, in large part, dependent upon the overall strength of customer demand for various types of motor vehicles and products. A decrease in consumer demand for motor vehicles in general or specific types of vehicles and/or products could adversely impact our ability to implement our strategy. See "Risk Factors—Risks Relating to Our Business" for other potential risks that may impact the successful implementation of our business strategy.

Products

        Our principal product lines are rack systems, towing systems and related accessories. For the twelve months ended June 30, 2003, 47% of our net sales were derived from rack systems and accessories and 53% were derived from towing systems and accessories. Additionally, over the last few years, we have begun to design and manufacture new complementary products, such as running boards and pickup truck cargo management systems that includes bed cleats and cross rails. These new products share common customer procurement practices, manufacturing technologies and distribution channels with our existing rack systems and towing systems.

  Rack Systems

        Fixed Rack Systems.    We supply fixed roof rack systems for individual vehicle models that generally are sold to the automotive OEMs for installation at the factory. They are supplied for a model for the life of its design, which generally ranges from four to six years. Our fixed rack systems are designed to complement the styling themes of a particular vehicle, as well as to increase the utility and functionality of the rack system. These rack systems are utilized on a large number of light trucks, including BMW X5, Cadillac Escalade, Chevrolet Suburban, Tahoe and Trailblazer, DaimlerChrysler minivans, Dodge Durango, GMC Yukon and Envoy, Jeep Grand Cherokee and Liberty, Mercedes Benz M-Class and Oldsmobile Bravada.

        Most of the fixed rack systems we sell are composed of side rails, which run along both sides of the vehicle's roof. In many cases, the rack system also includes cross rails attached to the side rails with stanchions that are typically movable and can be used to carry a load. We use advanced materials such as lightweight, high strength plastics and roll formed aluminum to develop durable rack systems that increase vehicle performance. Many of these products incorporate innovative features such as push button and pull lever stanchions, which allow easy movement of the cross rails to accommodate various size loads.

        Detachable Rack Systems.    We also supply a full line of detachable roof rack systems for both the automotive and sporting accessory aftermarkets. A detachable rack system typically consists of cross rails attached to the roof of a vehicle by removable mounting clips. In addition, we design and manufacture lifestyle accessories for both the automotive and sporting accessory aftermarkets. These accessories typically attach to our towing or rack systems and are used for carrying items such as bicycles, skis, luggage, surfboards and sailboards.

  Towing Systems

        We design and manufacture fixed and detachable towing systems, as well as a line of towing accessories. Our towing system products fit most vehicles commonly used for towing in Europe and North America, with over 2,000 SKUs in our product line. We are the largest supplier of towing systems in the world, with the leading market position in Europe and the second leading position in North America, with approximate market shares of 32% and 16%, respectively.

        Our towing systems sold in Europe are installed primarily on light vehicles. In Europe, we sell both fixed ball towbars as well as more sophisticated detachable ball systems. Fixed ball towbars are designed to be permanently attached to a vehicle, while detachable ball systems are designed so that the towing ball can be easily removed when not in use. The detachable ball systems are becoming increasingly popular, especially with owners of more expensive cars and for cars on which the license plates would otherwise be blocked by a fixed ball towbar. Our towing systems sold in Europe are designed to satisfy EC regulatory standards and undergo durability and safety testing in order to comply with these standards. Our towing systems sold in North America primarily are installed on light trucks and recreational vehicles.

        As new vehicles are introduced, we design towing systems to match the specific vehicle design. We have introduced many innovative product designs such as the tubular trailer hitch, which is lighter in weight, less obtrusive and stronger than the conventional hitch. Many of our product innovations have enabled us to improve the functionality and safety of towing systems while, at the same time, enhancing the overall appearance of vehicles utilizing these towing products.

        We also offer a line of towing accessory products that includes carriers for bicycles and other gear, trailer balls, ball mounts, electrical harnesses, safety chains and locking hitch pins.

  New Products

        We continue to seek to expand our business by offering new products that share common customer procurement practices, manufacturing technologies and distribution channels with our existing products. For example, our recently introduced accessory products include pickup truck bed rails, running boards and rack and towing accessories. These new products currently account for only a small portion of our revenues, but we believe they possess strong growth prospects.

Customers and Marketing

        Sales to OEM and aftermarket customers represented 66% and 34% of our net sales, respectively, for the twelve months ended June 30, 2003.

  Automotive OEMs

        We obtain most of our new orders through a sourcing process by which the customer invites a few preferred suppliers to design and manufacture a component or system that meets certain price, timing, functional and aesthetic parameters. Upon selection at the development stage, we typically agree with the customer to cooperate in developing the product to meet the specified parameters. Upon completion of the development stage and the award of the manufacturing business, we receive a purchase order that covers parts to be supplied for a particular car model. These supply arrangements typically involve annual renewals of the purchase order over the life of the model, which is generally four to six years. We compete to supply parts for successor models even though we may currently supply parts on the predecessor model. Sales to OEMs are made directly by our internal sales staff and outside sales representatives. With most OEMs, including DaimlerChrysler and General Motors, we enter into a contract for the life of a particular vehicle model. These contracts provide the general terms and conditions for the supply of goods and services to the OEM. From time to time under these contracts, OEMs issue purchase orders for the products listed in the contract.

        We sell our products to most of the OEMs producing vehicles in North America and Europe, including BMW, DaimlerChrysler, Fiat, Ford, General Motors, Kia, Mitsubishi, Nissan, Opel, SEAT, Skoda, Subaru, Toyota, Volkswagen and Volvo. DaimlerChrysler and General Motors are our largest customers. Sales to DaimlerChrysler and General Motors were 20% and 23%, respectively, of our aggregate net sales for the twelve months ended June 30, 2003.

  Automotive Aftermarket

        The automotive aftermarket consists of autoparts retailers and distributors as well as installers of automotive accessories. The largest of our aftermarket customers include Ace Hardware, Advance Auto Parts, Balkamp, Brezan, Canadian Tire, Coast Distribution System, Feuvert, Norauto and U-Haul. We sell our products directly into the automotive aftermarket through a number of channels, including wholesalers, retailers and installers, through our internal sales force and through third party sales representatives.

        Our sales in the automotive aftermarket are seasonal. Historically, the highest sales have been in the second quarter of each year, followed by the first quarter.

Product Design, Development and Testing

        We believe that we are a leader in the design of towing systems, rack systems and accessories and that our products have a reputation for quality, reliability and performance. Our in-house engineering and design staff consists of approximately 135 technical personnel. We hold more than 150 U.S. and foreign patents and have numerous patent applications pending. In addition, we hold various trademarks. No single patent or trademark is material to our operations.

        We spent approximately $8.5 million on engineering, research and development in 2002. When an OEM is in the process of developing a new model, which is usually two to four years in advance of the model's introduction, it typically approaches a supplier with a request to supply the required towing system or rack system. Our product development engineers then work closely with the OEM to develop a product that satisfies the OEM's aesthetic and functional requirements. We believe that this relationship provides us with a competitive advantage in the aftermarket because, in many cases, we already possess the knowledge to create accessories compatible with new model vehicles prior to release.

        We have extensive testing capabilities, which enable us to test and certify our products. We have purchased or developed specialized testing equipment for use specifically in our testing laboratories. We subject our products to tests which we believe are more demanding than conditions that occur during normal use.

        We test our towing products for compliance with EC regulatory requirements in our own laboratory under the control of an independent institute that is authorized by the EC to approve the towing systems for sale. Our quality assurance system is regularly audited by this independent institute and by our automotive OEM customers. We have continually been awarded the highest distinction of achievement by the independent institute.

Manufacturing Process

        Our manufacturing operations are directed toward achieving ongoing quality improvements, reducing manufacturing and overhead costs, realizing efficiencies and adding flexibility. We have organized our production process to reduce the number of manufacturing functions and the frequency of material handling, which we believe has resulted in quality improvements and has reduced costs. In addition, we use cellular manufacturing, which improves scheduling flexibility, productivity and quality, while reducing work in process and costs.

        Our manufacturing operations involve metal cutting, bending, cold forming, roll forming, stamping, welding, plastic injection molding, painting, assembly and packaging. We perform most manufacturing operations in-house, but outsource certain processes depending on the capabilities and capacities of individual plants, as well as cost considerations. For example, while some of our towing systems manufacturing facilities have painting capabilities, we have chosen to outsource the painting of our rack systems.

        We have established quality procedures at each of our facilities and strive to manufacture high quality products. We have achieved ISO-9000 or QS-9000 certification for most of our manufacturing and engineering facilities, including all of our OEM manufacturing and engineering facilities, and are in the process of obtaining certification for some of our other facilities. We have received numerous quality and performance awards from our OEM customers, including DaimlerChrysler's Gold Award, Ford's Q-1 Award, General Motors' Supplier of the Year Award, Kia's Preferred Supplier Award and Toyota's Distinguished Supplier Award.

Raw Materials

        Numerous raw materials are used in the manufacture of our products. Steel, which is purchased in sheets, rolls, bars or tubes, and resin accounted for the most significant components of our raw material costs in 2002. We also purchase significant amounts of aluminum and plastics. We have various suppliers globally and are not dependent on any one supplier or small group of suppliers for any of our raw materials. We are committed to supplier development and long-term supplier relationships. However, most of our raw material demands are for commodities and, as such, can be purchased on the open market on an as needed basis. We select among available suppliers by comparing cost, consistent quality and timely delivery, as well as compliance with QS-9000 and ISO-9000 standards.

Competition

        Our industry is highly competitive. Although we are one of the world's largest suppliers of rack and towing systems, a large number of competitors exist, some of which are larger than us and have substantially greater resources than the we do. In the rack systems and accessories market, our competitors include Graber Products, JAC Holding, Thule International, Yakima Products and several smaller competitors. In the towing systems market, we compete with Bosal, Draw-Tite, Reese, The Oris Group, Westfalia, Production Stamping and numerous smaller competitors.

        We compete primarily on the basis of product quality, cost, timely delivery, customer service, engineering and design capabilities and new product innovation in both the OEM market and automotive aftermarket. We believe that, as OEMs continue to strive to reduce new model development cost and time, innovation and design and engineering capabilities will become even more important as a basis for distinguishing competitors. We believe we have leading capabilities in both of these areas.

        In the automotive aftermarket, we believe that our wide range of products is a competitive advantage. For example, we have developed towing systems to fit almost every light vehicle used for towing in North America and Europe. We believe our competitive advantage in the aftermarket is enhanced by our close relationship with OEMs, allowing us access to automobile design at an earlier time than many of our competitors.

Environmental Regulation

        Our operations, both in the United States and throughout Europe, are subject to foreign, federal, state and local environmental laws and regulations that limit discharges into the environment and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of certain materials, substances and wastes and require cleanup of contaminated soil and groundwater. These laws are often complex, change frequently and have tended to become stronger over time.

        In jurisdictions such as the United States, such obligations, including but not limited to those under the Comprehensive Environmental Response, Compensation & Liability Act, may be joint and several and may apply to conditions at properties presently or formerly owned or operated by an entity or its predecessors, as well as to conditions at properties at which waste or other contamination attributable to an entity or its predecessors have been sent or otherwise come to be located. These laws may also impose liability for personal injury, property damage to natural resources due to the presence of, or exposure to, hazardous substances. In addition, many of these laws provide for substantial fines, orders (including orders to cease operations) and criminal sanctions for violations. All of our operations and properties must comply with these laws and, in some cases, we are required to obtain and maintain permits in connection with our operations and activities. Although we believe that we are in material compliance with these permits and the applicable environmental laws, it is difficult to predict the future development of such laws and regulations or their impact on our business or results of operations.

        We have incurred and expect to incur costs for our operations to comply with the requirements under applicable environmental laws, and these costs could increase in the future. While these costs have not been significant, we cannot guarantee they will not be material in the future. We anticipate that standards under environmental laws and regulations will continue to tighten.

        There are no existing environmental claims against us. We are conducting remediation at our facility located in Port Huron, Michigan which arises out of historical facility operations prior to our operation or ownership. We are entitled to indemnification for the costs associated with this remediation by Metaldyne Corporation. While we do not expect to incur independent costs associated with this matter, there can be no assurance that all costs will be covered by indemnification. Soil and groundwater contamination attributable to solvents has been identified in areas near our manufacturing facility in Lodi, California. The city of Lodi has initiated action to identify sources and remedial options, as well as to require responsible parties to pay for related costs and damages. No claim has been made or threatened against us. However, we cannot guarantee that we will not in the future incur liability under environmental laws and regulations with respect to contamination at this or other sites currently or formerly owned or operated by us (including contamination caused by prior owners and operators of such sites), or the off-site disposal of hazardous substances. We are in the process of obtaining insurance coverage for some environmental liabilities for certain of our U.S. and foreign based facilities, subject to certain time and dollar limits and exceptions and exclusions under the policy which may operate to preclude or afford only partial coverage of any future liability. See "Risk Factors—Environmental laws and regulations may impose risks and costs on us."

Employees

        At June 30, 2003, we had approximately 2,400 employees, of whom approximately 1,300 are hourly employees and approximately 1,100 are salaried personnel. Approximately 170 of our employees in the United States at the Port Huron, Michigan facility are represented by the Teamsters Union. Collective bargaining agreements with the Teamsters Union affecting these employees are in place until April 2004. As is common in many European jurisdictions, substantially all of our approximately 964 employees in Europe are covered by country-wide collective bargaining agreements. We believe that our relations with our employees are good.

Facilities

        Our executive offices are located in 14,550 square feet of leased space in Sterling Heights, Michigan. We have 28 facilities with approximately 2.2 million square feet of space. We believe that substantially all of our property and equipment is in good condition, subject to normal wear and tear and that it has sufficient capacity to meet our current and projected manufacturing and distribution needs.

        Our facilities are as follows:

Location	Principal Functions	Square Feet	Owned/Leased	Lease Expiration**
North America
Shelby Township, Michigan*	Manufacturing	74,800	Owned	—
Shelby Township, Michigan*	Manufacturing	13,000	Leased	2008
Port Huron, Michigan*	Manufacturing	216,000	Owned	—
Sterling Heights, Michigan*	Administration and engineering	14,550	Leased	2003
Sterling Heights, Michigan*	Manufacturing	58,000	Leased	2006
Madison Heights, Michigan*	Administration and manufacturing	90,000	Leased	2004
Madison Heights, Michigan*	Engineering and manufacturing	18,000	Leased	2004
Williston, Vermont	Warehousing	10,000	Leased	2006
Wyandotte, Michigan	Manufacturing	5,000	Leased	2004
Lodi, California	Administration, engineering and manufacturing	150,000	Owned	—
Lodi, California	Warehousing	77,760	Leased	2005
Grove City, Ohio	Warehousing	70,644	Leased	2006
Dallas, Texas	Warehousing	23,800	Leased	2005
Granby, Quebec	Administration, manufacturing and warehousing	103,924	Leased	2003
Bromptonville, Quebec	Manufacturing	5,000	Leased	Month to Month
Hamer Bay, Ontario*	Manufacturing	15,000	Owned	—
Barrie, Ontario	Manufacturing and warehousing	5,200	Leased	Month to Month
Europe
Sandhausen, Germany*	Administration and engineering	5,000	Leased	Month to Month
Barcelona, Spain	Manufacturing	6,200	Leased	2004
Bakov and Jizerou, Czech Republic*	Manufacturing	34,000	Leased	Month to Month
Staphorst, The Netherlands*	Administration, engineering manufacturing, and warehousing	405,000	Owned	—
Hoogeveen, The Netherlands*	Manufacturing	185,000	Owned	—
Fensmark, Denmark*	Manufacturing and warehousing	95,000	Owned	—
Nuneaton, United Kingdom*	Manufacturing and warehousing	75,000	Owned	—

Vanersborg, Sweden*	Manufacturing and warehousing	160,000	Leased	2006
Wolsztyn, Poland	Warehousing	5,000	Leased	Month to Month
Reims, France	Manufacturing and warehousing	151,000	Leased	2015
St. Victoria di Gualtieri, Italy	Administration, engineering, manufacturing and warehousing	170,000	Leased	2008

*
At these facilities, we have QS 9000 and/or ISO 9000 certification.

**
Gives effect to all renewal options.

Legal Proceedings

        In February 1996, we commenced an action against Douglas and Andrew Gibbs, two of our former employees, alleging breach of contract under the terms of an October 1992 purchase agreement and employment agreements with our predecessor. The individuals then filed a counterclaim against us alleging breach of contract under these same agreements. On May 7, 1999, a jury in the United States District Court for the Eastern District of Michigan reached a verdict against AAS and awarded the individuals approximately $3.8 million in damages, plus attorneys' fees and pre- and post-judgment interest. During the period from January 1, 2003 through April 14, 2003 and during 2002, we increased our estimated accrual for this matter by $175,000 and $600,000, respectively, which charges are included in interest expense.

        In connection with the acquisition, CHAAS Holdings and its affiliates (including us) are entitled to indemnification from the sellers, without regard to any threshold, cap or time limitation, for any losses incurred in connection with the pending Gibbs litigation. To secure its appeal, prior to closing of the acquisition, AAS issued a letter of credit in the amount of $8.3 million for the benefit of the Gibbs. At the closing of the acquisition, the sellers deposited with the financial institution that issued the letter of credit $9.0 million in cash in a separate escrow account to cash collateralize the letter of credit and to secure the sellers' obligations to pay all losses incurred by AAS and its affiliates in connection with the Gibbs litigation. In June 2003, the Court of Appeals entered a judgment that reduced the judgment against AAS from $3.8 million to $2.8 million and reduced the interest rate used in calculating pre- judgment interest. A final payment to resolve the matter was made on August 29, 2003 to the Gibbs of approximately $5.6 million.

        In addition to the above, from time to time, we are subject to routine legal proceedings incidental to the operation of our business. The outcome of any threatened or pending proceedings is not expected to have a material adverse effect on our financial condition or operating results, based on our current understanding of the relevant facts.

MANAGEMENT

        The following table sets forth certain information regarding the members of the board of managers or board of directors, as applicable, for each of AAS and AAS Capital Corporation, the issuers of the New Notes, and our parent. In addition, the table sets forth information regarding the executive officers of the issuers and certain of our other senior officers. Each of the individuals has served as a member of the applicable board of managers or board of directors and/or as an officer, as the case may be, since the dates indicated below in their biographical data.

Name	Age	Position
Terence C. Seikel	46	President and Chief Executive Officer of AAS; Member of AAS and our parent's Board of Managers
Richard E. Borghi	57	President and Chief Operating Officer of SportRack; Member of AAS Board of Managers
Gerrit de Graaf	39	General Manager and Chief Executive Officer of Brink; Member of AAS Board of Managers
Bryan A. Fletcher	44	President and Chief Operating Officer of Valley Aftermarket (a division of Valley); Member of AAS Board of Managers
Barry G. Steele	33	Chief Financial Officer of AAS; Director and Chief Executive Officer of AAS Capital Corporation
John K. Castle	62	Member of our parent's Board of Managers
Marcel Fournier	48	Member of our parent's Board of Managers
William M. Pruellage	30	Member of our parent's Board of Managers

        AAS is a direct wholly-owned subsidiary of our parent and AAS Capital Corporation is an indirect wholly-owned subsidiary of AAS.

        Terence C. Seikel has served in the automotive industry for 18 years and has been President and Chief Executive Officer and a member of the board of managers of AAS since April 1999. Mr. Seikel has also been on the board of managers of our parent since May 2003. From January 1996 until April 1999, Mr. Seikel served as Vice President of Finance and Administration and Chief Financial Officer of AAS and SportRack. From 1985 to 1996, Mr. Seikel was employed by Larizza Industries, a publicly held supplier of interior trim to the automotive industry, in various capacities including Chief Financial Officer.

        Richard E. Borghi has served in the automotive industry for 34 years and has been President and Chief Operating Officer of SportRack since April 1999. From 1995 until April 1999, Mr. Borghi served as Executive Vice President of Operations and Chief Operating Officer of SportRack. From 1988 to 1995, Mr. Borghi held various senior management positions with MascoTech Inc., and was the Executive Vice President of Operations of the MascoTech Accessories division at the time of its acquisition by AAS.

        Gerrit de Graaf joined Brink in 1996 as Managing Director and Chief Executive Officer. From 1989 to 1996, he worked with Philips Medical Systems; the last two years as Marketing Manager in the United States. From 1989 to 1992, he worked as a consultant in the forecasting, logistics and human resource management fields. Mr. De Graaf holds a Master Degree in Mechanical Engineering from the University of Delft and a Master Degree in Industrial Engineering from the University of Eindhoven. He also holds an MBA Degree from the University of Antwerp affiliated with the Kellogg Institute of the Northwestern University of Chicago.

        Bryan A. Fletcher has served in the automotive industry for 13 years and has been President and Chief Operating Officer of Valley Aftermarket (a division of Valley) since July 2000. From 1991 until July 2000, Mr. Fletcher served as Vice President of Aftermarket Operations of Valley.

        Barry G. Steele has been Chief Financial Officer of AAS since April 2002 and has been the Chairman of the Board, Chief Executive Officer, Secretary and Treasurer of AAS Capital Corporation since December 2002. Prior to that Mr. Steele served as Corporate Controller of AAS from June 1999 until March 2002 and as Treasurer from July 2001 until March 2002. From September 1997 until June 1999, Mr. Steele served as Manager of Financial Reporting of AAS. From 1993 to September 1997, Mr. Steele was employed by Price Waterhouse LLP.

        John K. Castle has been on the board of managers of our parent since May 2003. Mr. Castle is Chairman and Chief Executive Officer of Castle Harlan. Immediately prior to forming Castle Harlan in 1986, Mr. Castle was President and Chief Executive Officer of Donaldson, Lufkin, & Jenrette, Inc., one of the nation's leading investment banking firms. At that time, he also served as a director of the Equitable Life Assurance Society of the U.S. Mr. Castle is a board member of Adobe Air Holdings, Inc., American Achievement Corporation, Wilshire Restaurant Group, Inc., Morton's Restaurant Group, Inc. and various private equity companies. Mr. Castle has also been elected to serve three, five-year terms as a trustee of the Massachusetts Institute of Technology. He has served for twenty-two years as a trustee of New York Medical College, including eleven of those years as Chairman of the Board. He is a member of the Board of the Whitehead Institute for Biomedical Research, and was Founding Chairman of the Whitehead Board of Associates. He is also a member of The New York Presbyterian Hospital Board of Trustees, the University Visiting Committee for The Harvard Business School and Chairman of the Columbia-Presbyterian Health Sciences Advisory Council. Mr. Castle received his bachelors degree from the Massachusetts Institute of Technology, his MBA as a Baker Scholar with High Distinction from Harvard, and an Honorary Doctorate of Humane Letters from New York Medical College.

        Marcel Fournier has been on the board of managers of our parent since May 2003. Mr. Fournier is a Managing Director of Castle Harlan. He is also a board member of APEI Holdings Corporation and Gravograph New Hermes Holding LLC. Prior to joining Castle Harlan in December 1995, Mr. Fournier held various positions, including Managing Director, at the investment banking group of Lepercq, de Neuflize & Co., Inc. from 1981 to 1995. From 1979 to 1981, Mr. Fournier was Assistant Director of the United States office of the agency of the French Prime Minister. Mr. Fournier received his M.B.A. from the University of Chicago in 1979, his Masters in Economics from the Université de la Sorbonne and a degree in Civil Engineering from the École Speciale des Travaux Publics.

        William M. Pruellage has been on the board of managers of our parent since May 2003. Mr. Pruellage is a Vice President of Castle Harlan. Mr. Pruellage is also a board member of Universal Compression, Inc., American Achievement Corporation, Verdugt Holdings, LLC. and Wilshire Restaurant Group, Inc. Prior to joining Castle Harlan in July 1997, Mr. Pruellage worked in the Mergers and Acquisitions group of Merrill Lynch & Co., where he assisted clients in strategic planning and corporate mergers.

Summary Compensation Table

        The following table sets forth information regarding the compensation during 2000, 2001 and 2002 of our chief executive officer and each of our four other most highly compensated executive officers serving in that capacity at the end of 2002. AAS Capital Corporation, an issuer of the New Notes, is an indirect wholly-owned subsidiary of AAS with nominal assets and which conducts no business or operations. Mr. Steele is the chief executive officer of AAS Capital Corporation and its sole director.

			Annual Compensation			Compensation Awards
Other Annual Compensation ($)
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Long-Term Compensation Awards	Securities Underlying Options (#)	All Other Compensation ($)
Terence C. Seikel President and Chief Executive Officer of AAS and SportRack	2002 2001 2000	265,000 265,000 265,000	175,000 115,000 175,000	— — —	— — —	— — —	4,506 5,100 5,100
Barry G. Steele Chief Financial Officer of AAS and Chief Executive Officer of AAS Capital Corporation	2002 2001 2000	134,105 106,950 95,270	42,000 20,000 20,000	— — —	— — —	— — —	4,013 2,506 3,120
Richard E. Borghi President and Chief Operating Officer of SportRack	2002 2001 2000	306,419 324,964 279,798	125,000 105,000 125,000	— — —	— — —	— — —	4,494 2,100 4,439
Gerrit de Graaf General Manager and Chief Executive Officer of Brink	2002 2001 2000	165,168 151,577 154,000	38,899 41,250 65,000	— — —	— — —	— — —	— — —
Bryan Fletcher President and Chief Operating Officer of Valley Aftermarket	2002 2001 2000	151,316 142,000 132,664	50,000 57,200 40,500	— — —	— — —	— — 50	400 400 400

Compensation of Directors

        The board members of AAS, AAS Capital Corporation and our parent do not receive compensation for their service in that capacity. We intend at some future date to elect non-employee board members and to pay them customary compensation.

Compensation Committee Interlocks and Insider Participation

        Other than (i) Mr. Seikel who is an executive officer and on the board of managers of AAS and is also on our parent's board of managers and (ii) Mr. Steele who is an executive officer of AAS and is the sole director and an executive officer of AAS Capital Corporation, there are no compensation committee interlocks (i.e., no executive officer of either issuer or our parent serves as a member of the board or the compensation committee of another entity which has an executive officer serving on the board of either issuer or our parent or on the compensation committee of and such entity).

Employment Agreements

  General

        Messrs. Seikel, Borghi and Fletcher have employment agreements with CHAAS Holdings that extend until April 15, 2004, subject to automatic renewal providing that one year always remains on the term, unless employment is terminated as discussed below. Their agreements provide for an annual base salary of $260,000 for each of Mr. Seikel and Mr. Borghi and $155,000 for Mr. Fletcher, an annual bonus in a range of 50% to 70% of base salary for Mr. Seikel and a range of 30% to 50% of base salary for Messrs. Borghi and Fletcher, in all cases, subject to the achievement of performance goals established by the board of managers of CHAAS Holdings. In addition, each of Messrs. Seikel, Borghi and Fletcher shall be entitled to participate in all benefit plans offered to other senior executive officers. CHAAS Holdings has agreed to cause one or more of its subsidiaries to satisfy any payment obligations under these employment agreements to the extent that it does not have sufficient funds to do so.

        Mr. de Graaf has an employment agreement with Brink. His agreement provides for an annual base salary of NGL 170,000 (which is equal to US$165,168) and an annual bonus in a range of 30% to 50% of base salary, subject to the achievement of performance goals. In addition, Mr. de Graaf is entitled to participate in customary benefit plans.

  Termination Provisions

        If any of Messrs. Seikel, Borghi or Fletcher is terminated without "cause" or terminates his employment with "employee good reason," in each case, as these terms are defined in the employment agreements, he will receive his base salary until the end of the term (in the case of a without cause termination) or for twelve months (in the case of a with employee good reason termination), a pro rata portion of his annual bonus and reimbursements of continuation health insurance premiums until the earlier of twelve months after termination of employment and the day on which he is included in another employer's insurance program.

        In the event of a termination without cause or with employee good reason before October 15, 2003, the periods set forth above shall be increased by six months.

        If Mr. de Graaf is terminated for a reason other than "cause," as defined in his employment agreement, he is entitled to receive a payment in an amount derived by the following formula: (50% + years of service x 20%) × (annual salary + holiday allowance + bonus), with a maximum of one-year's annual salary + holiday allowance + bonus.

Vesting Unit Repurchase Agreements

        At the closing of the acquisition, five of our employees purchased an aggregate of approximately 3.33% of CHAAS Holdings' outstanding common units. In connection with these purchases, each of the employees entered into a separate vesting unit repurchase agreement with CHAAS Holdings that governs the rights, vesting and repurchase of these units. Each vesting unit repurchase agreement provides that all common units are initially unvested and have no rights attached to them, including, without limitation, any rights to distributions, allocations of income or losses, voting or otherwise, except to the extent such unvested units become vested units in accordance with the vesting unit repurchase agreement. CHAAS Holdings has agreed to cause one or more of its subsidiaries to satisfy any payment obligations under the vesting unit repurchase agreements to the extent that it does not have sufficient funds to do so.

        One-third of the common units vest on each of the first, second and third anniversaries of the first day of the month immediately following the employee's purchase of the units, subject to the Castle Harlan Group achieving an assumed annualized internal rate of return of 30% on its total equity investment in CHAAS Holdings and its subsidiaries. The Castle Harlan Group's internal rate of return is determined as of the end of the twelve month period ended on the last day of the fiscal quarter immediately preceding each such anniversary by calculating the proceeds the Castle Harlan Group would receive in a hypothetical sale of CHAAS Holdings, assuming CHAAS Holdings was valued at an amount equal to 5.65 times the consolidated EBITDA of CHAAS Holdings and its subsidiaries, adjusted for certain non-recurring items, as of the end of such twelve month period and after making appropriate adjustments for cash and indebtedness of CHAAS Holdings and its subsidiaries and other specified items described in the vesting unit repurchase agreement.

        The agreement also provides that if there is a change in control (as defined in the vesting unit repurchase agreement) prior to April 15, 2006, the total number of common units that have not yet vested would be accelerated, subject to the Castle Harlan Group achieving a 30% annualized internal rate of return on its total equity investment in CHAAS Holdings and its subsidiaries based on the proceeds the Castle Harlan Group actually receives in the change in control. Any common units that have not vested on or before April 15, 2006, whether on an annual basis or upon a change in control, will never become vested under the unit vesting repurchase agreement.

        Upon a termination of an employee's employment, CHAAS Holdings has the right, but not the obligation, to repurchase within 60 days of the date of termination (i) the unvested common units at the cost initially paid by the employee for such units, without interest, and (ii) the vested units at fair market value, determined in the same manner that vesting is determined as described above. If termination of an employee's employment is for "cause" (as defined in the vesting unit repurchase agreements) or without "employee good reason" (as defined in the vesting unit repurchase agreements), then all common units are deemed to be unvested. CHAAS Holdings is obligated to repurchase any unvested units upon consummation of a change in control at the cost initially paid by the employee for such units, without interest.

Rollover Securities Purchase Agreement

        In connection with the acquisition, class A units and options to purchase class A units consisting of approximately 1.5% of the equity interests of AAS previously held by three of our employees were cancelled and CHAAS Holdings issued common and preferred units and new options to acquire common and preferred equity interests in CHAAS Holdings, all of which were fully vested upon issuance. CHAAS Holdings has entered into a rollover securities repurchase agreement with each of these employees governing the repurchase of the new common and preferred units and options to purchase such units. CHAAS Holdings has agreed to cause one or more of its subsidiaries to satisfy any payment obligations under the rollover securities purchase agreements to the extent that it does not have sufficient funds to do so.

        Upon a termination of an employee's employment for "cause" (as defined in the rollover securities repurchase agreements), CHAAS Holdings has the right, but not the obligation, to repurchase (i) the common units at the lesser of (x) the cost paid by the employee for such common units and (y) the fair market value (determined in the same manner fair market value is determined under the vesting unit repurchase agreements described above), less, in the case of options being repurchased, the exercise price for such common units and (ii) the preferred units at the liquidation value of such preferred units, assuming CHAAS Holdings was liquidated on the relevant determination date, less, in the case of options, the exercise price for such preferred units.

        Upon a termination of an employee's employment for any reason other than "cause," CHAAS Holdings has the right, but not the obligation, to repurchase (i) the common units at the fair market value (determined in the same manner fair market value is determined under the vesting unit repurchase agreements described above), less, in the case of options being repurchased, the exercise price for such common units and (ii) the preferred units at the liquidation value of such preferred units, assuming CHAAS Holdings was liquidated on the relevant determination date, less, in the case of options, the exercise price for such preferred units.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        As of September 23, 2003, CHAAS Holdings' outstanding capitalization consisted of approximately 51,699 common units and approximately 945,535 preferred units. AAS is a direct wholly-owned subsidiary of our parent and AAS Capital Corporation is an indirect wholly-owned subsidiary of both our parent and AAS. As of September 23, 2003, our parent's outstanding capitalization consisted of 100 units all of which were owned by CHAAS Holdings.

        The following table sets forth information with respect to the beneficial ownership of CHAAS Holdings' units as of September 23, 2003 by:

  •
  each person who is known by us to beneficially own 5% or more of CHAAS Holdings' outstanding units;

  •
  each of our parent's managers; and

  •
  each of our executive officers named in the Summary Compensation Table and all of our parent's managers and our executive officers as a group.

To our knowledge, each of the holders of units listed below has sole voting and investment power as to the units owned unless otherwise noted.

Name and Address of Beneficial Owner (1)	Number of Common Units	Percentage of Total Common Units (%)	Number of Preferred Units	Percentage of Total Preferred Units (%)
Advanced Accessory Acquisitions, LLC (2)	41,750.00	80.76	793,250.00	83.89
John K. Castle (3)	51,698.00	100.00	793,250.00	83.89
Harbourvest Partners VI-Direct Fund L.P.	5,000.00	9.67	95,000.00	10.05
Stockwell Fund L.P.	3,000.00	5.80	57,000.00	6.03
Marcel Fournier	—	—	—	—
William M. Pruellage	—	—	—	—
Terence C. Seikel	805.65	1.56	—	—
Richard E. Borghi	483.39	*	—	—
Gerrit de Graaf	322.26	*	—	—
Bryan A. Fletcher	161.13	*	—	—
Barry Steele	161.13	*	—	—
All managers and executive officers as a group (8 persons, including those listed above)	43,683.56	84.49	793,250.00	83.89

*
Denotes beneficial ownership of less than 1% of the class of units. Beneficial ownership is determined in accordance with the rules of the Commission. No units subject to options or warrants are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants since they do not vest (other than upon a change in control) within 60 days from September 1, 2003. See "—Vesting Unit Repurchase Agreements."

(1)
Addresses are provided only for persons beneficially owning more than 5% of the class of units.

(2)
CHP IV is the direct parent of AAA, and as such may be deemed to be a beneficial owner of the units owned by AAA. The address for AAA is c/o Castle Harlan, Inc., 150 East 58th Street, New York, New York 10155.

(3)
John K. Castle, a member of our parent's board of managers, is the controlling stockholder of Castle Harlan Partners IV, G.P., Inc., the general partner of the general partner of CHP IV, the direct parent of AAA, and as such may be deemed to be a beneficial owner of the units owned by AAA and its affiliates. In addition, this amount includes 9,933 common units for which Mr. Castle may direct the voting pursuant to voting trust agreements under which Mr. Castle acts as voting trustee for the individuals and entities named below Mr. Castle's name on the table. Furthermore, Mr. Castle may direct the voting pursuant to a voting trust agreement under which Mr. Castle acts as voting trustee for approximately 15 common units held by a non-executive officer that are not reflected on this table. Mr. Castle disclaims beneficial ownership of all units referred to in this paragraph in excess of his proportionate partnership share of CHP IV.

(4)
The address for Harbourvest Partners VI-Direct Fund L.P. is c/o HarbourVest Partners, LLC, One Financial Center—44th Floor, Boston, MA 02111.

(5)
The address for Stockwell Fund L.P. is c/o Glencoe Capital, 222 West Adams Street—Suite 1000, Chicago, IL 60606.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreement

        At the closing of the acquisition, we entered into a management agreement with Castle Harlan, pursuant to which Castle Harlan agreed to provide business and organizational strategy, financial and investment management, advisory, merchant and investment banking services to us upon the terms and conditions set forth in the management agreement. As compensation for those services, we agreed to pay Castle Harlan an annual fee equal to a percentage of their equity investment by the Castle Harlan Group and on terms as set forth in the management agreement. The current amount of the annual fee being charged by Castle Harlan is approximately $3 million. The agreement is for an initial term expiring December 31, 2008, renewable automatically from year to year thereafter unless one of the parties gives notice of its desire to terminate within 90 days before the expiration of the initial term or any subsequent one-year renewal thereof. We have agreed to indemnify Castle Harlan against liabilities, costs, charges and expenses relating to its performance of its duties, other than such of the foregoing resulting from Castle Harlan's gross negligence or willful misconduct. Payment of the management fee to Castle Harlan is subject to the terms of our senior credit facilities.

Certain Equity Arrangements

        Certain members of our executive management team either own, or have options to acquire, equity in CHAAS Holdings, the direct parent of our parent. See "Management—Vesting Unit Repurchase Agreements and Rollover Securities Purchase Agreement."

Bridge Financing

        In connection with the acquisition, on April 15, 2003, Valley and SportRack issued a convertible senior subordinated bridge note in favor of AAA. On May 23, 2003, we fully repaid all principal and accrued interest on the bridge note with a portion of the proceeds from the issuance of the Original Notes. The subordinated promissory notes were guaranteed on a subordinated basis by CHAAS Holdings and all of its domestic subsidiaries other than the issuers and our parent. The initial principal amount of the bridge note was $55.0 million. The interest rate on the bridge note was 12%, which was capitalized and added to the outstanding principal.

Pre-Acquisition Relationships

        The relationships discussed below are included solely to comply with the disclosure requirements of the Commission applicable to this exchange offer.

        Prior to the consummation of the acquisition, F. Alan Smith and Barry Banducci, both former members of AAS' board of managers, entered into consulting agreements with AAS dated as of September 28, 2001. The consulting agreements each provided for an annual consulting fee of $50,000. Following the termination date and for so long as the consultant continued to serve on the board of managers of AAS, the consultant was entitled to receive an annual board fee of no less than 10% of the aggregate purchase price for all units of AAS previously acquired by him, which during the 2002 calendar year totaled $30,000 for Mr. Smith and $25,000 for Mr. Banducci. The consulting agreements prohibited Messrs. Smith and Banducci from disclosing non-public information about AAS. In conjunction with the acquisition, these consulting agreements were terminated. Messrs. Smith and Banducci are no longer affiliated with our company.

        Prior to the acquisition, Donald J. Hoffman, one of AAS' former managers and a senior advisor of the sellers in connection with the acquisition, had affiliations with some of AAS' former equity holders. In addition, certain affiliated entities served as agent banks and lenders under our then existing U.S.

and Canadian credit facilities and received certain related fees in connection therewith. Mr. Hoffman is no longer affiliated with our company.

        Prior to the acquisition, affiliates of J.P. Morgan Partners (23A SBIC), LLC, our majority equity holder prior to the acquisition, participated on a regular basis in various investment and commercial banking transactions for AAS and our affiliates. Neither J.P. Morgan Partners (23A SBIC), LLC nor any such affiliates currently own any of our equity.

Other

        In connection with the acquisition of the MascoTech Accessories division of MascoTech, Inc. by AAS in September 1995, AAS loaned Mr. Borghi, the President and Chief Operating Officer of SportRack and a manager of AAS, $100,000 to enable him to make his initial equity investments in AAS. The loan bore interest at the rate of 6.2% per annum and was due on demand. The loan, together with interest accrued thereon, was repaid in full upon consummation of the acquisition.

DESCRIPTION OF MATERIAL INDEBTEDNESS

        The following is a summary of the material provisions of the instruments evidencing our material indebtedness. For further information, including the definitions of certain terms therein that are not otherwise defined in this prospectus, please refer to all of the provisions of the agreements. See "Available Information."

Senior Secured Credit Facilities

        In connection with the acquisition, on April 15, 2003, Valley, SportRack and Brink (collectively, the "borrowers"), entered into a $145.0 million senior secured credit facility with various financial institutions as lenders. The credit facility consisted of a revolving credit facility, a term loan A facility and a term loan B facility, each with a separate component denominated in U.S. dollars and in euros. On May 23, 2003, we used a portion of the proceeds from the issuance of the Original Notes to (i) repay the U.S. term loan A, (ii) repay the U.S. term loan B and (iii) repay a portion of the European term loan B, together with interest accrued thereon. All applicable dollar amounts in this paragraph are based on a euro to dollar conversion rate of 1.08 U.S. dollars to 1.0 euro. See "Use of Proceeds."

        On May 23, 2003, we amended and restated our existing credit facility (as amended and restated, our "amended credit facility" or the "credit facilities"). The following summarizes our amended credit facility to reflect the terms that are now in place.

        The Facilities.    Our amended credit facility consists of (i) a revolving credit facility comprised of (a) a $35.0 million U.S. dollar revolving credit facility and (b) a €15.0 million European revolving credit facility and (ii) a €10.0 European term loan facility. Our U.S. revolving credit facility contains a $5.0 million letter of credit subfacility and our European revolving credit facility contains a €2.0 million letter of credit subfacility.

        Availability.    Availability under our U.S. revolving credit facility is limited to the lesser of (i) $35.0 million and (ii) the borrowing base amount, in each case, less the sum of (a) the U.S. revolving loans then outstanding (including letters of credit) and (b) reserves required by the agent. The borrowing base amount of our U.S. revolving credit facility is defined as the amount equal to (A) 85.0% of the net amount of eligible accounts receivable of the U.S. borrowers and their U.S. subsidiaries plus (b) 60.0% of the value of the eligible inventory owned by and in the possession of the U.S. borrowers or any of their U.S. subsidiaries and located in the United States of America.

        Availability under our European revolving credit facility is limited to the lesser of (i) €15.0 million and (ii) the borrowing base amount, in each case, less the sum of (a) the European revolving loans then outstanding (including letters of credit) and (b) reserves required by the agent. The borrowing base amount of our European revolving credit facility is defined as the amount equal to (A) 85.0% of the net amount of eligible accounts receivable of the European borrower and its subsidiaries organized under the laws of England, The Netherlands, Sweden and Italy plus (b) 60% of the value of the eligible inventory owned by, and in the possession of the European borrower or any of its subsidiaries organized under the laws of England and The Netherlands and located in either England or The Netherlands.

        Maturity.    Our revolving credit facility and European term loan facility matures on May 23, 2008. Notwithstanding the foregoing, the European revolving credit facility and the European term loan facility is due and payable upon the expiration or termination of the U.S. revolving credit facility, if earlier.

        Amortization.    The European term loan is repayable in quarterly installments beginning with the second quarter after May 23, 2003 as follows:

Quarter	Amount
2-4	€250,000
5-8	250,000
9-12	500,000
13-16	750,000
17-19	750,000
20	1,000,000

        Guaranties and Security.    The European revolving credit facility and European term loan facility are secured by a first priority security interest in substantially all of the assets of, and guaranteed by, CHAAS Holdings and our parent and its domestic and foreign subsidiaries, and the U.S. revolving credit facility is secured by a first priority security interest in (a) substantially all of the assets of, and guaranteed by, CHAAS Holdings and our parent and its domestic subsidiaries and (b) 65% of the stock of our first-tier foreign subsidiaries.

        Interest.    Borrowings under our amended credit facility may be made as index rate loans or LIBOR rate loans at our election. The "index rate" means a floating rate of interest per annum equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the "base rate on corporate loans posted by at least 75% of the nation's 30 largest banks" or (ii) the Federal Funds rate plus 50 basis points per annum. The interest rates payable under our amended credit facility are based upon the index rate or LIBOR rate, depending on the type of loan we choose, plus an applicable margin. The applicable margins for both U.S. and European borrowings are as follows:

Borrowing Type	Applicable Margin
Index Rate Revolving Credit Facility Loan	2.25%
LIBOR Rate Revolving Credit Facility Loan	3.75%
Index Rate Term Loan	2.25%
LIBOR Rate Term Loan	3.75%

        Interest is calculated on the basis of a 360-day year and will be payable monthly for index rate loans and at the end of each interest period for LIBOR loans (but not less frequently than quarterly).

        Fees.    Our amended credit facility contains certain customary fees, including letter of credit fees and an unused facility fee for our revolving credit facility based upon non-use of available funds.

        Covenants.    Our amended credit facility contains various covenants, customary for similar credit facilities, that limit the activities of the borrowers, CHAAS Holdings, our parent and their respective subsidiaries, which we referred to as the "credit parties," and individually as a "credit party." These covenants include but are not limited to covenants pertaining to the following:

  Limitation on Incurrence of Indebtedness.

        The credit parties shall not and shall not cause or permit their respective subsidiaries directly or indirectly to create, incur, assume, or otherwise become or remain directly or indirectly liable with respect to any indebtedness (other than pursuant to certain specified contingent obligations) except:

  (a)
  the obligations under the amended credit facility;

  (b)
  intercompany indebtedness arising from loans made by:

  (i)
  wholly-owned subsidiaries of CHAAS Holdings to CHAAS Holdings to: (w) pay federal, state, local or other income taxes then due and owing, franchise taxes and other similar licensing expenses and administrative expenses incurred in the ordinary course of business; (x) pay the contingent payment debt when due pursuant to the terms of acquisition agreement; (y) pay directly, or may make payments and distributions to CHAAS Holdings that are used concurrently by CHAAS Holdings to pay, reasonable out-of-pocket expenses and quarterly management fees payable pursuant to a management services agreement; (z) repurchase stock owned by employees of a credit party whose employment with such credit party has been terminated, provided that the aggregate amount of such distributions shall not exceed $2.0 million in any fiscal year or $5.0 million during the term of the amended credit facility;

  (ii)
  Valley or SportRack to their wholly-owned U.S. subsidiaries (or any wholly-owned subsidiary of either Valley or SportRack to any wholly-owned U.S. subsidiary of such subsidiary) to fund working capital and general corporate needs of such subsidiaries in the ordinary course of business;

  (iii)
  Valley or SportRack to their wholly-owned non-U.S. subsidiaries to fund working capital and general corporate needs of such subsidiaries in the ordinary course of business in an aggregate amount not to exceed $10.0 million (or $15.0 million so long as certain borrowing availability requirements are met and no default or event of default is occurring) at any time outstanding reduced by the aggregate amount invested in any such subsidiary by Valley or SportRack in the form of capital contributions;

  (iv)
  Valley or SportRack to Brink and to wholly-owned subsidiaries of Brink to fund working capital and general corporate needs of such company in the ordinary course of business in an aggregate amount not to exceed the $4.0 million at any time outstanding reduced by the aggregate amount invested in any such subsidiary by Valley or SportRack in the form of capital contributions;

  (v)
  Brink to its wholly-owned subsidiaries to fund working capital and general corporate needs of such subsidiaries in the ordinary course of business in an aggregate amount not to exceed $7.5 million (or $10.0 million so long as certain borrowing availability requirements are met and no default or event of default is occurring) at any time outstanding reduced by the aggregate amount invested in any such subsidiary by Brink in the form of capital contributions;

  (vi)
  Brink to Valley or SportRack or wholly-owned U.S. subsidiaries of Valley and SportRack to fund working capital and general corporate needs of such companies in the ordinary course of business in an aggregate amount not to exceed $5.0 million at any time outstanding reduced by the aggregate amount invested in any such subsidiary by Brink in the form of capital contributions;

  (vii)
  Any borrower to a non-wholly-owned subsidiary or to credit parties in unfavorable jurisdictions in an aggregate amount for all of such borrowers not to exceed $3.5 million at any time outstanding reduced by the aggregate amount invested in any such subsidiary by all borrowers in the form of capital contributions

  (viii)
  CHAAS Holdings to its subsidiaries, from funds that it receives from its stockholders concurrently with the making of such intercompany loan, (so long as such intercompany loans are subordinated, unsecured, and no payments are permitted on such intercompany loans until all of the obligations have been paid in full).

  (c)
  intercompany indebtedness arising from loans made by a credit party to an unrestricted subsidiary to fund working capital and general corporate needs of such unrestricted subsidiary in an aggregate amount not to exceed $1.0 million at any time outstanding reduced by the aggregate amount invested in any such subsidiary by such credit party in the form of capital contributions;

  (d)
  indebtedness related to the issuance of the Original Notes;

  (e)
  the subordinated promissory notes related to the acquisition;

  (f)
  unsecured indebtedness of CHAAS Holdings incurred pursuant to the acquisition agreement;

  (g)
  indebtedness incurred in the ordinary course of business not to exceed $10.0 million in the aggregate at any time outstanding secured by purchase money liens or incurred with respect to capital leases;

  (h)
  scheduled indebtedness outstanding on the date thereof and any refinancings, refundings, renewals or extensions thereof by the applicable credit party;

  (i)
  indebtedness incurred to repurchase equity issued by CHAAS Holdings or its direct parent to employees, consultants, agents, officers and directors of a credit party;

  (j)
  unsecured indebtedness which is subordinated to the amended credit agreement obligations incurred in connection with the consummation of any permitted acquisition and which is owing to a seller of the stock or assets sold pursuant to such permitted acquisition;

  (k)
  indebtedness relating to "earnouts" incurred by any credit party in connection with permitted acquisitions;

  (l)
  unsecured indebtedness of CHAAS Holdings owing to its stockholders which is subordinated to the amended credit agreement obligations; and

  (m)
  any other unsecured indebtedness owing to any non-credit party not to exceed $10.0 in the aggregate at any time outstanding; provided that the aggregate amount of such indebtedness at any time owing by Brink or any of its subsidiaries shall not exceed $6.0 million.

  Liens and Related Matters.

  (a) No Liens.

        The credit parties shall not and shall not cause or permit their subsidiaries to directly or indirectly create, incur, assume or permit to exist any lien on or with respect to any property or asset of such credit party or any such subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, except for permitted encumbrances specifically allowed in the amended credit agreement.

  (b) No Negative Pledges.

        The credit parties shall not and shall not cause or permit their subsidiaries to directly or indirectly enter into or assume any agreement prohibiting the creation or assumption of any lien upon its properties or assets, except (i) relating to this offering, (ii) relating to purchase money liens or capital leases permitted under the amended credit agreement, or (iii) negative pledges contained in asset sales agreements or escrow agreements permitted under the amended credit agreement so long as such negative pledges only apply to the assets being sold under such asset sales agreements.

  (c) No Restrictions on Subsidiary Distributions to Borrowers.

        The credit parties shall not and shall not cause or permit their subsidiaries to directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such subsidiary to: (i) pay dividends or make any other distribution on any such subsidiary's stock owned by any borrower or any other subsidiary (other than encumbrances or restrictions requiring that any payment of dividends or distributions be made on a pro rata basis to the holders of such stock); (ii) pay any indebtedness owed to any borrower or any other subsidiary; (iii) make loans or advances to any borrower or any other subsidiary; or (iv) except for restrictions on the transfers of specific assets subject to capital leases or other leases or purchase money obligations, transfer any of its property or assets to any borrower or any other subsidiary, except as provided in the amended credit agreement or certain other specified debt instruments.

  Investments.

        The credit parties shall not and shall not cause or permit their subsidiaries to directly or indirectly make or own any investment except:

  (a)
  investments in cash equivalents;

  (b)
  permitted intercompany loans or capital contributions;

  (c)
  loans and advances to employees for moving, entertaining, travel and other similar expenses not to exceed $1.0 million in the aggregate at any time outstanding;

  (d)
  investments consisting of the extension of trade credit by a borrower or one of its subsidiaries made in the ordinary course of business consistent with past practices;

  (e)
  investments made in exchange for accounts receivable of a borrower or one of its subsidiaries arising in the ordinary course of business which are, in the good faith judgment of such borrower or such subsidiary, substantially uncollectible;

  (f)
  investments received from another by a credit party in connection with (i) any bankruptcy, reorganization, composition, readjustment of debt or workout of any supplier or customer of any such credit party in settlement of delinquent obligations of, and other disputes with, such suppliers or customers and (ii) the satisfaction or enforcement of indebtedness or claims due or owing to a credit party or as security for any such indebtedness or claim, in each case arising in the ordinary course of business;

  (g)
  investments existing on as of May 23, 2003 and all extensions or renewals of such existing investments by the applicable credit party on substantially similar terms;

  (h)
  certain permitted contingent obligations;

  (i)
  investments consisting or promissory notes and other noncash consideration received as proceeds of certain asset dispositions;

  (j)
  investments consisting of acceptance and endorsements of check or other negotiable instruments for deposit or collection in the ordinary course of business;

  (k)
  investments to consummate a permitted acquisition; and

  (l)
  other investments in the ordinary course of business not to exceed $4.0 million at any time outstanding.

  Contingent Obligations.

        The credit parties shall not and shall not cause or permit their subsidiaries to directly or indirectly create or become or be liable with respect to any contingent obligation except:

  (a)
  letter of credit obligations;

  (b)
  those resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

  (c)
  those existing on May 23, 2003 and any refinancings, refundings, renewals or extensions thereof by the applicable credit party;

  (d)
  those arising under indemnity agreements to title insurers;

  (e)
  those arising with respect to customary indemnification obligations incurred in connection with permitted asset dispositions;

  (f)
  those incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations not exceeding at any time outstanding $4.0 million in aggregate liability;

  (g)
  those incurred with respect to certain permitted indebtedness;

  (h)
  those existing under the acquisition agreement, as in effect on April 15, 2003;

  (i)
  reimbursement obligations with respect to irrevocable letter of credit No. 05151630, dated January 6, 2000 and amended on June 11, 2002, issued by Bank One, Michigan on behalf AAS in favor of Andy Gibbs and Doug Gibbs in the stated amount of $8,325,000;

  (j)
  those arising with respect to customary indemnification provided to officers and directors of any credit party in their capacity as officers and directors of such credit party;

  (k)
  those arising with respect to customary indemnification provided to investment banks, accountants, consultants and other professionals in connection with potential permitted acquisitions or debt or equity placements;

  (l)
  those incurred in the ordinary course of business and not for speculative purposes to fix or hedge foreign currency risk; and

  (m)
  other contingent obligations so long as any such other contingent obligations, in the aggregate at any time outstanding, do not exceed $5.0 million.

  Restricted Payment.

        The credit parties shall not and shall not cause or permit their subsidiaries to directly or indirectly declare, order, pay, make or set apart any sum for:

  (a)
  the declaration or payment of any dividend by such credit party in respect to its stock or in the incurrence by such credit party of any liability to make any other payment or distribution of cash or other property or assets in respect of its stock;

  (b)
  any payment by such credit party on account of the purchase, redemption, defeasance, sinking fund or other retirement of such credit party's stock or any other payment or distribution made in respect thereof, either directly or indirectly;

  (c)
  any payment or prepayment of principal of, premium, if any, or interest, fees or other charges or amounts on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any subordinated debt, any seller contingent payment debt, or any other earnout, or public note debt;

  (d)
  any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire stock of such credit party now or hereafter outstanding;

  (e)
  any payment of a claim to a stockholder of any credit party for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale, any shares of such credit party's stock or of a claim for reimbursement, indemnification or contribution arising our of or related to any such claim for damages or rescission;

  (f)
  any payment, loan, contribution, or other transfer of funds or other property to any stockholder of such credit party as such, other than payments in the ordinary course of business of such credit party and payments in respect of which such credit party receives fair consideration or reasonably equivalent value; and

  (g)
  any payment of management fees (or other fees of a similar nature) or out-of-pocket expenses in connection therewith by such credit party to any stockholder of such credit party or its affiliates.

        Notwithstanding the above restricted payments, the credit parties may, among other things, make:

  (a)
  payments and distributions to CHAAS Holdings to pay federal, state, local or other income taxes or certain management fees;

  (b)
  certain restricted payments to stockholders if the credit parties receive at least their pro rata share of the payments based on the amount of their stock ownership;

  (c)
  certain payments required under the issuance of the Original Notes and other specified debt instruments;

  (d)
  payments and distributions to CHAAS Holdings to repurchase stock owned by employees of a credit party whose employment with such credit party has been terminated, provided, among other things, that the aggregate amount of such distributions shall not exceed $2.0 million in any fiscal year or $5.0 million during the term of the amended credit facility; and

  (e)
  certain payments required by the acquisition agreement and the documents related thereto.

  Restriction on Fundamental Changes.

        The credit facilities shall not and shall not cause or permit their subsidiaries to directly or indirectly:

  (a)
  amend, modify or waive any term or provision of its organizational documents,

  (b)
  enter into any transaction of merger, amalgamation or consolidated except for certain intercompany mergers, amalgamations, or consolidations,

  (c)
  liquidate, wind-up or dissolve itself, except if such subsidiary is dormant or such dissolution, wind-up or liquidation will not have a material adverse effect; or

  (d)
  acquire by purchase or otherwise all or any substantial part of the business or assets of any other person on entity.

        Notwithstanding the foregoing, any credit party, may acquire all or substantially all of the assets or stock of any person or entity if all amounts payable in connection with all such acquisitions shall not exceed $20.0 million during the term of the amended credit facility and certain other requirements are satisfied.

  Disposal of Assets or Subsidiary Stock.

        The credit parties shall not and shall not cause or permit their subsidiaries to directly or indirectly convey, sell, lease, sublease, transfer or otherwise dispose of, or grant any person or entity an option to acquire, any of its property, business or assets, whether now owned or hereafter acquired, except for:

  (a)
  conveyances, sales, leases, subleases, transfers or dispositions of any property, business or assets during any fiscal year which in the aggregate do not have a fair market or book value in excess of $2.0 million;

  (b)
  sales of inventory, dispositions of obsolete or slow moving inventory and dispositions of obsolete or worn out machinery and equipment, in each case made in the ordinary course of business;

  (c)
  transfers of assets resulting from any casualty or condemnation of such assets;

  (d)
  an agreement to effect the disposition of all or a portion of the assets of a borrower or such subsidiary, the closing of which is conditioned upon the payment in full in cash of all of the obligations under the amended credit agreement;

  (e)
  the sale or discount of overdue accounts receivable arising in the ordinary course of business;

  (f)
  the sale or other disposition, in each case for not less than the fair market value, of any permitted investments in cash equivalents;

  (g)
  the leasing or subleasing of real estate in the ordinary course of business to third parties, including without limitation, entering into renewals or extensions of existing leases, entering into replacement leases, entering into subleases and other similar transactions;

  (h)
  certain permitted asset dispositions; and

  (i)
  the issuance or sale of stock of a non wholly-owned subsidiary of a borrower in connection with the formation or acquisition of such subsidiary.

  Transactions with Affiliates.

        The credit parties shall not and shall not cause or permit their subsidiaries to directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any management, consulting, investment banking, advisory or other similar services) with any affiliate or with any director, officer or employee of and credit party, except:

  (a)
  as specifically listed in a schedule to the amended credit agreement;

  (b)
  transactions in the ordinary course of and pursuant to the reasonable requirements of the business of any such credit party or any of its subsidiaries and upon fair and reasonable terms;

  (c)
  payment of reasonable compensation (including reasonable bonuses) to officers and employees for services actually rendered to any such credit party or any of its subsidiaries;

  (d)
  payment of director's fees not to exceed $250,000 in the aggregate for any fiscal year of borrowers; and

  (e)
  certain other transaction with affiliates expressly permitted in the amended credit agreement.

  Conduct of Business.

        No credit party shall directly or indirectly engage in any business other than businesses of the type described in the schedules to the amended credit agreement with respect to each such credit party, or that are reasonably related thereto.

  Changes Relating to Indebtedness; Etc.

        The credit parties shall not and shall not cause or permit their subsidiaries to directly or indirectly change or amend the terms of any of the documents evidencing subordinated debt or seller contingent payment debt or the debt offered hereunder, or any earnout to, among other things:

  (a)
  increase the interest rate or other amounts payable with respect to such item:

  (b)
  change the dates upon which payments of principal, interest or other amounts are due on such item or change the principal amount of such item:

  (c)
  add or make more restrictive any event of default or covenant with respect to such item;

  (d)
  change the redemption or prepayment provisions of such item;

  (e)
  change the subordination provisions thereof (or the subordination terms of any guaranty thereof);

  (f)
  change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such item in a manner adverse to any credit party; or

  (g)
  increase the portion of interest payable in cash with respect to any item for which interest is payable by the issuance of payment-in-kind notes or is permitted to accrue.

  Subsidiaries.

        The credit parties shall not and shall not cause or permit their subsidiaries to directly or indirectly establish, crease or acquire any new subsidiary, except to acquire subsidiaries to consummate a permitted acquisition or with permission from the agent for the lenders.

  Prepayments of Other Indebtedness.

        The credit parties shall not, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of certain indebtedness listed in the amended credit agreement.

  Financial Covenants.

        The amended credit agreement requires our parent to achieve and maintain certain financial covenants, ratios and tests on a consolidated basis including:

  (a)
  a minimum fixed charge coverage ratio for a 12-month period of not less than 1.15 to 1.0 and

  (b)
  a maximum senior secured indebtedness to EBITDA ratio for a 12-month period of not less than 1.25 to 1.0.

The amended credit facility also requires our parent to achieve and maintain certain financial covenants, ratios and tests on a consolidated basis including a minimum fixed charge coverage ratio, a minimum interest coverage ratio and a maximum senior secured indebtedness to EBITDA ratio.

        Events of Default.    Our amended credit facility contains customary events of default, including, without limitation:

  •
  non-payment of principal, interest or fees;

  •
  violation of certain covenants;

  •
  change of control;

  •
  certain bankruptcy related events;

  •
  inaccuracy of representations and warranties in any material respect; and

  •
  cross defaults with certain other indebtedness and agreements, including, without limitation, the indenture governing the notes.

Subordinated Promissory Notes

        Upon the closing of the acquisition, subordinated promissory notes in an aggregate principal amount of $10.0 million were issued to the sellers by Valley and SportRack. Interest on the subordinated promissory notes accrues at a rate of 12% per annum until maturity. Accrued interest is not payable in cash but is capitalized and added to principal. The maturity date on the subordinated promissory notes will be no earlier than 91 days subsequent to the maturity date of the New Notes, subject to certain exceptions. Under the securities purchase agreement, CHAAS Holdings has agreed to add as guarantors of the subordinated promissory notes any guarantors of the New Notes. Accordingly, the subordinated promissory notes are currently guaranteed on a subordinated basis by CHAAS Holdings and all of its domestic subsidiaries.

        In the event the Castle Harlan Group receives proceeds from certain sales of equity interests in or assets of CHAAS Holdings, or from certain sales of our assets or equity interests that do not otherwise constitute a change in control, Valley and SportRack have agreed to prepay to the sellers a percentage of the then outstanding principal amount of the subordinated promissory notes, plus accrued and unpaid interest thereon, equal to the percentage of the value of the equity interests sold by the Castle Harlan Group in each such transaction. Subject to the subordination provisions of the subordinated promissory notes, Valley and SportRack may prepay the principal of and interest on the subordinated promissory notes at any time, in whole or in part, without penalty or premium. CHAAS Holdings has agreed not to permit a change in control unless proper provisions have been made to repay the subordinated promissory notes in accordance with the terms of our senior indebtedness.

        The subordinated promissory notes and the related guarantees are subordinate in right of payment to the prior payment in full of the indebtedness which we refer to as "senior debt." Senior debt shall not include any indebtedness which, by its terms, is pari passu with, or subordinated in right of payment to, the subordinated promissory notes.

        Until the senior debt is paid in full, no payment of principal or interest may be made on the subordinated promissory notes except (i) principal and accrued and unpaid interest on or after the final maturity date of the subordinated promissory notes; (ii) payment of interest in kind; (iii) to a limited extent, by way of set-off against obligations of the holders of the subordinated notes to CHAAS Holdings and its affiliates under the securities purchase agreement and (iv) under other limited circumstances concerning the application of Dutch securities laws relating to certain holders of the notes who are Dutch residents, as more fully described in the subordinated promissory notes; provided, however, that no payments in connection with clauses (i) and (iv) shall be made if (x) an event of default under any senior debt has occurred and is continuing at the time of such payment or would result from such payment or (y) the agent(s) for the holders of any senior debt has delivered to the holders of the subordinated promissory notes notice that an event of default has occurred and is continuing and (A) 180 days has not elapsed from the final maturity date of the subordinated promissory notes and (B) the event of default described in the notice has not been remedied or waived. The subordinated promissory notes contain customary "standstill" provisions prohibiting the holders of the subordinated promissory notes from taking any action to enforce their rights under the subordinated promissory notes, other than to enforce their rights to payments of principal and accrued and unpaid interest as described in clause (iv) above.

        Upon the occurrence of an event of default under the subordinated promissory notes, the holders of the subordinated promissory notes may declare the entire unpaid principal amount on the subordinated promissory notes, together with all accrued and unpaid interest thereon, to be due and payable, but may only enforce their rights following a "standstill," as described in the immediately preceding paragraph. An event of default under the subordinated promissory notes includes, among other things, failure to pay principal or interest when due, failure to comply with covenants in the subordinated promissory notes following notice and an opportunity to cure, the acceleration of certain of our material indebtedness prior to its stated maturity and certain events of bankruptcy, liquidation or insolvency.

        An event of default also will occur if CHAAS Holdings fails, after notice and an opportunity to cure, to comply with its covenants in the securities purchase agreement (i) to prohibit any obligor or guarantor under the subordinated promissory notes from incurring, assuming, guaranteeing or suffering to exist any indebtedness that is both subordinated and junior in right of payment to the most junior of our senior debt at the time of the acquisition and senior in right of payment to the subordinated promissory notes, (ii) to prohibit redemptions or repurchases of the equity interests of CHAAS Holdings, other than repurchases of interests held by CHAAS Holdings or any of its subsidiaries' employees, unless CHAAS Holdings causes a percentage of the amounts outstanding under the subordinated promissory notes to be repaid that is equal to the percentage of the issued and outstanding equity interests of CHAAS Holdings that were so redeemed or repurchased, (iii) to prohibit transactions between CHAAS Holdings or any of its subsidiaries, on the one hand, and any of their affiliates, on the other hand, on a non-arms' length basis, subject to certain exceptions described in the securities purchase agreement and (iv) to prohibit the payment of any management, advisory or other similar fee to any member of the Castle Harlan Group at any time when principal or interest on the subordinated promissory notes has not been paid timely.

Capital Leases

        During 2002, we borrowed €5.70 million under a €6.85 million 12 year capital lease for a new manufacturing plant in France. The remaining €872,000 available under the lease was borrowed by us in the first quarter of 2003. Repayments under the lease are due in 48 equal quarterly installments of €143,000 plus interest and commenced on March 31, 2003. Interest accrues at a fixed rate of 5.21% on half of the outstanding loan balance and accrues on the remaining outstanding loan balance at an adjustable rate, which is determined each quarter by reference to the three month EURIBOR rate plus a margin of 0.85%.

        We also have entered into various other capital lease arrangements for certain machinery and equipment. These leases generally require monthly payments of principal and interest and have terms from three to five years. At June 30, 2003, the present value of the remaining payments outstanding under these other capital leases totaled $7.8 million.

DESCRIPTION OF THE NEW NOTES

        Advanced Accessory Systems, LLC (the "Company") and AAS Capital Corporation, as joint and several obligors (each an "Issuer" and together, the "Issuers"), issued the Original Notes on May 23, 2003 and will issue the New Notes under an indenture (the "Indenture"), dated as of May 23, 2003, among themselves, CHAAS Acquisitions, LLC ("Holdings"), the initial Subsidiary Guarantors and BNY Midwest Trust Company, as Trustee (the "Trustee"). AAS Capital Corporation is a wholly-owned subsidiary of the Company with nominal assets which conducts no operations. The terms of the New Notes are identical in all material respects to the terms of the Original Notes, except for the transfer restrictions and registration rights relating to the Original Notes.

        The following description is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture nor does it restate the Indenture in its entirety. We urge you to read the Indenture because it defines your rights. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). A copy of the Indenture may be obtained from the Company or the Initial Purchasers. You can find definitions of certain capitalized terms used in this Description of the New Notes under the subheading "—Certain Definitions." References to the "Notes" in this section of the prospectus refers to both the "Original Notes" and the "New Notes."

        The New Notes will be senior unsecured obligations of the Issuers, ranking pari passu in right of payment with all other senior unsecured obligations of the Issuers. The New Notes will be effectively subordinated to all existing and future secured debt of the Issuers and the Guarantors to the extent of the assets securing such debt. All of the Obligations under the Credit Agreement are secured by substantially all of the assets of CHAAS Holdings and its Subsidiaries. At June 30, 2003, the aggregate amount of secured debt outstanding would have been approximately $16.7 million.

        The Issuers will issue the New Notes in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. The Trustee will initially act as Paying Agent and Registrar for the New Notes. The New Notes may be presented for registration or transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office in New York City. No service charge will be made for any registration of transfer or exchange or redemption of New Notes, but the Issuers may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith. The Issuers may change any Paying Agent and Registrar without notice to holders of the Notes (the "Holders"). The Issuers will pay principal of (and premium, if any, on) the New Notes at the Trustee's principal corporate trust office in New York, New York. At the Issuers' option, interest may be paid at the Trustee's principal corporate trust office or by check mailed to the registered address of Holders. Any Original Notes that remain outstanding after the completion of the Exchange Offer, together with the New Notes issued in connection with this exchange offer, will be treated as a single class of securities under the Indenture.

Principal, Maturity and Interest

        The Notes will mature on June 15, 2011. $150.0 million in aggregate principal amount of the Notes were issued on the Issue Date. Additional Notes may be issued from time to time, subject to the limitations set forth under the subheading "—Material Covenants—Limitation on Incurrence of Additional Indebtedness." Interest on the Notes accrues at the rate of 10 3/4% per annum and is payable semiannually in cash on each June 15 and December 15 commencing on December 15, 2003, to the persons who are registered Holders at the close of business on the June 1 and December 1, respectively, immediately preceding the applicable interest payment date. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

        The Notes are not entitled to the benefit of any mandatory sinking fund.

Redemption

        Optional Redemption.    Except as described below, the Notes are not redeemable before June 15, 2007. Thereafter, the Issuers may on any one or more occasions redeem the Notes at their option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on June 15 of the year set forth below:

Year	Percentage
2007	105.375%
2008	102.688%
2009 and thereafter	100.000%

        In addition, the Issuers must pay accrued and unpaid interest, if any, on the Notes redeemed to the applicable redemption date.

        Optional Redemption Upon Public Equity Offerings.    At any time, or from time to time, on or prior to June 15, 2006, the Issuers may, at their option, use the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem up to 35% of the principal amount of the Notes issued under the Indenture at a redemption price of 110.750% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

  (1)
  at least 65% of the principal amount of Notes issued under the Indenture remains outstanding immediately after each such redemption; and

  (2)
  the Issuers make each such redemption not more than 90 days after the consummation of the related Public Equity Offering.

        "Public Equity Offering" means an underwritten public offering of Qualified Capital Stock of Holdings or any other holding company of Holdings or the Issuers pursuant to a registration statement filed with the Commission in accordance with the Securities Act; provided Holdings or any other such entity contributes to the capital of the Issuers the portion of the net cash proceeds of such Public Equity Offering necessary to pay the aggregate redemption price (plus accrued and unpaid interest to the redemption date) of the Notes to be redeemed pursuant to the preceding paragraph.

Selection and Notice of Redemption

        In the event that the Issuers choose to redeem at any time less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either

  (1)
  in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or,

  (2)
  if such notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

        No Notes of a principal amount of $1,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of a Public Equity Offering, the Trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the

Issuers have deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Guarantees

        The Notes are unconditionally guaranteed by all Domestic Restricted Subsidiaries of Holdings (other than the Issuers) existing on the Issue Date and thereafter all acquired or created Material Domestic Restricted Subsidiaries. The Guarantors jointly and severally guarantee the Issuers' Obligations under the Indenture and the Notes on a senior unsecured basis (the "Guarantees"). Each Guarantee ranks senior in right of payment to all subordinated debt of the respective Guarantor. The obligations of each Guarantor under its Guarantee are limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

        The Guarantee of a Subsidiary Guarantor will be automatically and unconditionally released without any action on the part of the Trustee or the Holders of the Notes (1) in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including, without limitation, by way of merger or consolidation), if Holdings and the Issuers apply the Net Cash Proceeds of that sale or other disposition in accordance with the applicable provisions of the Indenture; or (2) in connection with any sale of all of the Capital Stock of that Subsidiary Guarantor, if Holdings and the Issuers apply the Net Cash Proceeds of that sale in accordance with the applicable provisions of the Indenture; (3) if Holdings designates that Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture; or (4) upon the payment in full of the Notes.

        In addition, concurrently with any Legal Defeasance or Covenant Defeasance, the Guarantors shall be released from all of their Obligations under their respective applicable Guarantees.

        Separate financial statements of the Guarantors are not included herein because such Guarantors are jointly and severally liable with respect to the Issuers' obligations pursuant to the Notes.

Holdings Guarantee

        The obligations of the Issuers under the Notes are unconditionally guaranteed (the "Holdings Guarantee") on a senior unsecured basis by Holdings. The Holdings Guarantee is senior in right of payment to all subordinated debt of Holdings to the same extent that the Notes are senior to subordinated debt of the Issuers. Since Holdings is currently a holding company with no significant operations, the Holdings Guarantee may provide little, if any, additional credit support for the Notes, and investors should not rely on the Holdings Guarantee in evaluating an investment in the Notes.

Change of Control

        The Indenture provides that upon the occurrence of a Change of Control, each Holder will have the right to require that the Issuers purchase all or a portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest, if any, to the date of purchase.

        Within 30 days following the date upon which a Change of Control occurs, the Issuers must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Issuers, a Depositary, if appointed by the Issuers, or the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

        The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        If a Change of Control Offer is made, there can be no assurance that the Issuers will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Issuers are required to purchase outstanding Notes pursuant to a Change of Control Offer, the Issuers expect that they would seek third party financing to the extent they do not have available funds to meet their purchase obligations. However, there can be no assurance that the Issuers would be able to obtain such financing.

        The Credit Agreement as in effect on the Issue Date restricts the purchase of Notes by the Issuers prior to their maturity and, upon a Change of Control, all amounts outstanding under the Credit Agreement may, at the option of the lenders thereunder, become due and payable. There can be no assurance that in the event of a Change in Control the Issuers will be able to obtain the necessary consents from the lenders under the Credit Agreement to consummate a Change in Control Offer. The failure of the Issuers to make or consummate the Change in Control Offer or pay the applicable Change of Control purchase price when due would result in an Event of Default and would give the Trustee and the Holders of the Notes the rights described under "Events of Default".

        Neither the Board of Directors of Holdings or either Issuer nor the Trustee may waive the covenant relating to a Holder's right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of Holdings and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of Holdings or the Company, whether favored or opposed by the management of Holdings or the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Issuers or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of Holdings, the Company or any of their Subsidiaries by their management. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

        The definition of "Change of Control" in the Indenture is limited in scope. The provisions of the Indenture may not afford Holders the right to require the Issuers to repurchase such Notes in the event of a highly leveraged transaction or certain transactions with Holdings' or the Issuers' management or its Affiliates, including a reorganization, restructuring, merger or similar transaction involving Holdings or the Issuers (including, in certain circumstances, an acquisition of Holdings or the Issuers by management or their Affiliates) that may adversely affect Holders, if such transaction is not a transaction defined as a Change of Control. See "Certain Definitions" below for the definition of "Change of Control."

        One of the events that constitutes a Change of Control under the Indenture is the disposition of "all or substantially all" of Holdings' assets under certain circumstances. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event Holders elect to require the Issuers to purchase the

Notes and the Issuers elect to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase in many circumstances.

        The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

Material Covenants

        The Indenture contains, among others, the following covenants:

        Limitation on Incurrence of Additional Indebtedness.    (a) Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that Holdings, either Issuer or any Restricted Subsidiary of Holdings that is or, upon such incurrence, becomes a Subsidiary Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) and any Restricted Subsidiary of Holdings that is not or will not, upon such incurrence, become a Subsidiary Guarantor may incur Acquired Indebtedness, in each case, if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof and the application of the proceeds thereof, the Consolidated Fixed Charge Coverage Ratio of Holdings is greater than 2.00 to 1.0 if such Indebtedness is incurred on or prior to May 23, 2005 or 2.25 to 1.0 if such Indebtedness is incurred thereafter.

        For purposes of determining compliance with this covenant, (i) Acquired Indebtedness shall be deemed to have been incurred by Holdings or one of its Restricted Subsidiaries, as the case may be, at the time an acquired Person becomes such a Restricted Subsidiary (or is merged into Holdings or such a Restricted Subsidiary) or at the time of the acquisition of assets, as the case may be, and (ii) the maximum amount of Indebtedness that Holdings and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

  (b)
  Holdings will not, and will not permit either Issuer or any Subsidiary Guarantor to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated in right of payment to any other Indebtedness of Holdings or such Issuer or Subsidiary Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes or the applicable Guarantee, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of Holdings or such Issuer or Subsidiary Guarantor, as the case may be.

        Limitation on Restricted Payments.    Holdings will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly,

  (1)
  declare or pay any dividend or make any distribution on or in respect of shares of Capital Stock of Holdings or any Restricted Subsidiary to holders of such Capital Stock, other than (a) dividends or distributions payable in Qualified Capital Stock of Holdings and (b) in the case of a Restricted Subsidiary, dividends or distributions payable (i) in Qualified Capital Stock of such Restricted Subsidiary and (ii) to Holdings and to any other Restricted Subsidiary and pro rata dividends or distributions payable to minority stockholders of such Restricted Subsidiary;

  (2)
  purchase, redeem or otherwise acquire or retire for value any Capital Stock of Holdings or any Restricted Subsidiary, other than such Capital Stock held by Holdings or any Restricted Subsidiary;

  (3)
  make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness or make any cash interest payment with respect to the subordinated promissory notes issued pursuant to the Securities Purchase Agreement; or

  (4)
  make any Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto,

  (i)
  a Default or an Event of Default shall have occurred and be continuing;

  (ii)
  Holdings is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; or

  (iii)
  the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of Holdings) shall exceed the sum (the "Restricted Payments Basket") of

  (u)
  50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of Holdings earned from the Issue Date and ending the date of such proposed Restricted Payment (the "Reference Date") (treating such period as a single accounting period); plus

  (v)
  100% of the aggregate net cash proceeds and 100% of the fair market value of property other than cash received by Holdings from any Person (other than a Restricted Subsidiary of Holdings) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of Holdings (but excluding (1) any debt security that is convertible into, or exchangeable for, Qualified Capital Stock and (2) any net cash proceeds from a Public Equity Offering to the extent used to redeem the Notes in compliance with the provisions set forth under the subheading "Redemption—Optional Redemption Upon Public Equity Offerings"); plus

  (w)
  without duplication of any amounts included in clause (iii)(v) above, 100% of the aggregate net cash proceeds of any equity contribution received by Holdings from a holder of Holdings' Capital Stock subsequent to the Issue Date and on or prior to the Reference Date (excluding any net cash proceeds from a Public Equity Offering to the extent used to redeem the Notes in compliance with the provisions set forth under the subheading "Redemption—Optional Redemption Upon Public Equity Offerings"); plus

  (x)
  100% of the aggregate net cash proceeds received by Holdings or any of its Restricted Subsidiaries from any Person (other than a Restricted Subsidiary of Holdings) from the issuance and sale (subsequent to the Issue Date) of Indebtedness (including Disqualified Capital Stock) that has been converted into or exchanged for Qualified Capital Stock of Holdings, together with the aggregate cash received by Holdings at the time of such conversion or exchange and the amount of any accrued interest then outstanding on any such Indebtedness that is not paid in cash; plus

    (y)
    without duplication, the sum of

    (1)
    the aggregate amount paid in cash or Cash Equivalents to Holdings or any Restricted Subsidiary of Holdings on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments;

    (2)
    the net cash proceeds received by Holdings or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Restricted Subsidiary of Holdings); and

    (3)
    upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary;

provided, however, that the sum of clauses (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date; plus

    (z)
    $7.5 million.

        Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit

  (1)
  the payment of any dividend or other distribution or redemption within 60 days after the date of declaration of such dividend or call for redemption if such payment would have been permitted on the date of declaration or call for redemption;

  (2)
  the repurchase, redemption or other acquisition or retirement of any shares of Capital Stock of Holdings or any Restricted Subsidiary of Holdings, either (i) solely in exchange for shares of Qualified Capital Stock of Holdings or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of Holdings) of shares of Qualified Capital Stock of Holdings;

  (3)
  the payment of principal, the repurchase, retirement, redemption or other repayment of any Subordinated Indebtedness either (i) solely in exchange for shares of Qualified Capital Stock of Holdings, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of Holdings) of (a) shares of Qualified Capital Stock of Holdings or (b) if no Default or Event of Default shall have occurred and be continuing, Refinancing Indebtedness;

  (4)
  if no Default or Event of Default shall have occurred and be continuing, a Restricted Payment to pay for the repurchase of Capital Stock of Holdings or any of its direct or indirect parent corporations or limited liability companies from directors, officers or employees or former directors, officers or employees of Holdings or any of its Subsidiaries or their authorized representatives, estates or beneficiaries upon the death, disability or termination of employment of such employees, or termination of their seat on the Board of Directors of Holdings, or pursuant to the terms of any agreement under which such Capital Stock was issued in an aggregate amount not to exceed in any fiscal year $2.0 million plus up to $1.0 million of the unused amount permitted under this clause (4) for the immediately preceding fiscal year;

  (5)
  the repurchase, redemption or other repayment of any Subordinated Indebtedness in the event of a change of control in accordance with provisions similar to the "Change of Control" covenant described herein; provided that, prior to such repurchase, redemption or other repayment, the Issuers have made the Change of Control Offer as provided in such covenant with respect to the Notes and prior to or concurrently with such redemption or other repayment have repurchased all Notes validly tendered for payment in connection with such Change of Control Offer;

  (6)
  the payment or distribution, to dissenting holders of Capital Stock pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of Holdings or any of its Restricted Subsidiaries;

  (7)
  Permitted Tax Distributions; and

  (8)
  the declaration or payment of dividends on the Common Stock of Holdings following any Public Equity Offering of such Common Stock of up to 6% per annum of the net cash proceeds received by Holdings in all Public Equity Offerings.

        In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the second preceding paragraph, amounts expended pursuant to clauses (1), (4), (5), (6) and (8) of the immediately preceding paragraph shall be included in such calculation. No issuance and sale of Qualified Capital Stock pursuant to clause (2) or (3) of the immediately preceding paragraph shall increase the Restricted Payments Basket, except to the extent the proceeds thereof exceed the amounts used to effect the transactions described therein.

        For the purposes of determining compliance with this "Limitation on Restricted Payments" covenant, the amount, if other than in cash, of any property referred to in clause (iii)(v) above or of any Restricted Payment shall be determined in good faith by the Board of Directors of Holdings, whose determination shall be conclusive and evidenced by a Board Resolution.

        Limitation on Asset Sales.    (A) Holdings will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless

  (1)
  Holdings or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of;

  (2)
  at least 75% of the consideration received by Holdings or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; provided that (a) the amount of any Indebtedness or other liabilities of Holdings or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Guarantee thereof) that are assumed by the transferee of any such assets and (b) the fair market value of any marketable securities, currencies, notes or other obligations received by Holdings or any such Restricted Subsidiary in exchange for any such assets that are promptly converted into cash or Cash Equivalents within 180 days after the consummation of such Asset Sale (to the extent of the cash received) shall be deemed to be cash for purposes of this provision; and

  (3)
  upon the consummation of an Asset Sale, Holdings shall, subject to paragraph (B) below, apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either

  (a)
  to repay or prepay any Indebtedness under the Credit Agreement and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility;

  (b)
  to make an Investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used, or Capital Stock of a Person engaged, in a Permitted Business ("Replacement Assets"); and/or

  (c)
  a combination of prepayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

(B)
On the 366th day after an Asset Sale (a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of paragraph (A) above (each a "Net Proceeds Offer Amount") shall be applied by Holdings or such Restricted Subsidiary to allow the Issuers to make an offer to purchase (the "Net Proceeds Offer") to all Holders and, to the extent required by the terms of any Pari Passu Indebtedness, an offer to purchase to all holders of such Pari Passu Indebtedness, on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders (and holders of any such Pari Passu Indebtedness) on a pro rata basis, that amount of Notes (and Pari Passu Indebtedness) equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes (and Pari Passu Indebtedness) to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase.

(C)
If at any time any non-cash consideration received by Holdings or any Restricted Subsidiary of Holdings, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

(D)
The Issuers may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this covenant).

(E)
In the event of the transfer of substantially all (but not all) of the property and assets of Holdings and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "—Merger, Consolidation and Sale of Assets", which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of Holdings and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of Holdings or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

(F)
With respect to any Permitted Sale and Leaseback Transaction, (1) the reference to "365 days" in clause (A)(3) above shall mean "545 days" and (2) the reference to the "366th day" in paragraph (B) above shall mean the "546th day."

(G)
To the extent that the aggregate value of Notes tendered pursuant to such Net Proceeds Offer is less than the Net Proceeds Offer Amount, Holdings may use the remaining amounts for general corporate purposes. Upon completion of such Net Proceeds Offer, the Net Proceeds Offer Amount will be reset to zero.

(H)
Notwithstanding paragraphs (A) and (B) of this covenant, Holdings and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent that

(1)
the consideration for such Asset Sale constitutes Replacement Assets; and

(2)
such Asset Sale is for fair market value; provided that any cash or Cash Equivalents received by Holdings or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of paragraphs (A) and (B) of this covenant.

(I)
Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes and holders of Pari Passu Indebtedness properly tender such Indebtedness in an amount exceeding the Net Proceeds Offer Amount, the tendered Notes and Pari Passu Indebtedness will be purchased on a pro rata basis based on the aggregate amounts of Notes and Pari Passu Indebtedness tendered (and the Trustee shall select the tendered Notes of tendering Holders on a pro rata basis based on the amount of Notes tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

(J)
The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, Holdings shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

        Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.    Holdings will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary of Holdings to

  (1)
  pay dividends or make any other distributions on or in respect of its Capital Stock owned by Holdings or any Restricted Subsidiary of Holdings;

  (2)
  make loans or advances to Holdings or any Restricted Subsidiary of Holdings that owns Capital Stock of such Restricted Subsidiary of Holdings or pay any Indebtedness or other obligation owed to Holdings or any other Restricted Subsidiary of Holdings that owns Capital Stock of such Restricted Subsidiary of Holdings; or

  (3)
  transfer any of its property or assets to Holdings or any other Restricted Subsidiary of Holdings that owns Capital Stock of such Restricted Subsidiary of Holdings,

        except for such encumbrances or restrictions existing under or by reason of

  (a)
  applicable law;

  (b)
  the Indenture, the Notes and the Guarantees;

  (c)
  the Credit Agreement and the loan and security documents relating thereto;

  (d)
  in the case of clause (3) above, (A) agreements or instruments that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of Holdings, or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) provisions arising or agreed to in the ordinary course of business, not relating to any Indebtedness, that do not, individually or in the aggregate, detract from the value of property or assets of Holdings or any of its Restricted Subsidiaries in any manner material to Holdings or any of its Restricted Subsidiaries;

  (e)
  any agreement or instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

  (f)
  agreements or instruments existing on the Issue Date to the extent and in the manner such encumbrances and restrictions are in effect on the Issue Date;

  (g)
  an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, any Restricted Subsidiary of Holdings or provisions with respect to the disposition or distribution of assets or property in joint venture agreements or other similar agreements or arrangements entered into in the ordinary course of business;

  (h)
  provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

  (i)
  provisions in agreements or instruments relating to Purchase Money Indebtedness or Capitalized Lease Obligations incurred in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant that impose restrictions of the nature described in clause (3) above on the property acquired;

  (j)
  restrictions on cash or other deposits imposed by customers under contracts or other arrangements entered into or agreed to in the ordinary course of business;

  (k)
  restrictions on the ability of any Foreign Restricted Subsidiary to make dividends or other distributions resulting from the operation of reasonable financial covenants contained in documentation governing Indebtedness of such Subsidiary permitted under the Indenture;

  (l)
  restrictions in other Indebtedness incurred in compliance with the covenant described under "—Limitation on Incurrence of Additional Indebtedness;" provided that such restrictions, taken as a whole, are, in the good faith judgment of Holdings' Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in clauses (b), (c) and (f) above;

  (m)
  restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien; or

  (n)
  an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (e), (f), (i), (k) or (l) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Issuers in any material respect as determined by the Board of Directors of Holdings in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b), (e), (f), (i), (k) or (l).

Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent Holdings or any of its Restricted Subsidiaries from creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant.

        Limitation on Preferred Stock of Restricted Subsidiaries.    Holdings will not permit any of its Restricted Subsidiaries that are not Issuers or Subsidiary Guarantors to issue any Preferred Stock (other than to Holdings or to a Wholly Owned Restricted Subsidiary of Holdings) or permit any Person (other than Holdings or a Wholly Owned Restricted Subsidiary of Holdings) to own any Preferred Stock of any Restricted Subsidiary of Holdings that is not an Issuer or a Subsidiary Guarantor.

        Limitation on Liens.    Holdings will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens (other than Permitted Liens) of any kind against or upon any property or assets of Holdings or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless

  (1)
  in the case of Liens securing Subordinated Indebtedness, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

  (2)
  in all other cases, the Notes are equally and ratably secured by a Lien on such property, assets, proceeds, income or profit.

        In the event that all Liens, the existence of any of which gives rise to a Lien securing the Notes pursuant to the provisions of this covenant, cease to exist, the Lien securing the Notes required by this covenant shall automatically be released and the Trustee shall execute appropriate documentation.

        Merger, Consolidation and Sale of Assets.    None of Holdings or either Issuer will, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of Holdings to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the assets of Holdings or the Company (determined on a consolidated basis for Holdings or the Company, as the case may be) whether as an entirety or substantially as an entirety to any Person unless

  (1)
  either

  (a)
  Holdings or the Company, as the case may be, shall be the surviving or continuing Person; or

  (b)
  the Person (if other than Holdings or the Company) formed by such consolidation or into which Holdings or the Company, as the case may be, is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of Holdings or the Company, as the case may be, and its Restricted Subsidiaries substantially as an entirety (the "Surviving Entity")

  (x)
  shall be a corporation or a partnership or a limited liability company, in each case, organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

  (y)
  shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee in all respects), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes or the Obligations under the Holdings Guarantee, as the case may be, and the performance of every covenant of the Notes, the Indenture, the Holdings Guarantee (in the case of Holdings) and the Registration Rights Agreement on the part of Holdings or the Company, as the case may be, to be performed or observed; provided that at any time the Company or its successor is a partnership or a limited liability company, there shall be a co-issuer of the Notes that is a corporation;

  (2)
  except in the case of a consolidation or merger of Holdings or the Company, as the case may be, with or into a Wholly Owned Restricted Subsidiary of Holdings, or a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of Holdings or the Company, as the case may be, to a Wholly Owned Restricted Subsidiary of Holdings, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness (including Acquired Indebtedness) incurred or anticipated to be incurred in connection with or in respect of such transaction), Holdings or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "—Limitation on Incurrence of Additional Indebtedness" covenant;

  (3)
  immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness (including Acquired Indebtedness) incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

  (4)
  Holdings or the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

        For purposes of the foregoing, (i) the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of Holdings or the Company, as the case may be, the Capital Stock of which constitutes all or substantially all of the properties and assets of Holdings or the Company, as the case may be, shall be deemed to be the transfer of all or substantially all of the properties and assets of Holdings or the Company, as the case may be, and (ii) Holdings or the Company, as the case may be, if surviving, will be automatically discharged from all of its Obligations under the Indenture and the Notes or the Holdings Guarantee, as applicable, so long as the requirements set forth above are satisfied.

        The Indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of Holdings or the Company, as the case may be, in accordance with the foregoing, in which Holdings or the Company, as the case may be, is not the continuing corporation, the Surviving Entity formed by such consolidation or into which Holdings or the Company, as the case may be, is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Holdings or the Company, as the case may be, under the Indenture and the Notes or the Holdings Guarantee, as applicable, with the same effect as if such Surviving Entity had been named as such.

        Each Subsidiary Guarantor (other than any Subsidiary Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of "—Limitation on Asset Sales") will not, and Holdings will not cause or permit any Subsidiary Guarantor to, consolidate with or merge with or into any Person other than Holdings, the Company or any other Subsidiary Guarantor unless

  (1)
  the entity formed by or surviving any such consolidation or merger (if other than Holdings, the Company or the Subsidiary Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

  (2)
  such entity assumes by supplemental indenture all of the obligations of the Subsidiary Guarantor under its Guarantee, the Indenture and the Registration Rights Agreement;

  (3)
  immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

  (4)
  immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, Holdings could satisfy the provisions of clause (2) of the first paragraph of this covenant.

        Any merger or consolidation, or sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the property or assets, (a) of the Company or a Subsidiary Guarantor with and into Holdings or the Company (with Holdings or the Company, as the case may be, being the surviving entity) or another Subsidiary Guarantor that is a Wholly Owned Restricted Subsidiary of Holdings or (b) of Holdings with an Affiliate incorporated solely for the purpose of reincorporating

Holdings in another jurisdiction in the United States or any state thereof or the District of Columbia, need only comply with clause (4) of the first paragraph of this covenant.

        Limitations on Transactions with Affiliates.    Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under the third paragraph of this covenant and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of Holdings or such Restricted Subsidiary.

        All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $2.5 million shall be approved by the Board of Directors of Holdings or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If Holdings or any Restricted Subsidiary of Holdings enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $10.0 million, Holdings or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to Holdings or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, issued by an Independent Financial Advisor and file the same with the Trustee.

        The restrictions set forth in the first paragraph of this covenant shall not apply to

  (1)
  reasonable fees and compensation paid to and indemnity and reimbursement provided on behalf of, officers, directors, employees or consultants of Holdings or any Restricted Subsidiary of Holdings as determined in good faith by Holdings' Board of Directors or senior management;

  (2)
  transactions exclusively between or among Holdings and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries;

  (3)
  any agreement (other than the Management Agreement) as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not materially more disadvantageous to the Holders, taken as a whole, in any material respect than the original agreement as in effect on the Issue Date;

  (4)
  the payment to Castle Harlan, Inc. of management fees pursuant to and in accordance with the Management Agreement not to exceed the amount per year specified in the Management Agreement; provided that, in the event the full amount thereof is not paid in any year, the deficiency may cumulate; and provided that no Default or Event of Default shall have occurred and be continuing at the time of payment, may be paid together with the then current management fee for such subsequent year;

  (5)
  Restricted Payments permitted by the Indenture;

  (6)
  any employment, stock option, stock repurchase, employee benefit, compensation, business expense reimbursement, severance, termination or other employment-related agreements, arrangements or plans entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

  (7)
  loans or advances to employees or directors in the ordinary course of business of Holdings or any of its Restricted Subsidiaries to the extent permitted under the Indenture;

  (8)
  any payments or other transactions pursuant to any tax-sharing agreement between Holdings and any other Person with which it files a consolidated tax return or with which Holdings is part of a consolidated group for tax purposes;

  (9)
  any Affiliate Transaction which constitutes a Permitted Investment;

  (10)
  any transaction on arm's length terms with non-Affiliates that become Affiliates as a result of such transaction;

  (11)
  the issuance of Qualified Capital Stock of Holdings or any of its Restricted Subsidiaries; and

  (12)
  transactions with customers, suppliers or purchasers or sellers of goods or services which are fair to Holdings and its Restricted Subsidiaries as determined by the Board of Directors of Holdings.

        Additional Subsidiary Guarantees.    If Holdings or any of its Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Material Domestic Restricted Subsidiary that is not an Issuer or a Subsidiary Guarantor, or if Holdings or any of its Restricted Subsidiaries shall organize, acquire or otherwise invest in another Material Domestic Restricted Subsidiary, then such transferee or acquired or other Restricted Subsidiary shall execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuers' obligations under the Notes and the Indenture on the terms set forth in the Indenture. Thereafter, such Restricted Subsidiary shall be a Subsidiary Guarantor for all purposes of the Indenture.

        Conduct of Business.    Holdings and its Restricted Subsidiaries will not engage in any businesses which is not a Permitted Business.

        Reports to Holders.    The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding and prior to Holdings being subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Holdings will deliver to the Trustee, within the time periods specified in the Commission's rule and regulations,

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Holdings were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of Holdings and its consolidated Subsidiaries and, with respect to the annual financial statements only, a report thereon by Holdings' certified independent accountants; and

  (2)
  all current reports that would be required to be filed with the Commission on Form 8-K if Holdings were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations.

        In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, Holdings will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing). In addition, Holdings has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        Payments for Consent.    Neither Holdings nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all

Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Events of Default

        The following events are defined in the Indenture as "Events of Default":

  (1)
  the failure to pay interest on any Note when the same becomes due and payable and the default continues for a period of 30 days;

  (2)
  the failure to pay the principal of any Note, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

  (3)
  a default by either of the Issuers or any Guarantor in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 45 days after the Company or such Guarantor receives written notice specifying the default (and demanding that such default be remedied and stating that such notice is a "Notice of Default") from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

  (4)
  the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of Holdings or any Restricted Subsidiary of Holdings (other than a Foreign Restricted Subsidiary that is not a Significant Subsidiary), or the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $10.0 million or more at any time and such failure shall not have been cured or waived within 30 days thereof;

  (5)
  one or more judgments (not covered by insurance as to which the carrier has assumed the defense or acknowledged coverage) in an aggregate amount in excess of $10.0 million shall have been rendered against Holdings or any of its Restricted Subsidiaries (other than a Foreign Restricted Subsidiary that is not a Significant Subsidiary) and such judgments shall remain undischarged, unpaid or unstayed for a period of 60 consecutive days after such judgment or judgments become final and non-appealable;

  (6)
  certain events of bankruptcy affecting Holdings, the Company or any Significant Subsidiary of Holdings; or

  (7)
  the Holdings Guarantee or any Guarantee of a Significant Subsidiary of Holdings ceases to be in full force and effect or is declared to be null and void and unenforceable or is found to be invalid or Holdings or any Subsidiary Guarantor that is a Significant Subsidiary of Holdings denies its liability in writing under its Guarantee (in each case, other than in accordance with the terms of the Indenture).

        If an Event of Default (other than an Event of Default specified in clause (6) above with respect to Holdings or the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued and unpaid interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration", and the same shall become immediately due and payable. If an Event of Default specified in clause (6) above with respect to Holdings or the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

        The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences

  (1)
  if the rescission would not conflict with any judgment or decree; and

  (2)
  if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The Holders of a majority in principal amount of the Notes may waive any existing or past Default or Event of Default under the Indenture, and its consequences, except (other than as provided in the immediately preceding paragraph) a default in the payment of the principal of or interest on any Notes.

        Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee indemnity reasonably satisfactory to it. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

        Under the Indenture, the Issuers are required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that the Issuers shall provide such certification at least annually whether or not any officer knows of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

No Personal Liability of Directors, Managers, Officers, Employees, Members and Stockholders

        No past, present or future director, manager, officer, employee, incorporator (or Person forming any limited liability company), agent, member or stockholder or Affiliate of the Issuers, as such, shall have any liability for any obligations of the Issuers under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. No past, present or future director, manager, officer, employee, incorporator (or Person forming any limited liability company), agent, member or stockholder or Affiliate of any of the Guarantors, as such, shall have any liability for any obligations of the Guarantors under the Guarantees, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes and Guarantees by accepting a Note and a Guarantee waives and releases all such liabilities. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees. Such waiver may not be effective to waive liabilities under the federal securities law and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        The Issuers may, at their option and at any time, elect to have their obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for

  (1)
  the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

  (2)
  the Issuers' obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

  (3)
  the rights, powers, trust, duties and immunities of the Trustee and the Issuers' obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the Indenture.

        In addition, the Issuers may, at their option and at any time, elect to have their obligations and the obligations of the Guarantors released with respect to certain covenants that are described in the Indenture (including all of the covenants described in this "Description of the Notes" section) ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, events (excluding only certain non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute Events of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance,

  (1)
  the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Issuers, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

  (2)
  in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that

  (a)
  the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or

  (b)
  since the date of the Indenture, there has been a change in the applicable federal income tax law,

    in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default arising in connection with the borrowing of funds to fund such deposit and the grant of any Lien securing such borrowing);

  (5)
  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture (other than a Default or Event of Default arising in connection with the borrowing of funds to fund such deposit and the grant of any Lien securing such borrowing) or any other material agreement or instrument to which Holdings or any of its Subsidiaries is a party or by which Holdings or any of its Subsidiaries is bound;

  (6)
  the Issuers shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders over any other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuers or others;

  (7)
  the Issuers shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

  (8)
  the Issuers shall have delivered to the Trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of the Issuers between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of either of the Issuers, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

        Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when

  (1)
  either

  (a)
  all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the Trustee for cancellation; or

  (b)
  all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuers directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

  (2)
  the Issuers have paid all other sums payable under the Indenture by the Issuers; and

  (3)
  the Issuers have delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

        From time to time, the Issuers, the Guarantors and the Trustee, without the consent of the Holders, may amend, waive or otherwise modify provisions of the Indenture, the Notes and the Guarantees for certain specified purposes, including (a) providing for the issuance of additional Notes in accordance with the terms of the Indenture and curing ambiguities, defects or inconsistencies so long as such changes do not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect, (b) providing for uncertificated Notes in addition to or in place of certificated Notes, (c) providing for the assumption of the Issuers' or any Guarantor's obligations to Holders of the Notes in case of a merger or consolidation or sale of all or substantially all of such entity's assets; or (d) complying with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA. Other amendments, waivers and other modifications of provisions of the Indenture may be made with the consent of the Issuers and the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no such amendment, waiver or other modification may

  (1)
  reduce the principal amount of Notes at maturity whose Holders must consent to an amendment;

  (2)
  reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

  (3)
  reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

  (4)
  make any Notes payable in money other than that stated in the Notes;

  (5)
  make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Holder's Note or Notes on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

  (6)
  after the Issuers' obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Issuers to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

  (7)
  modify or change any provision of the Indenture or the related definitions affecting the ranking of the Notes or any Guarantee in a manner which adversely affects the Holders; or

  (8)
  release Holdings or any Subsidiary Guarantor that is a Significant Subsidiary of Holdings from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

Governing Law

        The Indenture provides that it, the Notes and the Guarantees are governed by, and should be construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

        The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

        The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of either of the Issuers, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee is permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of Holdings or at the time it merges or consolidates with or into Holdings or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of Holdings or such acquisition, merger or consolidation.

        "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing. A Person shall not be deemed an "Affiliate" of Holdings or any of its Restricted Subsidiaries solely as a result of such Person being a joint venture partner of Holdings or any of its Subsidiaries.

        "Asset Acquisition" means (1) an Investment by Holdings or any Restricted Subsidiary of Holdings in any other Person pursuant to which such Person shall become a Restricted Subsidiary of Holdings or any Restricted Subsidiary of Holdings, or shall be merged with or into Holdings or any Restricted Subsidiary of Holdings, or (2) the acquisition by Holdings or any Restricted Subsidiary of Holdings of the assets of any Person (other than a Restricted Subsidiary of Holdings) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by Holdings or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than Holdings or a Wholly Owned Restricted Subsidiary of Holdings of (1) any Capital Stock of any Restricted Subsidiary of Holdings; or (2) any other property or assets of Holdings or any Restricted Subsidiary of Holdings other than in the ordinary course of business; provided, however, that asset sales or other dispositions shall not include (a) a transaction or series of related transactions for which Holdings or its Restricted Subsidiaries receive aggregate consideration of less than $2,500,000; (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets (determined on a consolidated basis) of Holdings or the Company, as the case may be, as permitted under the "Merger, Consolidation and Sale of Assets" covenant; (c) any Restricted Payment permitted by the "Limitation on Restricted Payments" covenants or that constitutes a Permitted Investment; (d) sales or other dispositions of inventory, receivables or other current assets in the ordinary course of business; (e) a Permitted Lien; (f) a sale or other disposition or abandonment of damaged, worn-out or obsolete property; (g) the good faith surrender or waiver of contract rights or the settlement, release or surrender of claims of any kind; and (h) the sale or other disposal of property or assets pursuant to the exercise of remedies pursuant to the Credit Agreement or other security documents relating to any Indebtedness permitted under the Indenture.

        "Board of Directors" means, as to any Person, the board of directors or similar governing body of such Person or any duly authorized committee thereof.

        "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Borrowing Base" means, as of any date, an amount equal to the sum of

  (1)
  85% of the aggregate book value of all accounts receivable of Holdings and its Domestic Restricted Subsidiaries; plus

  (2)
  60% of the aggregate book value of all inventory owned by Holdings and its Domestic Restricted Subsidiaries,

all calculated on a consolidated basis and in accordance with GAAP.

        To the extent that information is not available as to the amount of accounts receivable or inventory as of a specific date, Holdings shall use the most recent available information for purposes of calculating the Borrowing Base.

        "Capital Stock" means

  (1)
  with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

  (2)
  with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

        "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Cash Equivalents" means

  (1)
  marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government, the United Kingdom or The Netherlands or issued by any agency thereof and backed by the full faith and credit of the United States, the United Kingdom or The Netherlands, as applicable, in each case maturing within one year from the date of acquisition thereof;

  (2)
  marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state, the United Kingdom or The Netherlands or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group, a division of the McGraw-Hill Companies ("S&P") or Moody's Investors Service, Inc. ("Moody's");

  (3)
  commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

  (4)
  certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia, the United Kingdom or The Netherlands or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

  (5)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

  (6)
  investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

        "Change of Control" means the occurrence of one or more of the following events

  (1)
  any sale, lease, exchange or other transfer other than a Lien permitted by the Indenture or by way of consolidation or merger (in one transaction or a series of related transactions) of all or substantially all of the assets of Holdings and its Subsidiaries, taken as a whole, to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture) other than to the Permitted Holders;

  (2)
  the approval by the holders of Capital Stock of Holdings or the Company, as the case may be, of any plan or proposal for the liquidation or dissolution of Holdings or the Company, as the case may be (whether or not otherwise in compliance with the provisions of the Indenture);

  (3)
  any Person or Group (other than the Permitted Holders and any entity formed for the purpose of owning Capital Stock of Holdings) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Holdings or the Company;

  (4)
  the replacement of a majority of the Board of Directors of Holdings over a two-year period from the directors who constituted the Board of Directors of Holdings at the beginning of such period, and such replacement, shall not have been approved by a vote of at least a majority of the Board of Directors of Holdings then still in office who either were members of such Board of Directors at the beginning of such period or whose election or nomination for election by Holdings' shareholders as a member of such Board of Directors was previously so approved; or

  (5)
  the occurrence of any event or series of events that results in a "Change of Control" under the subordinated promissory notes issued pursuant to the Securities Purchase Agreement.

        "Commission" means the Securities and Exchange Commission.

        "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

        "Company" means Advanced Accessory Systems, LLC, a limited liability company organized under the laws of the State of Delaware.

        "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of

  (1)
  Consolidated Net Income; and

  (2)
  to the extent Consolidated Net Income has been reduced thereby,

  (a)
  all income taxes of such Person and its Restricted Subsidiaries, or Permitted Tax Distributions made by such Person, paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business);

  (b)
  Consolidated Interest Expense; and

  (c)
  Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period,

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to

  (1)
  the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries, or the issuance, redemption, repurchase or other repayment of any Preferred Stock by such Person or any of its Restricted Subsidiaries (and, in each case, the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness, or any issuance, redemption, repurchase or other repayment of any Preferred Stock (and, in each case, the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

  (2)
  any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition

    (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

        Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio,"

  (1)
  interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

  (2)
  notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

        "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of

  (1)
  Consolidated Interest Expense; plus

  (2)
  the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person and, to the extent permitted under the Indenture, its Restricted Subsidiaries paid in cash during such period to any Person other than such Person or any of its Restricted Subsidiaries times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication,

  (1)
  the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount and amortization or write-off of deferred financing costs; (b) the net costs under Interest Swap Obligations; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; and

  (2)
  the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP;

provided that there shall be excluded therefrom any non-cash amortization or write-off of fees and expenses incurred in connection with the offering of the Notes.

        "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (without duplication)

  (1)
  after-tax gains or losses from Asset Sales (without regard to the $2,500,000 limitation set forth in the definition thereof) or abandonments or reserves relating thereto;

  (2)
  extraordinary gains and extraordinary losses;

  (3)
  gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

  (4)
  the net income or loss of any Person acquired prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person, it being understood, however, that, in the case of a Restricted Subsidiary of Holdings, the income or loss of such Person for such period may be included in determining the Consolidated Fixed Charge Coverage Ratio of Holdings as a result of the operation of clause (2) of the first paragraph of the definition of such term;

  (5)
  for the purposes of the "Limitation on Restricted Payments" covenant only, the net income (but not loss) of any Restricted Subsidiary (other than a Foreign Restricted Subsidiary) of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly Owned Restricted Subsidiary of the referent Person by such Restricted Subsidiary;

  (6)
  the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

  (7)
  any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

  (8)
  income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued); and

  (9)
  in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

In addition, Consolidated Net Income shall be reduced by the amount of any Permitted Tax Distribution.

        "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge which requires an accrual of or a reserve for cash charges for any future period).

        "Consolidated Tangible Assets" means the total consolidated assets, less goodwill and intangibles, of Holdings and its Restricted Subsidiaries, as shown on the most recent balance sheet of Holdings prepared in accordance with GAAP.

        "Credit Agreement" means the Amended and Restated Credit Agreement dated on or about the Issue Date, among certain subsidiaries of Holdings as borrowers, Holdings and certain other subsidiaries and affiliates as guarantors, the lenders party thereto in their capacities as lenders and/or agents thereunder, together with the documents related thereto (including, without limitation, any instruments, guarantee agreements and pledge and/or security documents), in each case as such documents may be amended (including, without limitation, any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including, without limitation, increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the "Limitation on Incurrence of Additional Indebtedness" covenant above) or adding Subsidiaries of Holdings as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control or to the extent such Capital Stock is only so redeemable or exchangeable into Qualified Capital Stock) on or prior to the final maturity date of the Notes, provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the stated maturity of the Notes shall not constitute Disqualified Capital Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Change of Control" covenants and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Issuers' repurchase of such Notes as are required to be repurchased pursuant to such covenants.

        "Domestic Restricted Subsidiary" means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof or any territory or possession of the United States.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of Holdings acting reasonably and in good faith and, if such value exceeds $5.0 million, shall be evidenced by a Board Resolution of the Board of Directors of Holdings delivered to the Trustee.

        "Foreign Restricted Subsidiary" means any Restricted Subsidiary of Holdings other than a Domestic Restricted Subsidiary.

        "Foreign Restricted Subsidiary Borrowing Base" means, as of any date, an amount equal to the sum of

  (1)
  85% of the aggregate book value of all accounts receivable of the Foreign Restricted Subsidiaries; plus

  (2)
  60% of the aggregate book value of all inventory owned by the Foreign Restricted Subsidiaries,

all calculated on a consolidated basis and in accordance with GAAP.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in

such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.

        "Guarantee" means a guarantee of the Notes by a Guarantor.

        "Guarantors" means Holdings and the Subsidiary Guarantors.

        "Holdings" means CHAAS Acquisitions, LLC.

        "Indebtedness" means with respect to any Person, without duplication,

  (1)
  all Obligations of such Person for borrowed money;

  (2)
  all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

  (3)
  all Capitalized Lease Obligations of such Person;

  (4)
  all Obligations of such Person issued or assumed as the deferred purchase price of property or services and all Obligations under any conditional sale or title retention agreement (but excluding any such Obligations that constitute trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 120 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

  (5)
  all Obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, but excluding Obligations with respect to letters of credit (including trade letters of credit) to the extent such Obligations are cash collateralized or such letters of credit secure Obligations (other than Obligations described in clauses (1), (2) and (3) above) entered into in the ordinary course of business of such Person and such letters of credit are not drawn upon or, if drawn upon, to the extent any such drawing is reimbursed no later than three Business Days following receipt by such Person of a demand for reimbursement;

  (6)
  guarantees and other contingent obligations in respect of Indebtedness of other Persons of the type referred to in clauses (1) through (5) above and clause (8) below;

  (7)
  all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset and the amount of the Obligation so secured;

  (8)
  all net Obligations under Currency Agreements and Interest Swap Agreements of such Person; and

  (9)
  all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to its maximum fixed repurchase price, but excluding accrued dividends, if any.

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional Obligations as described above and, with respect to contingent Obligations, the maximum liability upon the occurrence of the contingency giving rise to the Obligation; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the original issue price of such Indebtedness.

        "Independent Financial Advisor" means a firm which, in the judgment of the Board of Directors of Holdings, is otherwise independent and qualified to perform the task for which it is to be engaged.

        "Initial Purchasers" means Deutsche Bank Securities Inc. and Credit Suisse First Boston LLC.

        "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements, in each case determined as if such agreement were terminated on the date such obligations were being determined for purposes of the Indenture.

        "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. "Investment" shall exclude extensions of trade credit by Holdings and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of Holdings or such Restricted Subsidiary, as the case may be. If Holdings or any Restricted Subsidiary of Holdings sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary of Holdings such that, after giving effect to any such sale or disposition, such Restricted Subsidiary is no longer a Restricted Subsidiary of Holdings, Holdings shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of or, with respect to any Restricted Subsidiary of Holdings acquired or created after the Issue Date, if less, the value of the Investment when made by Holdings and its Restricted Subsidiaries in the portion of such Restricted Subsidiary represented by such Common Stock.

        "Issue Date" means the date of original issuance of the Notes.

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

        "Management Agreement" means the management agreement dated as of April 15, 2003 among Holdings, the Subsidiaries of Holdings listed therein and Castle Harlan, Inc., as in effect on the Issue Date.

        "Material Domestic Restricted Subsidiary" means a Domestic Restricted Subsidiary of Holdings having total assets with a book value in excess of $500,000.

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by Holdings or any of its Restricted Subsidiaries from such Asset Sale net of

  (1)
  reasonable out-of-pocket commissions, expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions and severance and relocation costs and expenses);

  (2)
  net taxes paid or payable as a result of such Asset Sale;

  (3)
  repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale or that is required by applicable law to be repaid out of the proceeds of such Asset Sale;

  (4)
  amounts required to be paid to any Person (other than Holdings or any of its Restricted Subsidiaries) owning a beneficial interest in the assets which are subject to the Asset Sale; and

  (5)
  appropriate amounts to be provided by Holdings or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Holdings or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

        "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Pari Passu Indebtedness" means any Indebtedness of either Issuer or any Guarantor that ranks pari passu in right of payment with the Notes or the Guarantee of such Guarantor, as applicable.

        "Permitted Business" means any business that is the same, similar, reasonably related, complementary or incidental to the business in which Holdings or any of its Restricted Subsidiaries is engaged on the Issue Date.

        "Permitted Holders" means (1) Castle Harlan Partners IV, L.P. and any Person controlling, controlled by, or under common control with, and any account controlled or managed by or under common control or management with Castle Harlan Partners IV, L.P. and (2) Castle Harlan Inc. and employees, management and directors of, and Persons owning accounts managed or advised by, any of the foregoing and their respective Affiliates.

        "Permitted Indebtedness" means, without duplication, each of the following:

  (1)
  Indebtedness under the Notes issued on the Issue Date and Guarantees thereof;

  (2)
  Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the greater of (a) $60.0 million and (b) the sum of (A) $10.0 million and (B) the Borrowing Base plus an amount not exceeding the aggregate amount of Indebtedness that is permitted to be incurred, but has not been incurred, under clauses (10), (11), (12) and (17) of this definition;

  (3)
  other Indebtedness of Holdings and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments, in each case, when actually paid, or permanent reductions thereon;

  (4)
  Interest Swap Obligations of Holdings or any Restricted Subsidiary of Holdings covering Indebtedness of Holdings or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into to protect Holdings and its Restricted Subsidiaries from fluctuations in interest rates;

  (5)
  Indebtedness under Currency Agreements; provided that (x) in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of Holdings and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder and (y) such Currency Agreements are designed to protect Holdings or any Restricted Subsidiary of Holdings against fluctuations in currency values;

  (6)
  Indebtedness of a Restricted Subsidiary of Holdings to Holdings or to a Restricted Subsidiary of Holdings for so long as such Indebtedness is held by Holdings or a Restricted Subsidiary of Holdings or the holder of a Permitted Lien thereon, in each case subject to no Lien held by a Person other than Holdings or a Restricted Subsidiary of Holdings or the holder of a Permitted Lien thereon; provided that if as of any date any Person other than Holdings or a Restricted Subsidiary of Holdings or the holder of a Permitted Lien thereof owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the issuer of such Indebtedness;

  (7)
  Indebtedness of Holdings to a Restricted Subsidiary of Holdings for so long as such Indebtedness is held by a Restricted Subsidiary of Holdings and subject to no Lien, other than a Permitted Lien; provided that (a) any Indebtedness of Holdings to any Restricted Subsidiary of Holdings that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to Holdings' obligations under the Indenture and the Notes and (b) if as of any date any Person other than a Restricted Subsidiary of Holdings or the holder of a Permitted Lien thereon owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (7) by Holdings;

  (8)
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

  (9)
  Indebtedness of Holdings or any of its Restricted Subsidiaries in respect of performance bonds, bankers' acceptances, workers' compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations and bank overdrafts (and letters of credit in respect thereof) incurred in the ordinary course of business;

  (10)
  Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of Holdings and its Restricted Subsidiaries incurred in the ordinary course of business not to exceed the greater of (a) $10.0 million and (b) 5% of Consolidated Tangible Assets (reduced by the aggregate amount of additional Indebtedness incurred under clause (2) hereof in reliance on this clause (10));

  (11)
  Indebtedness consisting of guarantees by Holdings or any of its Restricted Subsidiaries of Indebtedness permitted to be incurred under the Indenture;

  (12)
  Indebtedness of Holdings' Foreign Restricted Subsidiaries in an aggregate principal amount not to exceed the greater of (a) $45.0 million and (b) the Foreign Restricted Subsidiary Borrowing Base (reduced by the aggregate amount of additional Indebtedness incurred under clause (2) hereof in reliance on this clause (12));

  (13)
  Refinancing Indebtedness;

  (14)
  Indebtedness of Holdings or any of its Restricted Subsidiaries consisting of guarantees, indemnities or other obligations in respect of purchase price adjustments in connection with the acquisition or disposition of property or assets;

  (15)
  Indebtedness of Holdings or any of its Restricted Subsidiaries to the extent the net proceeds thereof are promptly used to redeem the Notes in full or deposited to defease or discharge the Notes, in each case in accordance with the Indenture;

  (16)
  Indebtedness of Holdings and its Restricted Subsidiaries consisting of Capitalized Lease Obligations not exceeding $10.0 million at any one time outstanding and incurred in connection with one or more Permitted Sale and Leaseback Transactions involving one or more properties that are owned on the Issue Date by one or more such Restricted Subsidiaries and that are located in Staphorst, The Netherlands, Hoogeveen, The Netherlands, and Fensmark, Denmark; and

  (17)
  additional Indebtedness of Holdings and its Restricted Subsidiaries in an aggregate principal amount not to exceed $15.0 million at any one time outstanding (reduced by the aggregate amount of additional Indebtedness incurred under clause (2) hereof in reliance on this clause (17)).

        For purposes of determining compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (17) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Issuers shall, in their sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with such covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the "Limitations on Incurrence of Additional Indebtedness" covenant.

        "Permitted Investments" means

  (1)
  Investments by Holdings or any Restricted Subsidiary of Holdings in any Person that is or will become immediately after such Investment a Restricted Subsidiary of Holdings or that will merge or consolidate into Holdings or a Restricted Subsidiary of Holdings;

  (2)
  Investments in Holdings by any Restricted Subsidiary of Holdings; provided that any Indebtedness evidencing such Investment and held by a Restricted Subsidiary of Holdings that is not a Subsidiary Guarantor is unsecured and subordinated, pursuant to a written agreement, to Holdings' obligations under its Guarantee and the Indenture;

  (3)
  Investments in cash and Cash Equivalents;

  (4)
  loans and advances to directors, employees and officers of Holdings and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $3.0 million at any one time outstanding;

  (5)
  Currency Agreements and Interest Swap Obligations entered into in the ordinary course of Holdings' or its Restricted Subsidiaries' businesses and not for speculative purposes and otherwise in compliance with the Indenture;

  (6)
  additional Investments having an aggregate fair market value at any time outstanding not to exceed $12.5 million;

  (7)
  Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

  (8)
  Investments made by Holdings or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

  (9)
  Investments existing on the Issue Date;

  (10)
  any acquisition of assets solely in exchange for the issuance of Qualified Capital Stock of Holdings or any of its Restricted Subsidiaries;

  (11)
  Investments made by Holdings or any of its Restricted Subsidiaries with the proceeds of a substantially concurrent offering of Qualified Capital Stock of Holdings or any other holding company of Holdings or the Issuers (which proceeds of any such offering of Qualified Capital Stock shall not have been, and shall not be, included in the calculation of the Restricted Payments Basket, except to the extent the proceeds thereof exceed the amounts used to effect such Investments);

  (12)
  Investments represented by guarantees that are otherwise permitted under the Indenture; and

  (13)
  advances to suppliers and customers in the ordinary course of business.

        "Permitted Liens" means the following types of Liens:

  (1)
  Liens existing on the Issue Date;

  (2)
  Liens securing the Notes and the Guarantees;

  (3)
  Liens securing Indebtedness under the Credit Agreement permitted to be incurred pursuant to clause (2) of the definition of "Permitted Indebtedness;"

  (4)
  Liens in favor of Holdings or any Restricted Subsidiary of Holdings;

  (5)
  Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens (i) taken as a whole are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of Holdings or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

  (6)
  Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) being contested in good faith by appropriate proceedings and as to which Holdings or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

  (7)
  statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

  (8)
  Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

  (9)
  Liens arising by reward of any judgment, decree or order of any court but not giving rise to an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

  (10)
  survey exceptions, easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of Holdings or any of its Restricted Subsidiaries;

  (11)
  Liens upon specific items of inventory or other goods and proceeds of Holdings or any of its Restricted Subsidiaries securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (12)
  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

  (13)
  Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of Holdings or any of its Restricted Subsidiaries, including rights of offset and set-off;

  (14)
  Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted pursuant to clause (4) of the definition of "Permitted Indebtedness";

  (15)
  Liens securing Capitalized Lease Obligations and Purchase Money Indebtedness permitted to be incurred under the Indenture; provided, however, that in the case of Capitalized Lease Obligations, such Liens do not extend to any property or assets which are not leased property subject to such Capitalized Lease Obligations;

  (16)
  Liens securing Indebtedness under Currency Agreements permitted to be incurred pursuant to clause (5) of the definition of "Permitted Indebtedness";

  (17)
  Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that

  (a)
  such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by Holdings or a Restricted Subsidiary of Holdings and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by Holdings or a Restricted Subsidiary of Holdings; and

  (b)
  such Liens do not extend to or cover any property or assets of Holdings or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of Holdings or a Restricted Subsidiary of Holdings and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by Holdings or a Restricted Subsidiary of Holdings;

  (18)
  Liens securing Indebtedness incurred pursuant to clause (12), (14) (but in the case of clause (14) such Liens shall only be on the assets that are the subject of the transaction permitted by clause (14)), (15), (16) or (17) of the definition of "Permitted Indebtedness";

  (19)
  any provision for the retention of title to an asset by the vendor or transferor of such asset, which asset is acquired by Holdings or any Restricted Subsidiary of Holdings in a transaction entered into in the ordinary course of business of Holdings or such Restricted Subsidiary;

  (20)
  Liens incurred in the ordinary course of business of Holdings or any Restricted Subsidiary of Holdings with respect to Obligations that do not exceed $10.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business)

    and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by Holdings or such Restricted Subsidiary;

  (21)
  Liens arising from filing Uniform Commercial Code financing statements regarding leases;

  (22)
  Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

  (23)
  deposits made in the ordinary course of business to secure liability to insurance carriers;

  (24)
  rights of a licensor of intellectual property;

  (25)
  leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of Holdings and its Restricted Subsidiaries;

  (26)
  banker's Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

  (27)
  any interest or title of a lessor in the property subject to any capitalized lease or operating lease;

  (28)
  Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, a Restricted Subsidiary of Holdings, provided that such Liens do not (a) extend to or cover any property or assets of Holdings or any of its Restricted Subsidiaries other than the property or assets acquired or (b) secure Indebtedness (including Acquired Indebtedness); and

  (29)
  any extension, renewal or replacement, in whole or in part, of any Lien described in clause (1), (15) or (17) of the definition of "Permitted Liens"; provided that any such extension, renewal or replacement is no more restrictive in any material respect that the Lien so extended, renewed or replaced and does not extend to any additional property or assets.

        "Permitted Sale and Leaseback Transaction" means any Sale and Leaseback Transaction entered into by any Restricted Subsidiary of Holdings with respect to any facility (including, without limitation, any manufacturing, engineering, warehousing or administration facility), owned or leased by such Restricted Subsidiary on the Issue Date.

        "Permitted Tax Distributions" means the payment of any dividend or distribution to the direct or indirect beneficial owners of shares of Capital Stock of Holdings in an amount not to exceed the then maximum federal, state and local income tax liabilities arising from income of Holdings and attributable to them solely as a result of Holdings (and any intermediate entity through which the holder owns such shares) being a limited liability company, partnership or similar entity for federal income tax purposes.

        "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization or trust, or a governmental agency or political subdivision thereof.

        "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

        "Purchase Money Indebtedness" means Indebtedness of Holdings and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of design, development, installation, construction or improvement, of property or equipment; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost and (2) such Indebtedness shall not be secured by any asset other than the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property to which such asset is attached.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

        "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease, replace or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Refinancing by Holdings or any Restricted Subsidiary of Holdings of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clauses (2), (4), (5), (6), (7), (8), (9), (10), (11), (12), (14), (15), (16) or (17) of the definition of Permitted Indebtedness), in each case, other than Refinancing Indebtedness incurred to Refinance all of the Notes, that does not

  (1)
  result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus accrued interest on the Indebtedness being Refinanced plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable fees and expenses incurred by Holdings and its Restricted Subsidiaries in connection with such Refinancing); or

  (2)
  create Indebtedness with (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness solely of Holdings, then such Refinancing Indebtedness shall be Indebtedness solely of Holdings and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

        "Registration Rights Agreement" means the registration rights agreement dated as of the Issue Date among Holdings, the Issuers, the Subsidiary Guarantors and the Initial Purchasers.

        "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to Holdings or a Restricted Subsidiary of Holdings of any property, whether owned by Holdings or any Restricted Subsidiary of Holdings at the Issue Date or later acquired, which has been or is to be sold or transferred by Holdings or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

        "Securities Act" means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

        "Securities Purchase Agreement" means the Securities Purchase Agreement dated April 15, 2003, among Holdings, the Company and each of the seller parties listed on the signature pages thereto, as such agreement may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time; provided that any Indebtedness incurred pursuant to such amendment or modification shall not result in any payments of principal thereunder prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment thereunder as in effect on the Issue Date.

        "Significant Subsidiary", with respect to any Person, means (1) any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary of such Person that, when aggregated with all other Restricted Subsidiaries of such Person that are not otherwise Significant Subsidiaries and as to which any event described in clause (6) under "—Events of Default" has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

        "Subordinated Indebtedness" means Indebtedness of Holdings, the Issuers or any Subsidiary Guarantor that is subordinated or junior in right of payment to the Notes or such Guarantee, as the case may be.

        "Subsidiary", with respect to any Person, means

  (1)
  any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or one or more Subsidiaries of such Person (or any combination thereof); or

  (2)
  any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person or one or more Subsidiaries of such Person (or any combination thereof).

        "Subsidiary Guarantor" means (1) each of Holdings' Domestic Restricted Subsidiaries (other than the Issuers) as of the Issue Date; and (2) each of Holdings' Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Subsidiary Guarantor; provided that any Person constituting a Subsidiary Guarantor as described above shall cease to constitute a Subsidiary Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

        "Unrestricted Subsidiary" of any Person means

  (1)
  any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

  (2)
  any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors may designate any Subsidiary (other than any Issuer) (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, Holdings or any other Restricted Subsidiary of Holdings that is not a Subsidiary of the Subsidiary to be so designated; provided that

  (1)
  Holdings certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant; and

  (2)
  each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Holdings or any of its Restricted Subsidiaries.

        For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with the "Limitation on Restricted Payments" covenant, the portion of the fair market value of the net assets of such Subsidiary of Holdings at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of Holdings and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of Holdings or, with respect to any Restricted Subsidiary acquired or created after the Issue Date, if less, the amount of the value of the Investment in such Subsidiary when made, shall be deemed to be an Investment. Such designation will be permitted only if such Investment would be permitted at such time under the "Limitation on Restricted Payments" covenant.

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if

  (1)
  immediately after giving effect to such designation, Holdings is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; and

  (2)
  immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

        Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

        Holdings may not designate either of the Issuers as an Unrestricted Subsidiary.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

        "Wholly Owned Restricted Subsidiary" of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

        "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding securities which confer on the holders thereof the right to elect directors or their functional equivalents (other than in the case of a foreign Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

General

        The following is a general discussion of the material United States federal income tax considerations relating to the exchange of Original Notes for New Notes and the ownership and disposition of the New Notes by an initial beneficial owner of the Original Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax considerations described below. We have not obtained and do not intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the United States federal tax considerations resulting from the exchange of Original Notes for New Notes or from holding or disposing of the New Notes. Reference to "Notes" in this section of the prospectus refers to both the "Original Notes" and the "New Notes."

        In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder's circumstances, or to certain categories of investors (such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities, persons who hold notes through partnerships or other pass-through entities, U.S. expatriates, or persons who hold the Notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction) that may be subject to special rules. This discussion is limited to initial holders who purchased the Original Notes for cash at the initial offering at the original offering price and who hold the Original Notes, and will hold the New Notes, as capital assets. This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction.

        YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS TO YOU OF THE EXCHANGE OF ORIGINAL NOTES FOR NEW NOTES AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR FOREIGN TAX LAWS OR ANY TAX TREATY.

U.S. Holders

        As used herein, the term "U.S. holder" means a beneficial owner of a Note that is for United States federal income tax purposes:

        (1) a citizen or resident of the United States;

        (2) a corporation or an entity treated as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

        (3) an estate, the income of which is subject to United States federal income taxation regardless of its source; or

        (4) a trust that either is subject to the primary supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions, or has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

        As used herein, the term "non-U.S. holder" means a beneficial owner of a Note that is not a U.S. holder or a partnership.

  Payments of Interest

        Interest on an Original Note or a New Note will generally be includible in your gross income as ordinary interest income in accordance with your usual method of accounting for tax purposes.

  Exchange Pursuant to Exercise of Registration Rights

        Neither an exchange of an Original Note for a New Note nor the filing of a registration statement with respect to the resale of the New Notes should be a taxable event to you, and you should not recognize any taxable gain or loss or any interest income as a result of such exchange or such filing. We are obligated to pay Additional Interest on the Notes to you under certain circumstances described under "Exchange Offer; Registration Rights." We intend to take the position that such payments should be treated for tax purposes as additional interest, although we cannot assure you that the IRS will not propose a different method of taxing the Additional Interest payments.

  Payments Upon Registration Default

        Because the Notes provide for the payment of Additional Interest, they could be subject to certain rules relating to debt instruments that provide for one or more contingent payments, referred to as the "Contingent Payment Regulations." Under the Contingent Payment Regulations, however, a payment is not a contingent payment merely because of a contingency that, as of the issue date, is "remote." We intend to take the position that, for purposes of the Contingent Payment Regulations, the payment of Additional Interest is a "remote" contingency as of the issue date. Accordingly, the Contingent Payment Regulations should not apply to the Notes unless payments are actually made.

        If payments of Additional Interest are actually made, then they likely would be includible in your gross income in the taxable year in which such payments were actually made, regardless of the tax accounting method you use. If such payments were actually made the Notes would probably be treated as reissued for purposes of applying the original issue discount rules under the Code and the Treasury Regulations.

        Our position for purposes of the Contingent Payment Regulations that the payment of such Additional Interest is a remote contingency as of the issue date is binding on you for U.S. federal income tax purposes unless you disclose in the proper manner to the IRS that you are taking a different position.

  Optional Redemption

        The Notes may be redeemed prior to their stated maturity at the option of the issuers or at the option of the holders under certain circumstances. We do not believe that either the issuers' or the holders' ability to redeem or cause the redemption of the Notes prior to the stated maturity thereof would affect the yield of the Notes for U.S. federal income tax purposes.

  Sale, Exchange or Redemption of the Notes

        Upon the disposition of a Note by sale, exchange or redemption (other than an exchange pursuant to this exchange offer), you will generally recognize gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued but unpaid interest) and (ii) your adjusted federal income tax basis in the Note. Your adjusted federal income tax basis in a Note generally will equal the cost of the Note.

        Any gain or loss you recognize on a disposition of a Note will generally constitute capital gain or loss and will be long-term capital gain or loss if you have held the Note for longer than one year. Non-corporate taxpayers are generally subject to a maximum regular federal income tax rate of 20% on net long-term capital gains. The deductibility of capital losses is subject to certain limitations.

  Backup Withholding and Information Reporting

        Under the Code, you may be subject, under certain circumstances, to information reporting and/or backup withholding with respect to cash payments in respect of the Notes. This withholding applies only if you (i) fail to furnish your social security number or other taxpayer identification number ("TIN") within a reasonable time after a request therefor, (ii) furnish an incorrect TIN, (iii) are notified by the IRS that you failed to report interest or dividends properly, or (iv) fail, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is your correct number and that you are not subject to backup withholding. The backup withholding tax rate equals the fourth lowest rate of tax applicable under section 1(c) of the Code. That rate is currently 28%. Any amount withheld from a payment under the backup withholding rules is allowable as credit against your United States federal income tax liability (and may entitle you to a refund), provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and certain financial institutions. You should consult your tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Non-U.S. Holders

  U.S. Federal Withholding Tax

        The 30% U.S. federal withholding tax will not apply to any payment of principal or interest on the Notes provided that:

  •
  you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury Regulations;

  •
  you are not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership;

  •
  you are not a bank whose receipt of interest on the Notes is pursuant to a loan agreement entered into in the ordinary course of business; and

  •
  you have fulfilled the statement requirements set forth in section 871(h) or section 881(c) of the Code, as discussed below.

        The statement requirements referred to above will be fulfilled if you certify on IRS Form W-8BEN or other successor form, under penalties of perjury, that you are not a United States person and provide your name and address, and (i) you file IRS Form W-8BEN or other successor form with the withholding agent or (ii) in the case of a Note held on your behalf by a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business, the financial institution files with the withholding agent a statement that it has received the IRS Form W-8BEN or other successor form from the holder and furnishes the withholding agent with a copy thereof; provided that a foreign financial institution will fulfill the certification requirement by filing IRS Form W-8IMY if it has entered into an agreement with the IRS to be treated as a qualified intermediary. You should consult your tax advisor regarding possible additional reporting requirements.

        If you cannot satisfy the requirements described above, payments of principal and interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty or (2) IRS Form W-8ECI (or successor form) stating that payments on the Note are not subject to withholding tax because such payments are effectively connected with your conduct of a trade or business in the United States, as discussed below.

        The 30% U.S. federal withholding tax will generally not apply to any gain that you realize on the sale, exchange, or other disposition of the Notes.

  U.S. Federal Estate Tax

        Your estate will not be subject to U.S. federal estate tax on Notes beneficially owned by you at the time of your death, provided that (1) you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the Treasury Regulations) and (2) interest on those Notes would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

  U.S. Federal Income Tax

        If you are engaged in a trade or business in the United States and interest on the Notes is effectively connected with the conduct of that trade or business and, if a tax treaty applies, is attributable to a permanent establishment in the United States, you will be subject to U.S. federal income tax on the interest on a net income basis in the same manner as if you were a U.S. person as defined under the Code. In that case, you would not be subject to the 30% U.S. federal withholding tax. See "U.S. Holders" above. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on Notes will be included in earnings and profits if so effectively connected.

        Any gain realized on the sale, exchange, or redemption of Notes generally will not be subject to U.S. federal income tax unless:

  •
  that gain is effectively connected with the conduct of a trade or business in the United States by you and, if a tax treaty applies, is attributable to a permanent establishment in the United States;

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  you are subject to tax under tax laws applicable to certain U.S. expatriates.

  Information Reporting and Backup Withholding

        In general, you will not be subject to information reporting and backup withholding with respect to payments that we make to you provided that we do not have actual knowledge that you are a U.S. person and we have received from you the statement described above under "U.S. Federal Withholding Tax."

        Under current Treasury Regulations, payments on the sale, exchange or other disposition of a Note made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is (i) a United States person, (ii) a controlled foreign corporation for United States federal income tax purposes, (iii) a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or (iv) a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the beneficial owner certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

        A broker-dealer that is the holder of Original Notes that were acquired for the account of that broker-dealer as a result of market-making or other trading activities, other than Original Notes acquired directly from the issuers or any of their affiliates, may exchange those Original Notes for New Notes pursuant to the exchange offer. This is true so long as each broker-dealer that receives New Notes for its own account in exchange for Original Notes, where the Original Notes were acquired by the broker-dealer as a result of market-marking or other trading activities, acknowledges that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Original Notes where the Original Notes were acquired as a result of market-making activities for other trading activities. The issuers have agreed that they will make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any resale, except that the period may be suspended for a period if the issuers' and our parent's board of directors or managers, as applicable, determine, upon the advice of counsel, that the amended or supplemented prospectus would require disclosure of confidential information or interfere with any of our financing, acquisition, reorganization or other material transactions. All broker-dealers effecting transactions in the New Notes may be required to deliver a prospectus.

        The issuers will not receive any proceeds from any sale of New Notes by broker-dealers or any other holder of New Notes. New Notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of the resale, at prices related to such prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commisions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of New Notes and any commissions or concessions received by those persons may be deemd to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        The issuers have agreed to pay all expenses incident to the exchange offer and to their performance of, or compliance with, the registration rights agreement (other than the commissions or concessions of any brokers or dealers) and will idemnify the holders of the New Notes (including any broker-dealers) against some liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Whether the New Notes offered hereby will be the binding obligations of the issuers will be passed upon for them by Schulte Roth & Zabel LLP, New York, New York.

EXPERTS

        The financial statements as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

        We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to our offering of the New Notes. This prospectus does not contain all the information included in the registration statement and the exhibits and schedules thereto. You will find additional information about us and the New Notes in the registration statement. The registration statement and the exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Juduciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material may also be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 West Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains information regarding registrants, including the issuers, that file electronically with the SEC. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents which are filed as exhibits to the registration statement otherwise filed with the SEC.

CHAAS ACQUISITIONS, LLC

INDEX TO FINANCIAL STATEMENTS

Page
CHAAS Acquisitions, LLC and Subsidiaries
Report of Independent Accountants	F-2
Consolidated Balance Sheet of the Company as of June 30, 2003 (Unaudited) and the Consolidated Balance Sheet for the Predecessor as of December 31, 2002	F-3

Consolidated Statements of Operations of the Company for the period from April 15, 2003 through June 30, 2003 (Unaudited) and the Consolidated Statements of Operations for the Predecessor for the period January 1, 2003 through April 14, 2003 (Unaudited); and for the years ended December 31, 2002, 2001 and 2000	F-4

Consolidated Statements of Cash Flows for the Company for the period from April 15, 2003 through June 30, 2003 (Unaudited) and the Consolidated Statements of Cash Flows for the Predecessor for the period January 1, 2003 through April 14, 2003 (Unaudited) and the years ended December 31, 2002, 2001 and 2002	F-5

Consolidated Statement of Changes in Members' Equity for the for the Company for the period from April 15, 2003 through June 30, 2003 (Unaudited) and for the Predecessor for the period from January 1, 2003 through April 14, 2003 (Unaudited) and the years ended December 31, 2002, 2001 and 2000	F-6
Notes to Consolidated Financial Statements	F-7

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Managers and
    Members of Advanced Accessory Systems, LLC

        In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Advanced Accessory Systems, LLC and its subsidiaries (the "Company") at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 21(b) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        On January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standard No. 142, "Goodwill and Intangible assets", which changed the methodology for assessing goodwill impairments. The initial application of this statement resulted in an impairment of goodwill of $29.2 million. The impairment was due solely to the change in accounting standards, and was reported as a cumulative effect of accounting change (See Note 1 "New accounting pronouncements").

PricewaterhouseCoopers LLP

Detroit, Michigan
February 28, 2003

ADVANCED ACCESSORY SYSTEMS, LLC

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands)

	Company	Predecessor
	June 30,	December 31,
	2003	2002	2001
	(unaudited)
ASSETS
Current assets
Cash	$4,814	$2,653	$2,139
Accounts receivable, less reserves of $1,900, $1,857 and $1,788, respectively	73,167	51,526	44,790
Inventories	44,548	40,682	39,432
Deferred income taxes	653	109	1,643
Other current assets	14,575	13,370	4,133

Total current assets	137,757	108,340	92,137
Property and equipment, net	61,829	60,572	54,404
Goodwill, net	164,689	47,308	73,394
Other intangible assets, net	5,244	3,635	4,685
Deferred income taxes	2,767	1,981	1,932
Other noncurrent assets	1,711	2,319	1,738

	$373,997	$224,155	$228,290

LIABILITIES AND MEMBERS' EQUITY
Current liabilities
Current maturities of long-term debt	$1,654	$18,215	$11,023
Accounts payable	36,802	33,159	29,051
Accrued liabilities	35,758	30,762	23,553
Deferred income taxes	1,275	—	—
Mandatorily redeemable warrants	—	5,250	5,130

Total current liabilities	75,489	87,386	68,757

Noncurrent liabilities
Deferred income taxes	332	629	828
Other noncurrent liabilities	2,913	5,796	4,755
Long-term debt, less current maturities	194,815	136,732	145,626

Total noncurrent liabilities	198,060	143,157	151,209

Commitments and contingencies (Note 11)
Members' equity
Units	100,900	—	—
Class A Units 25,000 authorized, 9,226 and 9,236 issued at December 31, 2002 and 2001, respectively	—	7,348	7,348
Class A-1 Units 25,000 authorized, 5,133 issued at December 31, 2002 and 2001, respectively	—	4,117	4,117
Class B Units, 2,000 authorized, no Units issued at December 31, 2002 and 2001, respectively	—	—	—
Other comprehensive income (loss)	(911)	85	(181)
Retained earnings (accumulated deficit)	459	(17,938)	(2,960)

	100,448	(6,388)	8,324

	$373,997	$224,155	$228,290

See accompanying notes to consolidated financial statements.

ADVANCED ACCESSORY SYSTEMS, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollar amounts in thousands)

	Company	Predecessor
	Period from April 15, 2003 through June 30, 2003	Period from January 1, 2003 through April 14, 2003		Year ended December 31,
			Six months ended June 30, 2002
				2002	2001	2000
	(uanudited)	(uanudited)	(uanudited)
Net sales	$84,230	$101,854	$174,191	$329,782	$314,035	$318,817
Cost of sales	63,075	76,508	129,861	250,516	239,583	239,090

Gross profit	21,155	25,346	44,330	79,266	74,452	79,727
Selling, administrative and product development expenses	9,389	14,908	22,541	48,103	44,769	45,527
Stock option compensation	—	10,125	—	—	—	—
Transaction expenses	—	3,784	—	1,206	—	—
Amortization of intangible assets	—	11	13	122	3,312	3,297

Operating income (loss)	11,766	(3,482)	21,776	29,835	26,371	30,903

Other Income (expense)
Interest expense	(3,524)	(4,772)	(7,857)	15,907	17,684	17,950
Loss resulting from debt extinguishment	(5,967)	—	—	—	—	—
Foreign currency (gain) loss	2	3,240	6,914	(8,429)	4,948	5,386
Other income (expense)	71	(84)	(116)	520	743	52

Income before income taxes and cumulative effect of accounting change	2,348	(5,098)	20,717	21,837	2,996	7,515
Provision (benefit) for income taxes	1,889	1,600	2,935	4,252	602	(278)

Income (loss) before cumulative effect of accounting change	459	(6,698)	17,782	17,585	2,394	7,793
Cumulative effect of accounting change for goodwill impairment, net of tax	—	—	(29,207)	(29,207)	—	—

Net income (loss)	$459	$(6,698)	$(11,425)	$(11,622)	$2,394	$7,793

Pro forma tax provision (unaudited):
Net income (loss)				$(11,622)
Pro forma tax provision (benefit)				(10,340)

Pro forma net income (loss)				$(1,282)

See accompanying notes to consolidated financial statements.

ADVANCED ACCESSORY SYSTEMS, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar amounts in thousands)

	Company	Predecessor
	Period From April 15, 2003 through June 30, 2003	Period from January 1, 2003 through April 14, 2003		Year Ended December 31,
			Six Months ended June 30, 2002
				2002	2001	2000
	(unaudited)	(unaudited)	(unaudited)
Cash flows provided by (used for) operating activities
Net (loss) income	$459	$(6,698)	$(11,425)	$(11,622)	$2,394	$7,793
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation and amortization	2,753	3,695	5,922	13,054	14,599	14,304
Cumulative effect of accounting change for goodwill impairment	—	—	29,130	29,207	—	—
Stock option compensation	—	10,125	—	—	—	—
Loss resulting from debt extinguishment	5,967	—	—	—	—	—
Deferred taxes	(1,237)	(87)	2,390	1,298	(161)	(908)
Foreign currency (gain) loss	(2)	(3,061)	(6,565)	(8,190)	4,965	5,159
Loss on disposal of assets	(11)	68	139	365	701	37
Changes in assets and liabilities net of acquisitions:
Accounts receivable	(9,852)	(9,850)	(18,886)	(4,411)	(2,645)	3,425
Inventories	3,739	(4,898)	2,645	1,954	1,427	(4,055)
Other current assets	(1,869)	1,592	(2,296)	(8,530)	2,771	(1,546)
Other noncurrent assets	133	364	29	(996)	685	(346)
Accounts payable	(5,234)	7,618	8,383	2,533	4,084	(199)
Accrued liabilities	1,705	3,790	(2,126)	6,210	(950)	(763)
Other noncurrent liabilities	(11)	240	116	132	(219)	(1,485)

Net cash provided by operating activities	(3,460)	2,898	7,456	21,004	27,651	21,416

Cash flows provided by (used for) investing activities
Acquisition of machinery and equipment	(2,061)	(2,512)	(5,673)	(15,354)	(7,580)	(10,445)
Acquisition of subsidiaries, net of cash acquired	(108,367)	—	—	—	—	(2,804)

Net cash used for investing activities	(110,428)	(2,512)	(5,673)	(15,354)	(7,580)	(13,249)

Cash flows provided by (used for) financing activities
Borrowing of debt	347,533	—	—	5,637	400	—
Debt issuance costs	(11,374)	—	—
Increase (decrease) in revolving loan	2,252	6,426	6,491	5,572	(8,341)	11,343
Repayment of debt	(328,306)	(2,218)	(6,805)	(13,379)	(11,706)	(13,878)
Collections of membership notes receivable	—	—	—	—	59	65
Issuance of membership units	100,900	—	—
Repurchase of membership units	—	—	—	—	—	(6,422)
Distributions to members	—	(121)	(2,019)	(3,356)	(801)	(6,090)

Net cash used for financing activities	111,005	4,087	(2,333)	(5,526)	(20,389)	(14,982)

Effect of exchange rate changes	867	(296)	833	390	(858)	1,412

Net increase (decrease) in cash	(2,016)	4,177	283	514	(1,176)	(5,403)
Cash at beginning of period	6,830	2,653	2,139	2,139	3,315	8,718

Cash at end of period	$4,814	$6,830	$2,422	$2,653	$2,139	$3,315

Cash paid for interest				$14,395	$16,304	$17,032

Cash paid for income taxes				$362	$845	$1,763

See accompanying notes to consolidated financial statements.

ADVANCED ACCESSORY SYSTEMS, LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' EQUITY

(Dollar amounts in thousands)

	Predecessor
	Members' capital	Other comprehensive income (loss)	Retained earnings (deficit)	Total members' equity
Balance at December 31, 1999	$18,083	$(1,496)	$(6,256)	$10,331
Notes receivable for unit purchase	65	—	—	65
Repurchase of membership units	(6,422)	—	—	(6,422)
Accretion of membership warrants	(200)	—	—	(200)
Distributions to members	—	—	(6,090)	(6,090)
Comprehensive income:
Currency translation adjustment	—	419	—
Net income for 2000	—	—	7,793
Total comprehensive income				8,212

Balance at December 31, 2000	$11,526	$(1,077)	$(4,553)	$5,896
Notes receivable for unit purchase	59	—	—	59
Accretion of membership warrants	(120)	—	—	(120)
Distributions to members	—	—	(801)	(801)
Comprehensive income:
Minimum pension liability adjustment	—	(285)	—
Currency translation adjustment	—	1,181	—
Net income for 2001	—	—	2,394
Total comprehensive income				3,290

Balance at December 31, 2001	$11,465	$(181)	$(2,960)	$8,324
Distributions to members	—	—	(3,356)	(3,356)
Comprehensive income:
Minimum pension liability adjustment	—	(565)	—
Currency translation adjustment	—	831	—
Net loss for 2002	—	—	(11,622)
Total comprehensive income				(11,356)

Balance at December 31, 2002	$11,465	$85	$(17,938)	$(6,388)
Distributions to members (unaudited)	—	—	(122)	(122)
Comprehensive income (unaudited):
Currency translation adjustment	—	(424)	—
Net loss for the period from January 1, 2003 through April 14, 2003	—	—	(6,698)
Total comprehensive income (unaudited)				(7,122)

Balance at April 14, 2003 (unaudited)	$11,465	$(339)	$(24,758)	$(13,632)

	Company
	Members' capital	Other comprehensive loss	Accumulated deficit	Total members' equity
Sale of Membership interests on April 15, 2003 (unaudited)	$100,900	$—	$—	$100,900
Comprehensive income (unaudited)
Currency translation adjustment	—	(911)	—
Net income	—	—	459
Total comprehensive income (unaudited)				(452)

Balance at June 30, 2003 (unaudited)	$100,900	$(911)	$459	$100,448

See accompanying notes to consolidated financial statements.

ADVANCED ACCESSORY SYSTEMS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except unit related data)

1. Summary of Operations and Significant Accounting Policies

Basis of Presentation (unaudited)

        On April 15, 2003, substantially all of the equity interests of Advanced Accessory Systems, LLC (the "Predecessor") were acquired by Castle Harlan Partners IV, L.P. (the "Acquisition"), a private equity investment fund organized and managed by Castle Harlan Inc., a leading private equity firm. CHAAS Acquisitions, LLC (the "Company") was formed in April 2003 by Castle Harlan Partners IV, L.P. as an acquisition vehicle to acquire the Predecessor's equity in conjunction with the Acquisition.

        The financial statements of the Company for periods subsequent to April 14, 2003 are referred to as the financial statements of the "Company." All financial statements prior to that date are referred to as the financial statements of the "Predecessor."

        The Acquisition was accounted for in accordance with the purchase method of accounting. Accordingly, the purchase price of the Acquisition has been allocated to identifiable assets acquired and liabilities assumed based upon their estimated fair values at the acquisition date. However, it is not possible at this time to reasonably estimate the separate amounts attributable to identifiable intangible assets or goodwill since the measurement of these assets requires the expertise of an independent appraiser. Accordingly, the entire amount of the excess of the purchase consideration has currently been allocated to goodwill, but is expected to be allocated between goodwill and other identifiable intangible assets based upon the appraiser's valuation. The Company had engaged an independent appraiser whose work is ongoing.

        In the opinion of the Company, the accompanying unaudited consolidated financial statements contain all adjustments, which are normal and recurring in nature, necessary to present fairly its financial position as of June 30, 2003 and the results of its operations and its cash flows for the period from April 15, 2003 through June 30, 2003, the period from January 1, 2003 through April 14, 2003 and the six months ended June 30, 2002.

Business activities

        Advanced Accessory Systems, LLC (the "Company") supplies towing and rack systems and related accessories for the automotive original equipment manufacturer ("OEM") market and the automotive aftermarket. The Company's business commenced on September 28, 1995. The Company's products include a comprehensive line of towing systems and rack systems including accessories. The Company's towing systems products include fixed and detachable towing hitches and accessories such as trailer balls, ball mounts, electrical harnesses, safety chains and locking hitch pins. The Company's broad offering of rack systems includes fixed and detachable racks and accessories which can be installed on vehicles to carry items such as bicycles, skis, luggage, surfboards and sailboards. The Company's products are sold as standard accessories or options for a variety of light vehicles.

Principles of consolidation

        The Company includes the accounts of the following:

SportRack, LLC	100% owned by Advanced Accessory Systems, LLC
SportRack Automotive, GmbH and its consolidated subsidiaries	A German corporation, 100% owned by SportRack, LLC
SportRack Accessories, Inc and its consolidated subsidiary	A Canadian corporation, 90% owned by the Advanced Accessory Systems, LLC and 10% owned by SportRack, LLC
ValTek, LLC	100% owned by SportRack, LLC
AAS Holdings, Inc	100% owned by Advanced Accessory Systems, LLC
Brink International B.V. and its consolidated subsidiaries	A Dutch corporation, 100% owned by AAS Holdings, Inc.
Valley Industries, LLC	100% owned by Advanced Accessory Systems, LLC
AAS Capital Corporation	100% owned by Advanced Accessory Systems, LLC

        All intercompany transactions have been eliminated in consolidation.

Revenue recognition

        Sales are recognized when there is evidence of a sales agreement, the delivery of goods has occurred, the sales price is fixed or determinable and collectibility is reasonably assured, generally upon shipment of product to customers and transfer of title under standard commercial terms. Significant retroactive price adjustments are recognized in the period when such amounts become probable. Sales allowances, discounts, rebates and other adjustments are recorded or accrued in the period of the sale. We accrue for warranty costs, sales returns and other allowances, based upon experience and other relevant factors, when sales are recognized. Adjustments are made as new information becomes available.

Significant estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the fiscal period. Actual results could differ from those estimates.

        During the year ended December 31, 2000, management decreased an estimated liability related to a contingent obligation for a contract revision which included, among other items, a reduced price for a certain product sold by the Company to one of its customers during 1997 through 2000. Sales for the product occurred from 1997 through 2000, accordingly, the contingent obligation was increased through charges to sales during this period. When the product was discontinued during 2000, the probability of the price concession was eliminated. The reduction of the contingent obligation resulted in a benefit to the Company of approximately $1,900 which was included in selling, administrative and product development expenses.

Financial instruments

        Financial instruments at December 31, 2002 and 2001, including cash, accounts receivable and accounts payable, are recorded at cost, which approximates fair value due to the short-term maturities of these assets and liabilities. The carrying value of the obligations under the bank agreements are considered to approximate fair value as the agreements provide for interest rate revisions based on changes in prevailing market rates or were entered into at rates that approximate market rates at December 31, 2002 and 2001. The fair value of the Notes (as defined below) as of December 31, 2002 and 2001 was approximately $118,750 and $103,750 respectively, based upon quoted prices in the market in which the Notes are traded.

        The Company is exposed to certain market risks which exist as a part of its ongoing business operations. Primary exposures include fluctuations in the value of foreign currency investments in subsidiaries, volatility in the translation of foreign currency earnings to U.S. Dollars and movements in Federal Funds rates and the London Interbank Offered Rate (LIBOR). The Company will use derivative financial instruments, where appropriate, to manage these risks. The Company, as a matter of policy, does not engage in trading or speculative transactions.

Cash equivalents

        For purposes of the statement of cash flows, the Company considers all highly-liquid investments with a maturity of three months or less from the date of purchase to be cash equivalents.

Currency translation

        The functional currency for the Company's foreign subsidiaries is the applicable local currency. Assets and liabilities of foreign subsidiaries are translated into U.S. dollars at the exchange rates in effect at the balance sheet date; translation adjustments are reported as a separate component of members' equity. Revenues, expenses and cash flows for foreign subsidiaries are translated at average exchange rates during the period; foreign currency transaction gains and losses are included in current earnings. The accompanying consolidated statement of operations for the years ended December 31, 2002, 2001 and 2000 includes net currency (gains) and losses of $(8,429), $4,948 and $5,386, respectively, relating primarily to debt denominated in U.S. Dollars at Brink International B.V., and SportRack Accessories, Inc. whose functional currencies are the European Euro and Canadian Dollar, respectively. At December 31, 2002, U.S. Dollar denominated debt recorded at Brink includes intercompany debt and substantially all outstanding term notes under the Company's Second Amended and Restated Credit Agreement.

Inventories

        Inventories are stated at the lower of cost or market, with cost being determined on the first-in, first-out (FIFO) method. Inventories are periodically reviewed and reserves established for excess and obsolete items.

Tooling

        The Company incurs costs related to new tooling used in the manufacture of products sold to OEMs. Tooling costs that are reimbursed by customers as the tooling is completed are included in other current assets. All other customer owned tooling costs, which totaled $302 and $1,111 at December 31, 2002 and 2001, respectively, are included in other noncurrent assets and amortized over the expected product life, generally three to six years. Company owned tooling is included in property and equipment and depreciated over its expected useful life, generally three to five years. Management periodically evaluates the recoverability of tooling costs, based on estimated future cash flows, and makes provisions for tooling costs that will not be recovered, if any, when such amounts are known and incurred.

Property and equipment

        Property and equipment is stated at acquisition cost, which reflects the fair value of assets acquired at the acquisition date for all subsidiaries. Property and equipment purchased other than through the acquisitions described in Note 2 is stated at cost. Expenditures for normal repairs and maintenance are charged to operations as incurred. Depreciation expense, which was $11,299, $10,569 and $10,445 for the years ended December 31, 2002, 2001 and 2000, respectively, is computed using the straight-line method over the following estimated useful lives:

Years
Buildings and improvements	5-50
Machinery, equipment and tooling	2-10
Furniture and fixtures	5-7

Goodwill, Long-Lived Assets and other intangible assets

        Goodwill of $47,308 and $73,394 at December 31, 2002 and 2001, respectively, represents the costs in excess of net assets acquired and, until December 31, 2001, was amortized using the straight line method over periods of up to 30 years. Beginning in 2002, goodwill is no longer amortized, but is tested at least annually for impairment. During 2002 Goodwill decreased by $29,207 for an impairment charge resulting of the application of a new accounting standard and increased by $3,121 due to the effects of the change in foreign currency rates of the functional currencies of the Company's foreign subsidiaries between December 31, 2002 and 2001. See "New Accounting Pronouncements" below.

        The Company evaluates the potential impairment of goodwill on an ongoing basis and reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. The Company determines the impairment of long-lived assets by comparing the undiscounted future net cash flows to be generated by the assets to their carrying value. Impairment losses are then measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

        Debt issuance costs net of accumulated amortization of $3,254 and $4,093 at December 31, 2002 and 2001, respectively, are amortized over the terms of the loan agreements, which are six to ten years. Debt issuance cost amortization of $906, $677 and $625 for 2002, 2001 and 2000, respectively, has been included in interest expense.

Income taxes

        The Company and certain of its domestic subsidiaries have elected to be taxed as limited liability companies for federal income tax purposes. As a result of this election, the Company's domestic taxable income accrues to the individual members. Distributions are made to the members in amounts sufficient to meet the tax liability on the Company's domestic taxable income accruing to the individual members. Distributions to members of $3,356, $801 and $6,090 were made during 2002, 2001 and 2000, respectively.

        Certain of the Company's domestic subsidiaries and foreign subsidiaries are subject to income taxes in their respective jurisdictions. Income tax provisions for these entities are based on the U.S. Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Deferred tax assets and liabilities are provided for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of such entities' assets and liabilities. Deferred tax assets are reduced by a valuation allowance for tax benefits that are not expected to be realized. The Company does not provide for U.S. income taxes or foreign withholding taxes on the undistributed earnings of foreign subsidiaries because of management's intent to permanently reinvest in such operations.

        The Company and certain subsidiaries are subject to taxes, including Michigan Single Business Tax and Canadian capital tax, which are based primarily on factors other than income. As such, these amounts are included in selling, administrative and product development expenses in the accompanying consolidated statements of operations. Deferred taxes related to Michigan Single Business Tax are provided on the temporary differences resulting from capital acquisitions and depreciation.

Research, development and engineering

        Research, development and engineering costs are expensed as incurred and aggregated approximately $8,490, $9,397 and $9,779 for the years ended December 31, 2002, 2001 and 2000, respectively.

New Accounting Pronouncements

        In November 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). FIN 45 provides guidance on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued and also clarifies that a guarantor is require to recognize, at the inception for a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. In addition, FIN 45 requires additional disclosures about the guarantees that an entity has issued including those related to product warranties (See Note 11). The recognition and measurement provisions of FIN 45 are not expected to have a material effect on the Company's financial position, results of operations or cash flows.

        On January 1, 2002, the Company adopted the accounting standards set forth in Statement of Financial Accounting Standards No. 142, "Goodwill and other Intangible Assets" ("SFAS 142") and Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). The adoption of SFAS 144 did not have a material impact on the Company's financial position, results of operations or cash flows. SFAS 142 changed the methodology for assessing goodwill impairments. The initial application of this statement resulted in an impairment of goodwill of $29,207 to write down goodwill related to the Valley Acquisition. The impairment was due solely to the change in accounting standards and was reported as a cumulative effect of accounting change in 2002. Under SFAS 141, impairment is determined by comparing the carrying values of reporting units to the corresponding fair values, which are determined based on the discounted estimated future cash flows of the reporting units. As the impairment related to Valley Industries, LLC for which taxable income accrues to the individual members, no tax effect was recorded for this charge. Additionally, under the new standard, goodwill is no longer amortized but is to be tested at least annually for impairment. The effect of no longer amortizing goodwill resulted in a reduction in amortization of intangible assets during 2002 as compared with 2001 and 2000 of $2,996 and $2,998, respectively. The following table presents net income (loss) for 2001 and 2000 as adjusted for the non-amortization provisions of SFAS 142.

	Year Ended December 31,
	2002	2001	2000
Reported net income (loss)	$(11,622)	$2,394	$7,793
Add back: Goodwill amortization	—	2,996	2,998

Adjusted net income (loss)	$(11,622)	$5,390	$10,791

        Other intangible assets at December 31, 2002 and 2001 consist of deferred financing costs, a defined benefit pension asset and patents and licenses.

        Aggregate amortization expense related to other intangible assets for each of the five succeeding fiscal years is as follows:

2003	$807
2004	567
2005	608
2006	653
2007	689

        For the year ended December 31, 2002, the carrying amount of goodwill decreased by $29,207 as a result of the impairment write down discussed above and increased by $3,121 as a result of the change in exchange rates between the U.S. Dollar and the European Euro, the functional currency of Brink International B.V.

        Effective June 30, 2001, the Company adopted Emerging Issues Task Force (EITF) Consensus 00-19, "Determination of Whether Share Settlement is Within the Control of the Issuer for Purposes of Applying Issue No. 96-13, 'Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock"'. Accordingly, based upon the terms of the warrants, the Company has reclassified the mandatorily redeemable warrants to a component of current liabilities. Accretion is included in the determination of net income or loss for each reporting period.

2. Acquisitions

        Acquisitions of the Company from January 1, 2000 through December 31, 2002 are as follows:

Acquired Company	Acquisition Date	Purchase Price	Goodwill Recorded	Location	Product Lines
Titan Industries, Inc.	February 22, 2000	$1,525	$1,237	United States	Towing systems
Wiswall Hill Corporation	September 5, 2000	1,200	—	United States	Rack systems

        The above acquisitions have each been accounted for in accordance with the purchase method of accounting. Accordingly, the respective purchase price of each acquisition has been allocated to assets acquired and liabilities assumed based upon their estimated fair values at the acquisition date. The excess of the aggregate purchase price over the estimated fair value of the net assets acquired has been recorded as goodwill. The operating results of these entities have been included in the Company's consolidated financial statements since the date of each acquisition. Each acquisition represented the purchase of the assets of the respective company and each acquired company was purchased for cash.

        Pro forma results have not been presented as they are substantially the same as the Company's actual results.

3. Long-Term Debt

        Long-term debt is comprised of the following:

		Outstanding at December 31,
	Interest Rate at December 31, 2002
		2002	2001
Senior Subordinated Notes, less discount of $283 and $327 respectively	9.75%	$124,717	$124,673
Second Amended and Restated Credit Agreement
(U.S. Credit Facility)
Term note A	—	—	1,794
Term note B	5.42%	9,489	12,079
Acquisition note	4.92%	3,937	9,188
Revolving line of credit note	5.78%	8,574	3,002
Supplemental revolving loan note	—	—	—
First Amended and Restated Credit Agreement
(Canadian Credit Facility)
Canadian term note	5.25%	1,946	4,509
Canadian revolving line of credit note	—	—	—
Capital lease obligations	5.09%	6,284	399
Other	—	—	1,005

		154,947	156,649
Less—current portion		18,215	11,023

		$136,732	$145,626

Senior Subordinated Notes

        Borrowings under the Company's Series B Senior Subordinated Notes (the "Notes"), due October 1, 2007, are unsecured and are subordinated in right of payment to all existing and future senior indebtedness of the Company, including the loans under the U.S. and Canadian Credit Agreements described below. The Company, at its option, may redeem the Notes, in whole or in part, together with accrued and unpaid interest at certain redemption prices as set forth by the indenture under which the Notes have been issued. Upon the occurrence of a change of control of the Company, as defined by the indenture, the Company is required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes. The indenture places certain limits on the Company, the most restrictive of which include the restrictions on the incurrence of additional indebtedness by the Company, the payment of dividends on and redemption of capital of the Company, the redemption of, certain subordinated obligations, investments, sales of assets and stock of certain subsidiaries, transactions with affiliates, consolidations, mergers and transfers of all or substantially all of the Company's assets. Interest on the Notes is payable semi-annually in arrears on April 1 and October 1 of each year.

Second Amended and Restated Credit Agreement

        The Company's Second Amended and Restated Credit Agreement ("U.S. Credit Facility"), which is administered by Bank One and The Chase Manhattan Bank ("Chase"), is secured by substantially all the assets of the Company and places certain restrictions on the Company related to indebtedness, sales of assets, investments, capital expenditures, dividend payments, management fees, and members' equity transactions. In addition, the agreement subjects the Company to certain restrictive covenants, including the attainment of designated operating ratios and minimum net worth levels. The Company, at its election, may make prepayments of the term notes under the credit agreement on a pro-rata basis. Additionally, mandatory prepayments of the term notes are required in the event of sales of assets meeting certain criteria, as set forth by the agreement, or based upon periodic calculations of excess cash flows, as defined by the agreement. On December 15, 2001, the Company entered into Amendment No. 9 to the U.S. Credit Facility which reset certain financial covenants for fiscal years 2001 and 2002 and provided the Company with additional liquidity by adding a conditional supplemental revolving loan facility of up to $10.0 million which is available until March 31, 2003.

        The U.S. Credit Facility provides for two term notes (Term note A and Term note B), a revolving line of credit note, an acquisition note and a supplemental revolving loan note. Loans under each of the term notes and the revolving notes can be converted, at the election of the Company, in whole or in part, into Base Rate Loans or Eurocurrency Loans. Interest is payable in arrears quarterly on Base Rate Loans, and in arrears in one, two or three months on Eurocurrency Loans, as determined by the length of the Eurocurrency Loan, as selected by the Company. Interest is charged at an adjustable rate plus the applicable margin. The applicable margin is based upon the Company's Leverage Ratio, as defined by the Credit Agreement. Eurocurrency Loans under each of the term notes can be made in U.S. dollars or certain other currencies, at the option of the Company. The U.S. Credit Facility also provides for a Letter of Credit Facility. At December 31, 2002 and 2001, the Company had irrevocable letters of credit outstanding in the amount of $9,125 and $8,041, respectively (see Note 11).

  Term note A

        On October 30, 1996, the Company borrowed $65,000 under Term note A. On October 1, 1997, the Company made a mandatory prepayment totaling $43,475 in connection with the issuance of the Notes. Mandatory prepayments of $29 and $518 were made in August 2001 and June 2000, respectively, for the excess cash flows of the Company as defined by the Credit Agreement. No amounts remain outstanding under the note as of December 31, 2002.

  Term note B

        On August 5, 1997, the Company borrowed $55,000 under Term note B. On October 1, 1997, the Company made a mandatory prepayment totaling $39,044 in connection with the issuance of the Notes. Mandatory prepayments of $2,299 and $833 were made in August 2002 and June 2000, respectively, for the excess cash flows of the Company as defined by the Credit Agreement. At December 31, 2002, the applicable margin for Term note B ranges from 2.75% to 3.75% for Base Rate Loans and from 3.50%

to 4.50% for Eurocurrency Loans. Repayments under Term note B are required in the following installments:

March 31, 2003 through September 30, 2003 (quarterly)	$73
December 31, 2003	2,914
March 31, 2004	3,764
June 30, 2004	2,592

  Acquisition note

        On December 31, 1997, the Company borrowed $21,000 under its acquisition note. The proceeds were used to acquire the assets of Ellebi on January 2, 1998. At December 31, 2002, the applicable margin for acquisition note ranges from 2.25% to 3.25% for Base Rate Loans and from 3.00% to 4.00% for Eurocurrency Loans. Repayments under the acquisition note are due in equal quarterly installments of $1,312 through September 30, 2003.

  Revolving line of credit note

        The Company has the ability to borrow up to $25,000 under the revolving line of credit, which expires on October 30, 2003. Available borrowings, however, are limited to a defined borrowing base amount equal to 85% of eligible domestic accounts receivable and 80% of certain eligible foreign accounts receivable. The base borrowing amount is increased by the lesser of the sum of 50% of domestic eligible inventory and 40% to 50% of certain eligible foreign inventory or $10,000. Available borrowings are reduced by amounts outstanding under the Canadian revolving line of credit note described below and outstanding letters of credit. At December 31, 2002, $7,301 was available for borrowing on the note. At December 31, 2002, the applicable margin for revolving line of credit note ranges from 2.25% to 3.25% for Base Rate Loans and from 3.00% to 4.00% for Eurocurrency Loans. A commitment fee of 0.5% to 0.625% is charged on the unused balance based on the Company's Senior Leverage Ratio, as defined.

  Supplemental revolving loan note

        When the availability under the revolving line of credit note reaches zero, the Company has the ability to borrow up to $10,000 under the supplemental revolving loan note. Available borrowings are limited to the same borrowing base as the revolving line of credit note to the extent the borrowing base exceeds $25,000. At December 31, 2002, $10,000 in borrowings were available on the note. At December 31, 2002, the applicable margin for supplemental revolving note ranges from 2.25% to 3.25% for Base Rate Loans and from 3.00% to 4.00% for Eurocurrency Loans. A commitment fee of 0.5% to 0.625% is charged on the unused balance based on the Company's Senior Leverage Ratio, as defined. A mandatory prepayment of all outstanding loans under the note is due if the Company reports Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), as defined by the agreement, of less than $32,000 on a trailing four quarter basis at the end of any fiscal quarter. The note expires on March 31, 2003.

First Amended and Restated Credit Agreement

        The Company's First Amended and Restated Credit Agreement ("Canadian Credit Facility"), which is administered by Bank One and The Chase Manhattan Bank of Canada ("Chase Canada"), is secured by substantially all of the assets of the Company's Canadian subsidiaries and is guaranteed by the Company.

        The Canadian Credit Facility provides for a C$20,000 term note and a C$4,000 revolving note, (U.S. $12,662 and U.S. $2,532, respectively at December 31, 2002). Loans under each of the notes can be converted at the election of the Company, in whole or in part, into Floating Rate advances, U.S. Base Rate advances or LIBOR advances. Floating rate advances are denominated in Canadian dollars and bear interest at a variable rate based on the bank's prime lending rate plus a variable margin. U.S. Base Rate advances are denominated in U.S. dollars and bear interest at the bank's prime lending rate plus a variable margin. LIBOR advances are denominated in U.S. dollars and bear interest at LIBOR plus a variable margin. The variable margin is based upon the Company's Senior Debt Ratio, as defined by the Canadian Credit Facility and ranges from 0.5% to 1.75% for Floating Rate advances and U.S. Base Rate advances and from 1.5% to 2.75% for LIBOR advances.

  Canadian term note

        Repayments under the Canadian term note are required in the following installments:

Quarterly
March 31, 2003 through June 30, 2003	$650
Final installment on October 30, 2003	646

  Canadian revolving line of credit note

        A commitment fee of 0.5% is charged on the unused balance of the Canadian revolving line of credit note.

Senior Subordinated Loans

        On October 30, 1996, the Company borrowed $20,000 under its Senior Subordinated Note Purchase Agreement ("Senior Subordinated Loans") with J.P. Morgan Partners (23A SBIC), LLC, an affiliate of J.P. Morgan Partners, LLC, and International Mezzanine. The Senior Subordinated Loans were repaid in full on October 1, 1997 with the proceeds of the Notes discussed above.

        In connection with the issuance of the Senior Subordinated Loans, the Company issued warrants to purchase 1,002 membership units. The warrants have an exercise price of one cent per warrant, are exercisable immediately, and expire October 30, 2004. As provided in the Warrant Agreement, the warrant holder can put the warrants and membership units acquired through the exercise of the warrants back to the Company before the earlier of October 30, 2004 and the consummation of a Qualified Public Offering for an amount equal to Fair Market Value, as defined. Additionally, as provided in the Warrant Agreement, the Company may call the warrants and membership units acquired through the exercise of the warrants at any time after the sixth anniversary of the Closing

Date, but prior to the earlier of October 30, 2004 or a Qualified Public Offering for an amount equal to Fair Market Value, as defined. At the date of issuance, the proceeds from the Senior Subordinated Loans were allocated between the Senior Subordinated Loans and the warrants based upon their estimated relative fair market value.

        The warrants were accreted to their estimated redemption value through periodic charges against Members' Equity through October 30, 2001 or the time redemption first becomes available. Thereafter the warrants are being recorded at the then estimated redemption value. The aforementioned warrants have been presented as mandatorily redeemable warrants in the accompanying balance sheets.

Capital Leases

        During 2002, the Company borrowed Euro 5,702 (U.S. $5,978 as of December 31, 2002) under a Euro 6,850 ($7,183 as of December 31, 2002) 12 year lease for a new manufacturing plant in France. The remaining amount available under the lease will be borrowed by the Company in the first quarter of 2003. Repayments under the lease are due in 48 equal quarterly installments of Euro 143 (U.S. $150 as of December 31, 2002) plus interest and commence on March 31, 2003. Interest accrues at a fixed rate of 5.21% on half of the outstanding loan balance and accrues on the balance of the outstanding loan balance at an adjustable rate, which is determined each quarter by reference to the three month Euribor rate plus a margin of 0.85%.

        The Company also has entered into various other capital lease arrangements for certain machinery and equipment. These leases generally require monthly payments of principal and interest and have terms from three to five years. At December 31, 2002 the present value of the remaining payments outstanding under these other capital leases totaled $306.

Scheduled Maturities

        The aggregate scheduled annual principal payments due in each of the years ending December 31, is as follows:

2003	$18,215
2004	7,083
2005	662
2006	658
2007	125,599
Thereafter	3,013

155,230
Less—discount	(283)

$154,947

4. Members' Equity

        Holders of Class A Units are eligible to vote in elections of Managers of the Company and other matters as set forth in the Company's Operating Agreement and By-Laws and are convertible to

Class A-1 Units by holders that are regulated financial institutions. Class A-1 Units are non-voting but are otherwise entitled to the identical rights as holders of Class A Units and are convertible to Class A units provided such conversion is not in violation of certain governmental regulations of the unit holder.

        Holders of Class B Units are entitled to such rights as designated by the Board of Managers upon the original issuance of any Class B Units provided, however, that those rights shall not be senior to the rights of the holders of Class A units as to allocations of net profits and as to distributions without the consent of a majority in interest of Class A Members. There were no Class B Units issued as of December 31, 2002 or 2001.

        Effective January 1, 2000, the Company issued 3,655 of its Class A-1 Units in exchange for an equal amount of Class A Units.

        Effective November 11, 2000, the Company issued 1,478 of its Class A-1 Units in exchange for an equal amount of Class A Units.

5. Income Taxes

        The Company's C corporation subsidiaries and taxable foreign subsidiaries account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". The Company and certain domestic subsidiaries are limited liability companies; as such, the Company's earnings are included in the taxable income of the Company's members. Income (loss) before income taxes and the cumulative effect of the accounting change for goodwill impairment were attributable to the following sources:

	Year Ended December 31,
	2002	2001	2000
United States	$13,732	$6,160	$10,491
Foreign	8,105	(3,164)	(2,976)

	$21,837	$2,996	$7,515

        The cumulative effect in 2002 of the accounting change for goodwill impairment of $29,207 related to domestic subsidiaries is net of taxes of $0 due to the structure of the Company.

        The provision (benefit) for income taxes is comprised of the following:

	Year Ended December 31,
	2002	2001	2000
Currently payable
United States	$5	$26	$—
Foreign	2,972	737	630

	2,977	763	630

Deferred
United States	—	—	—
Foreign	1,275	(161)	(908)

	1,275	(161)	(908)

	$4,252	$602	$(278)

        The effective tax rates differ from the U.S. federal income tax rate as follows:

	Year Ended December 31,
	2002	2001	2000
Income tax provision (benefit) at U.S. statutory rate (35%)	$6,155	$1,051	$2,630
U. S. income taxes attributable to members	(3,319)	(2,147)	(3,674)
Change in valuation allowance	(2,817)	841	(86)
Deemed forgiveness of subsidiary intercompany debt	2,884	—	—
Nondeductible foreign goodwill	212	391	224
Foreign rate differences and other, net	1,137	466	628

	$4,252	$602	$(278)

        Deferred tax assets and liabilities, related primarily to the Company's foreign subsidiaries, comprise the following:

	December 31,
	2002	2001
Deferred tax assets
Net operating loss carryforwards of foreign subsidiaries	$1,472	$6,229
Fixed assets	2,356	2,169
Goodwill	541	452
Inventory	54	52
Other	2,260	2,369

	$6,683	$11,271

Deferred tax liabilities
Fixed assets	(1,272)	(1,565)
Inventory	(849)	(783)
Goodwill	(192)	(194)
Other	(110)	(243)

	(2,423)	(2,785)
Valuation allowance	(2,799)	(5,739)

Net deferred tax asset	$1,461	$2,747

        The net operating loss carryforwards of the Company's European subsidiaries approximate $1,554 at December 31, 2002 and have no expiration date. The net operating loss carryforwards of the Company's Canadian subsidiaries approximate $2,425 at December 31, 2002 and expire primarily in 2005 through 2008. As of December 31, 2002 and 2001, respectively, the Company recorded a valuation allowance of $2,799 and $5,739 based upon management's current assessment of the likelihood of realizing the Canadian subsidiaries' deferred tax assets. Management believes that it is more likely than not that the related deferred tax assets recorded for its other subsidiaries will be realized and no valuation allowance has been provided against such amounts as of December 31, 2002. If certain substantial changes in the Company's ownership should occur, there could be an annual limit on the amount of certain carryforwards which can be utilized.

6. Related Party Transactions and Allocations

        A portion of the Company's U.S. Credit Facility, Canadian Credit Facility and Senior Subordinated Loans, as described in Note 4, is with Chase and Chase Canada, which are each affiliates of a member of the Company, and J.P. Morgan Partners (23A SBIC), LLC, respectively.

        Charges to operations related to consulting services provided to the Company by certain members of the Company aggregated approximately $100, $361 and $406 for the years ended December 31, 2002, 2001 and 2000, respectively.

        Certain employees and consultants of the Company hold Class A Units of the Company.

7. Option Plan

        The Company uses the disclosure requirements of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation". The Company, however, elected to continue to measure compensation cost using the intrinsic value method, in accordance with APB Opinion 25 ("APB 25"), "Accounting for Stock Issued to Employees".

        The Company has issued options to purchase Class A Units which are outstanding under the Company's 1995 Option Plan (the "Plan"). As of December 31, 2002 and 2001, the Company was authorized under the Plan to issue options to purchase up to 4,200 Class A Units to officers, directors and employees of the Company and its subsidiaries. At December 31, 2002, there were 184 options that remained available for grant under the Plan.

        Information concerning options to purchase Class A Units is as follows:

	2002		2001		2000
	Number of Units	Weighted Average Exercise Price	Number of Units	Weighted Average Exercise Price	Number of Units	Weighted Average Exercise Price
Outstanding at January 1	2,264	$1,247	2,358	$1,417	2,405	$1,499
Options cancelled	5	$4,000	94	$5,524	47	$5,610

Outstanding at December 31	2,259	$1,240	2,264	$1,247	2,358	$1,417

Exercisable at December 31	1,563	$1,309	1,247	$1,282	1,581	$1,515

        All options granted have terms of 15 years and vest as follows:

Number of Units	Weighted Average Exercise Price	Vesting Period
129	$3,029	Options vest immediately.
1,290	$1,183	Options vest over periods, generally up to ten years, as determined by the Option Committee. Vesting may be accelerated based on the results of a Liquidity Event, as defined in the Plan, or based upon the achievement of certain operating results of the Company or its subsidiaries.
275	$1,000	Options vest based on the results of a Liquidity Event, as defined in the Plan.
565	$1,080	Options vest based upon achievement of certain operating results of the Company.

        The Company has elected to continue applying the provisions of APB 25 and accordingly, recognized compensation expense of $450 for the year ended December 31, 2000. No compensation expense was recognized during 2002 or 2001 as no options vested during those years. If compensation cost and the fair value of options granted had been determined based upon the fair value method in accordance with SFAS 123, the pro forma net (loss) income of the Company would have been $(11,676), $2,256 and $8,047 for the years ended December 31, 2002, 2001 and 2000, respectively.

        The fair value of options granted and related pro forma compensation cost were estimated using the Black-Scholes option-pricing model with an expected volatility of zero and the following assumptions:

1999
Dividend yield	0.0%
Risk-free rate of return	6.0%
Expected option term (in years)	8

        The following table summarizes the status of the Company's options outstanding and exercisable at December 31, 2002:

	Options Outstanding
Exercise Prices	Units	Weighted Average Remaining Contractual Life	Options Exercisable
$1,000	2,025	8	1,959
$3,029	129	10	129
$3,485	65	10	65
$4,000	40	12	25

8. Pension Plans

        The Company has a defined benefit pension plan covering substantially all of SportRack, LLC's domestic employees covered under a collective bargaining agreement. An employee's monthly pension benefit is determined by multiplying a defined dollar amount by the years of credited service earned. Plan assets are comprised principally of marketable equity securities and short-term investments. The Company's funding policy is to contribute annually the amounts necessary to comply with ERISA funding requirements.

        The following table sets forth the change in the plan's benefit obligations and plan assets, and the funded status of the plan as of and for the years ended December 31, 2002 and 2001:

	December 31,
	2002	2001
Change in benefit obligation:
Benefit obligation at beginning of year	$3,080	$2,703
Benefits earned during the year	149	136
Interest on projected benefit obligation	217	201
Actuarial loss (gain)	90	133
Benefits paid	(93)	(93)

Benefit obligation at end of year	3,443	3,080

Change in plan assets:
Market value of assets at beginning of year	2,610	2,424
Actual return on plan assets	(235)	(79)
Employer contributions	196	358
Benefits paid	(93)	(93)

Market value of assets at end of year	2,478	2,610

Funded status	(965)	(470)
Unrecognized prior service cost	292	318
Unrecognized net (gain) loss	850	285

Net amount recognized	$177	$133

Amounts recognized in the statement of financial position consist of:
Accrued benefit liability	$(965)	$(470)
Intangible asset	292	318
Accumulated other comprehensive income adjustment	850	285

Net amount recognized	$177	$133

	Year Ended December 31,
	2002	2001	2000
Components of net periodic benefit cost:
Service cost	$149	$136	$124
Interest cost	217	201	182
Expected return on plan assets	(240)	(232)	(205)
Recognized net actuarial gain	—	—	(10)
Amortization of prior service cost	27	27	27

Net periodic benefit cost	$153	$132	$118

        The weighted average discount rate used in determining the actuarial present value of the accumulated benefit obligation was 7.00%, 7.25%, and 7.50% at December 31, 2002, 2001 and 2000, respectively. The expected long-term rate of return on plan assets was 9.00% at December 31, 2002, 2001 and 2000.

        The Company has various defined contribution retirement plans for its domestic and certain foreign subsidiaries, including 401(k) plans, whereby participants can contribute a portion of their salary up to certain maximums established by the related plan documents. The Company makes matching contributions, which are based upon the amounts contributed by employees. The Company's matching contributions charged to operations aggregated $375, $296 and $369 in 2002, 2001 and 2000, respectively.

        Substantially all of the employees of Brink International B.V. are covered by a union-sponsored, collectively-bargained, multi-employer defined benefit plan. Pension expense was $1,302, $1,086 and $1,270 for the years ended December 31, 2002, 2001 and 2000, respectively.

9. Operating Leases

        The Company leases certain equipment under leases expiring on various dates through 2007. Future minimum annual lease payments required under leases that have a noncancellable lease term in excess of one year at December 31, 2002 are as follows:

2003	$2,571
2004	1,986
2005	1,276
2006	431
2007	13

$6,277

        Rental expense charged to operations was approximately $4,399, $4,069 and $4,066 for the years ended December 31, 2002, 2001 and 2000, respectively.

10. Account Balances

        Account balances included in the consolidated balance sheets are comprised of the following:

	December 31,		June 30,
	2002	2001	2003
			(Unaudited)
Inventories
Raw materials	$14,631	$14,689	$17,801
Work-in-process	9,893	10,323	10,009
Finished goods	19,068	17,248	20,079
Reserves	(2,910)	(2,828)	(3,341)

	$40,682	$39,432	$44,548

Property and equipment
Land, buildings and improvements	$26,570	$23,138
Land, buildings and improvements under capital leases	7,183	—
Furniture, fixtures and computer hardware	15,497	11,582
Machinery, equipment and tooling	65,468	57,994
Machinery and equipment under capital leases	409	409
Construction-in-progress	1,557	2,262

	116,684	95,385
Less—accumulated depreciation	(56,112)	(40,981)

	$60,572	$54,404

Accrued liabilities
Compensation and benefits	$15,387	$13,594
Interest	3,078	2,983
Other	12,297	6,976

	$30,762	$23,553

11. Commitments and Contingencies

        In February 1996, the Company commenced an action against certain individuals alleging breach of contract under the terms of an October 1992 Purchase Agreement and Employment Agreements with the predecessor of the Company. The individuals then filed a separate lawsuit against the Company alleging breach of contract under the respective Purchase and Employment agreements. On May 7, 1999 a jury in the United States District Court for the Eastern District of Michigan reached a verdict against the Company and awarded the individuals approximately $3,800 plus interest and reasonable attorney fees. The Company is currently pursuing an appeal in the Sixth Circuit Court of Appeals. During 2002 and 2001, the Company increased its estimated accrual for this matter by $600 and $600, respectively, representing accrued interest for the year which charge is included in interest expense. At December 31, 2002, the Company had an outstanding irrevocable letter of credit totaling $8,325 benefiting the individuals. No amounts have been paid as of December 31, 2002.

        The Company offers warranties to its customers depending upon the specific product and terms of the customer purchase agreement. The majority of the Company's product warranties are customer specific. A typical warranty program requires that the Company replace defective products within a specified time period from the date of sale. The Company records and estimate for future warranty related costs based on actual historical return rates. The Company has not experienced significant costs related to its warranties.

        In early July 2002, three European automotive OEM customers of Brink Sweden recalled in total approximately 41,000 towbars which were supplied by the Company. The recall affects vehicles fitted with the G 3.0 model removable towbar system sold between January 1999 and March 2000. The Company is in the process of working with its customers to provide technical and other support in response to the recall. During the fourth quarter of 2002, based upon information gathered concerning the costs of the recall and from discussions with its customers during the fourth quarter, management estimated and recorded an expense of approximately $3,000 for the recall. The expense is included in selling, administrative and product development expenses. At December 31, 2002 the unpaid liability for the recall totaling $2,854 was included in accrued liabilities.

        In addition to the above, the Company is party to various claims, lawsuits and administrative proceedings related to matters arising out of the normal course of business. Management believes that the resolution of these matters will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

12. Segment Information

        The Company operates in one reportable segment, providing towing and rack systems and related accessories to the automotive OEM and aftermarket. All sales are to unaffiliated customers. Revenues by geographic area, accumulated by the geographic area where the revenue originated, revenues by product line and long-lived assets, which include net property and equipment and net goodwill and debt issuance costs, by geographic area are as follows:

	Year Ended December 31,
	2002	2001	2000
Revenues
United States	$231,133	$223,662	$222,159
The Netherlands	35,177	31,768	32,344
Italy	16,437	15,788	15,725
Other foreign	47,035	42,817	48,589

	$329,782	$314,035	$318,817

	Year Ended December 31,
	2002	2001	2000
Revenues
Towing systems	$175,348	$173,327	$186,753
Rack systems	154,434	140,708	132,064

	$329,782	$314,035	$318,817

	Year Ended December 31,
	2002	2001	2000
Long-lived assets
United States	$62,489	$93,068	$96,201
The Netherlands	24,978	22,326	24,197
Italy	4,214	4,705	6,280
Other foreign	19,834	12,384	13,975

	$111,515	$132,483	$140,653

        The Company has two significant customers in the automotive OEM industry. Sales to these customers represented 23% and 22% of total Company sales for the year ended December 31, 2002, 28% and 17% for the year ended December 31, 2001, and 32% and 11% for the year ended December 31, 2000. Accounts receivable from these customers represented 21% and 18% of the Company's trade accounts receivable at December 31, 2002, and 27% and 10% at December 31, 2001, respectively.

        Although the Company is directly affected by the economic well being of the industries and customers referred to above, management does not believe significant credit risk exists at December 31, 2002. Consistent with industry practice, the Company does not require collateral to reduce such credit risk.

13. Condensed Consolidating Information

        On May 23, 2003, the Company's wholly-owned subsidiaries, Advanced Accessory Systems, LLC and AAS Capital Corporation, issued and sold $150,000 of its 10 3/4% Senior Notes due 2011 ("the Notes"). The Notes are guaranteed on a full, unconditional and joint and several basis by the Company and all of the Company's direct and indirect wholly-owned domestic subsidiaries. The following condensed consolidating financial information presents the financial position, results of operations and cash flows of (i) the Company (the "Parent"), as if it accounted for its subsidiaries on the equity method, (ii) Advanced Accessory Systems, LLC and AAS Capital Corporation as issuers; (ii) guarantor subsidiaries which are domestic, wholly-owned subsidiaries and include SportRack LLC, Valley Industries, LLC, AASA Holdings, LLC and ValTek, LLC; and (iii) the non-guarantor subsidiaries which are foreign, wholly-owned subsidiaries and include Brink International B.V. and its subsidiaries, SportRack Accessories, Inc. and its subsidiary, and SportRack Automotive GmbH and its subsidiaries. The operating results of the guarantor and non-guarantor subsidiaries have been allocated a portion of certain corporate overhead costs on a basis consistent with each subsidiary's relative business activity, including interest on intercompany debt balances. Since its formation in September 1997, AAS Capital Corporation has had no operations and has no assets or liabilities at June 30, 2003.

CONDENSED CONSOLIDATING BALANCE SHEET (UNAUDITED)
June 30, 2003

	Company
	Parent	Issuers	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations/ adjustments	Consolidated
	(Dollar amounts in thousands)
ASSETS
Current assets
Cash	$16	$—	$—	$4,798	$—	$4,814
Accounts receivable	—	—	42,408	30,759	—	73,167
Inventories	—	—	16,193	28,355	—	44,548
Deferred income taxes and other current assets	—	3,357	8,454	3,417	—	15,228

Total current assets	16	3,357	67,055	67,329	—	137,757

Property and equipment, net	—	—	33,321	28,508	—	61,829
Goodwill	3,655	50,629	52,835	57,570	—	164,689
Other intangible assets, net	—	4,620	624	—	—	5,244
Deferred income taxes and other noncurrent assets	—	—	435	4,043	—	4,478
Investment in subsidiaries	111,662	82,606	12,227	206	(206,701)	—
Intercompany notes receivable	—	88,825	4,784	—	(93,609)	—

Total assets	$115,333	$230,037	$171,281	$157,656	$(300,310)	$373,997

LIABILITIES AND MEMBERS' EQUITY
Current liabilities
Current maturities of long-term debt	$—	$—	$54	$1,600	$—	$1,654
Accounts payable	—	—	21,753	15,049	—	36,802
Accrued liabilities and deferred income taxes	4,670	5,643	9,384	17,336	—	37,033

Total current liabilities	4,670	5,643	31,191	33,985	—	75,489

Deferred income taxes and other noncurrent liabilities	—	—	149	3,096	—	3,245
Long-term debt, less current maturities	—	150,000	26,724	18,091	—	194,815
Intercompany debt	10,215	—	—	83,394	(93,609)	—
Members' equity	100,448	74,394	113,217	19,090	(206,701)	100,448

Total liabilities and members' equity	$115,333	$230,037	$171,281	$157,656	$(300,310)	$373,997

CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2002

	Predecessor
	Issuers	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations/ adjustments	Consolidated
ASSETS
Current assets
Cash	$440	$77	$2,136	$—	$2,653
Accounts receivable	—	31,920	19,606	—	51,526
Inventories	—	16,810	23,872	—	40,682
Deferred income taxes and other current assets	80	6,836	6,563	—	13,479

Total current assets	520	55,643	52,177	—	108,340
Property and equipment, net	—	33,433	27,139	—	60,572
Goodwill, net	985	24,729	21,594	—	47,308
Other intangible assets, net	2,971	371	293	—	3,635
Deferred income taxes and other noncurrent assets	93	794	3,413	—	4,300
Investment in subsidiaries	78,160	9,955	—	(88,115)	—
Intercompany notes receivable	59,487	3,591	—	(63,078)	—

Total assets	$142,216	$128,516	$104,616	$(151,193)	$224,155

LIABILITIES AND MEMBERS' EQUITY
Current liabilities
Current maturities of long-term debt	$8,574	$54	$9,587	$—	$18,215
Accounts payable	—	22,346	10,813	—	33,159
Accrued liabilities and deferred income taxes	8,060	7,846	14,856	—	30,762
Mandatorily redeemable warrants	5,250	—	—	—	5,250

Total current liabilities	21,884	30,246	35,256	—	87,386
Deferred income taxes and other noncurrent liabilities	2,003	1,391	3,031	—	6,425
Long-term debt, less current maturities	124,717	252	11,763	—	136,732
Intercompany debt	—	—	63,078	(63,078)	—
Members' equity	(6,388)	96,627	(8,512)	(88,115)	(6,388)

Total liabilities and members' equity	$142,216	$128,516	$104,616	$(151,193)	$224,155

CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2001

	Predecessor
	Issuers	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations/ adjustments	Consolidated
ASSETS
Current assets
Cash	$334	$2	$1,803	$—	$2,139
Accounts receivable	—	29,094	15,696	—	44,790
Inventories	—	15,603	23,829	—	39,432
Deferred income taxes and other current assets	7	2,326	3,443	—	5,776

Total current assets	341	47,025	44,771	—	92,137
Property and equipment, net	—	34,071	20,333	—	54,404
Goodwill, net	985	53,930	18,479	—	73,394
Other intangible assets, net	3,670	412	603	—	4,685
Deferred income taxes and other noncurrent assets	93	1,340	2,237	—	3,670
Investment in subsidiaries	70,173	9,955	—	(80,128)	—
Intercompany notes receivable	74,601	—	—	(74,601)	—

Total assets	$149,863	$146,733	$86,423	$(154,729)	$228,290

LIABILITIES AND MEMBERS' EQUITY
Current liabilities
Current maturities of long-term debt	$—	$1,108	$9,915	$—	$11,023
Accounts payable	—	19,562	9,489	—	29,051
Accrued liabilities and deferred income taxes	6,731	7,804	9,018	—	23,553
Mandatorily redeemable warrants	5,130	—	—	—	5,130

Total current liabilities	11,861	28,474	28,422	—	68,757
Deferred income taxes and other noncurrent liabilities	2,003	719	2,861	—	5,583
Long-term debt, less current maturities	127,675	297	17,654	—	145,626
Intercompany debt	—	16,920	57,681	(74,601)	—
Members' equity	8,324	100,323	(20,195)	(80,128)	8,324

Total liabilities and members' equity	$149,863	$146,733	$86,423	$(154,729)	$228,290

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (UNAUDITED)
For the period from April 15, 2003 through June 30, 2003

	Company
	Parent	Issuers	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations/ adjustments	Consolidated
	(Dollar amounts in thousands)
Net sales	$—	$—	$50,775	$33,455	$—	$84,230
Cost of sales	—	—	39,319	23,756	—	63,075

Gross profit	—	—	11,456	9,699	—	21,155
Selling, administrative and product development expenses	—	(189)	3,483	6,095	—	9,389

Operating income	—	189	7,973	3,604	—	11,766
Interest expense	715	2,054	286	469	—	3,524
Loss resulting from debt extingushment	550	—	4,060	1,357	—	5,967
Equity in income (loss) of subsidiaries	1,724	—	—	—	(1,724)	—
Foreign currency gain (loss), net	—	—	2	—	—	2
Other income (expense)	—	—	14	57	—	71

Income before income taxes	459	(1,865)	3,643	1,835	(1,724)	2,348
Provision (benefit) for income taxes	—	(653)	1,275	1,267	—	1,889

Net income (loss)	$459	$(1,212)	$2,368	$568	$(1,724)	$459

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (UNAUDITED)
For the Period from January 1, 2003 through April 14, 2003

	Predecessor
	Issuers	Guarantor subsidiaries	Non-guarantor Subsidiaries	Eliminations/ adjustments	Consolidated
	(Dollar amounts in thousands)
Net sales	$—	$67,769	$34,085	$—	101,854
Cost of sales	—	52,853	23,655	—	76,508

Gross profit	—	14,916	10,430	—	25,346
Selling, administrative and product development expenses	(834)	8,331	7,411	—	14,908
Stock option compensation	10,125	—	—	—	10,125
Transaction expenses	3,784				3,784
Amortization of intangible assets	—	6	5	—	11

Operating income	(13,075)	6,579	3,014	—	(3,482)
Interest expense	3,495	93	1,184	—	4,772
Equity in income of subsidiaries	9,872	—	—	(9,872)	—
Foreign currency gain, net	—	3	3,237	—	3,240
Other income (expense)	—	(27)	(57)	—	(84)

Income (loss) before income taxes	(6,698)	6,462	5,010	(9,872)	(5,098)
Provision for income taxes	—	—	1,600	—	1,600

Net income (loss)	$(6,698)	$6,462	$3,410	$(9,872)	$(6,698)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (UNAUDITED)
For the six months ended June 30, 2002

	Predecessor
	Issuers	Guarantor subsidiaries	Non-guarantor Subsidiaries	Eliminations/ adjustments	Consolidated
	(Dollar amounts in thousands)
Net sales	$—	$122,694	$51,497	$—	$174,191
Cost of sales	—	94,210	35,651	—	129,861

Gross profit	—	28,484	15,846	—	44,330
Selling, administrative and product development expenses	(5)	11,856	10,690	—	22,541
Amortization of intangible assets	—	6	7	—	13

Operating income	5	16,622	5,149	—	21,776
Interest expense	5,439	347	2,071	—	7,857
Equity in loss of subsidiaries	(5,991)	—	—	5,991	—
Foreign currency gain, net	—	—	6,914	—	6,914
Other income (expense)	—	(125)	9	—	(116)

Income (loss) before cumulative effect of accounting change and income taxes	(11,425)	16,150	10,001	5,991	20,717
Cumulative effect of accounting change	—	(29,207)	—	—	(29,207)

Income (loss) before income taxes	(11,425)	(13,057)	10,001	5,991	(8,490)
Provision for income taxes	—	—	2,935	—	2,935

Net income (loss)	$(11,425)	$(13,057)	$7,066	$5,991	$(11,425)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the year ended December 31, 2002

	Predecessor
	Issuers	Guarantor subsidiaries	Non- guarantor subsidiaries	Eliminations/ adjustments	Consolidated
Net sales	$—	$231,133	$98,649	$—	$329,782
Cost of sales	—	180,421	70,095	—	250,516

Gross profit	—	50,712	28,554	—	79,266
Selling, administrative and product development expenses	1,088	23,817	24,404	—	49,309
Amortization of intangible assets		109	13	—	122

Operating income (loss)	(1,088)	26,786	4,137	—	29,835
Interest (expense)	(11,310)	(316)	(4,281)	—	(15,907)
Equity in net (income) of subsidiaries	(776)	—	—	776	—
Foreign currency gain	—	—	8,429	—	8,429
Other expense	—	340	180	—	520

Income before income taxes and cumulative effect of accounting change	11,622	26,130	8,105	(776)	21,837
Provision for income taxes	—	—	(4,252)	—	(4,252)

Income (loss) before cumulative effect of accounting change	(11,622)	26,130	3,853	(776)	17,585
Cumulative effect of accounting change for goodwill impairment, net of tax	—	(29,207)	—	—	(29,207)

Net income (loss)	$(11,622)	$(3,077)	$3,853	$(776)	$(11,622)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the year ended December 31, 2001

	Predecessor
	Issuers	Guarantor subsidiaries	Non- guarantor Subsidiaries	Eliminations/ adjustments	Consolidated
Net sales	$—	$223,662	$90,373	$—	$314,035
Cost of sales	—	178,092	61,491	—	239,583

Gross profit	—	45,570	28,882	—	74,452
Selling, administrative and product development expenses	247	24,822	19,700	—	44,769
Amortization of intangible assets	40	2,372	900	—	3,312

Operating income (loss)	(287)	18,376	8,282	—	26,371
Interest (expense)	(8,853)	(2,533)	(6,298)	—	(17,684)
Equity in net (income) of subsidiaries	(11,534)	—	—	(11,534)	—
Foreign currency (loss)	—	—	(4,948)	—	(4,948)
Other expense	—	543	200	—	743

Income (loss) before income taxes	2,394	15,300	(3,164)	(11,534)	2,996
Provision for income taxes	—	—	(602)	—	(602)

Net income (loss)	$2,394	$15,300	$(3,766)	$(11,534)	$2,394

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the year ended December 31, 2000

	Predecessor
	Issuers	Guarantor subsidiaries	Non- guarantor subsidiaries	Eliminations/ adjustments	Consolidated
Net sales	$—	$222,159	$96,658	$—	$318,817
Cost of sales	—	173,230	65,860	—	239,090

Gross profit	—	48,929	30,798	—	79,727
Selling, administrative and product development expenses	1,780	23,450	20,297	—	45,527
Amortization of intangible assets	40	2,347	910	—	3,297

Operating income (loss)	(1,820)	23,132	9,591	—	30,903
Interest expense	6,027	4,433	7,490	—	17,950
Equity in net (income) of subsidiaries	(15,640)	—	—	15,640	—
Foreign currency loss	—	—	5,386	—	5,386
Other (income) expense	—	361	(309)	—	52

Income (loss) before income taxes	7,793	18,338	(2,976)	(15,640)	7,515
Benefit for income taxes	—	—	278	—	278

Net income (loss)	$7,793	$18,338	$(2,698)	$(15,640)	$7,793

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)
For the period from April 15, 2003 through June 30, 2003

	Company
	Parent	Issuers	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations/ adjustments	Consolidated
	(Dollar amounts in thousands)
Net cash provided by (used for) operating activities	$300	$(4,307)	$152	$395	$—	$(3,460)

Cash flows from investing activities:
Acquisition of subsidiaries, net of cash acquired	(108,367)	—	—	—	—	(108,367)
Acquisition of property and equipment	—	—	(846)	(1,215)	—	(2,061)

Net cash used for investing activities	(108,367)	—	(846)	(1,215)	—	(110,428)

Cash flows from financing activities:
Change in intercompany debt	7,733	(5,081)	6,446	(9,098)	—	—
Proceeds from issuance of debt	55,000	150,000	88,916	53,617	—	347,533
Debt issuance costs	(550)	(4,668)	(4,694)	(1,462)	—	(11,374)
Net decrease in revolving loan	—	—	2,154	98	—	2,252
Repayment of debt	(55,000)	(140,000)	(92,211)	(41,095)	—	(328,306)
Issuance of membership units	100,900	—	—	—	—	100,900

Net cash provided by (used for) financing activities	108,083	251	611	2,060	—	111,005

Effect of exchange rate changes	—	—	—	867	—	867
Net increase (decrease) in cash	16	(4,056)	(83)	2,107	—	(2,016)
Cash at beginning of period	—	4,056	83	2,691	—	6,830

Cash at end of period	$16	$—	$—	$4,798	$—	$4,814

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)
For the period from January 1, 2003 through April 15, 2003

	Predecessor
	Issuers	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations/ adjustments	Consolidated
	(Dollar amounts in thousands)
Net cash provided by (used for) operating activities	$(6,163)	$5,750	$3,311	$—	$2,898

Cash flows from investing activities:
Acquisition of property and equipment	—	(1,222)	(1,290)	—	(2,512)

Net cash used for investing activities	—	(1,222)	(1,290)	—	(2,512)

Cash flows from financing activities:
Change in intercompany debt	3,474	(4,495)	1,021	—	—
Net increase in revolving loan	6,426	—	—	—	6,426
Repayment of debt	—	(27)	(2,191)	—	(2,218)
Distributions to members	(121)	—	—	—	(121)

Net cash provided by (used for) financing activities	9,779	(4,522)	(1,170)	—	4,087

Effect of exchange rate changes	—	—	(296)	—	(296)
Net increase (decrease) in cash	3,616	6	555	—	4,177
Cash at beginning of period	440	77	2,136	—	2,653

Cash at end of period	$4,056	$83	$2,691	$—	$6,830

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the year ended December 31, 2002

	Predecessor
	Issuers	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations/ adjustments	Consolidated
Net cash provided by (used for) operating activities	$(10,224)	$27,238	$3,990	$—	$21,004

Cash flows from investing activities:
Acquisition of property and equipment	—	(5,554)	(9,800)	—	(15,354)
Investment in Subsidiary	(7,000)	—	—	7,000	—

Net cash (used for) investing activities	(7,000)	(5,554)	(9,800)	7,000	(15,354)

Cash flows provided by (used for) financing activities:
Change in intercompany debt	15,114	(20,510)	5,396	—	—
Net increase in revolving loan	5,572	—	—	—	5,572
Repayment of debt	—	(1,099)	(12,280)	—	(13,379)
Borrowing of debt	—	—	5,637	—	5,637
Issuance of Membership Units	—	—	7,000	(7,000)	—
Distributions to members	(3,356)	—	—	—	(3,356)

Net cash provided by (used for) financing activities	17,330	(21,609)	5,753	(7,000)	(5,526)

Effect of exchange rate changes	—	—	390	—	390

Net increase in cash	106	75	333	—	514
Cash at beginning of period	334	2	1,803	—	2,139

Cash at end of period	$440	$77	$2,136	$—	$2,653

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the year ended December 31, 2001

	Predecessor
	Issuers	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations/ adjustments	Consolidated
Net cash provided by (used for) operating activities	$(8,830)	$32,749	$3,732	$—	$27,651

Cash flows from investing activities:
Acquisition of property and equipment	—	(4,249)	(3,331)	—	(7,580)

Net cash used for investing activities	—	(4,249)	(3,331)	—	(7,580)

Cash flows provided by (used for) financing activities:
Change in intercompany debt	17,094	(29,144)	12,050	—	—
Net decrease in revolving loan	(8,341)	—	—	—	(8,341)
Repayment of debt	—	—	(11,706)	—	(11,706)
Collection on members notes receivable	59	—	—	—	59
Borrowing of debt	—	400	—	—	400
Distributions to members	(801)	—	—		(801)

Net cash provided by (used for) financing activities	8,011	(28,744)	344	—	(20,389)

Effect of exchange rate changes	—	—	(858)	—	(858)

Net decrease in cash	(819)	(244)	(113)	—	(1,176)
Cash at beginning of period	1,153	246	1,916	—	3,315

Cash at end of period	$334	$2	$1,803	$—	$2,139

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the year ended December 31, 2000

	Predecessor
	Issuers	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations/ adjustments	Consolidated
Net cash provided by (used for) operating activities	$(5,585)	$22,146	$4,855	$—	$21,416

Cash flows from investing activities:
Acquisition of property and equipment	—	(7,699)	(2,746)	—	(10,445)
Acquisition of subsidiaries, net of cash acquired	—	(1,545)	(1,259)	—	(2,804)

Net cash used for investing activities	—	(9,244)	(4,005)	—	(13,249)

Cash flows provided by (used for) financing activities:
Change in intercompany debt	7,842	(18,125)	10,283	—	—
Net increase in revolving loan	11,343	—	—	—	11,343
Repayment of debt	—	—	(13,878)	—	(13,878)
Repurchase of membership units	(6,422)	—	—	—	(6,422)
Collection on members notes receivable	65	—	—	—	65
Distributions to members	(6,090)	—	—	—	(6,090)

Net cash provided by (used for) financing activities	6,738	(18,125)	(3,595)	—	(14,982)

Effect of exchange rate changes	—	—	1,412	—	1,412

Net increase (decrease) in cash	1,153	(5,223)	(1,333)	—	(5,403)
Cash at beginning of period	—	5,469	3,249	—	8,718

Cash at end of period	$1,153	$246	$1,916	$—	$3,315

14. Subsequent Event (unaudited)

        On April 15, 2003, substantially all of the equity interests of AAS were acquired by CHP IV, a private-equity investment fund organized and managed by Castle Harlan, a leading private equity firm.

        The consideration paid at or shortly after the closing of the acquisition consisted of approximately $260 million, approximately $168 million of which was used to repay or defease certain of our indebtedness at the time of the acquisition and approximately $92 million (inclusive of subordinated promissory notes) of which was used for the closing purchase price of the equity interests of AAS. The cash purchase price payable to the sellers is subject to an adjustment based on working capital at the acquisition closing date. In July 2003, CHAAS Holdings delivered to the sellers a statement indicating that our adjusted working capital, derived from the audit of specified items of our balance sheet, was $58.655 million at closing of the acquisition. Subject to the right of the sellers to object to this determination, we will be obligated to make a payment of $3,655 to the sellers, plus 6% interest per annum from the closing date of the acquisition.

        On May 23, 2003, the Company sold $150,000 of its Senior Notes due June 15, 2011 ("Senior Notes"). Interest on the Senior Notes accrues at a rate of 10 3/4% per anum and is paid semiannually on June 15 and December 15 each year. The first interest payment is due December 15, 2003. The Senior Notes are unsecured and rank peri passu with existing and future senior debt of the Company. Prior to June 15, 2006, the Company, at its option, may redeem up to 35% of the Senior Notes with the proceeds of from one or more public equity offerings at a price equal to 110.75% of the principal amount of the notes being redeemed. Upon the occurrence of a change in control of the Company, as defined by the indenture, the Company is required to make an offer to repurchase the Senior Notes at a price equal to 101% of the principal amount of the Senior Notes. The indenture places certain limits on the Company, the most restrictive of which include the restriction on the incurrence of additional indebtedness by the Company, the payment of dividends on and redemption of capital of the Company, the redemption of certain subordinated obligations, investments, sales of assets and stock of certain subsidiaries, transaction with affiliates, consolidations, mergers and transfers of all or substantially all of the Company's assets.

        On April 15, 2003, the Company entered into a new credit facility consisting of a revolving credit facility and term loans as follows: (1) a revolving credit facility comprised of (a) a $29.7 million U.S. revolving credit facility and (b) a 9.6 million European Euros revolving credit facility; (2) a term loan A facility comprised of (a) a $29.7 million U.S. term loan A and (b) a 9.6 European Euros term loan A; and (3) a term loan B comprised of (a) a $48.2 million U.S. term loan B and (b) a 15.6 million European Euros term loan B. The Company used a portion of the proceeds from the sale of our $150 million Senior Notes offering to (I) repay our U.S. term loan A, (ii) repay our U.S. term loan B and (iii) repay a portion of our European term loan B, together with interest accrued thereon. In addition, upon consummation of the offering, our revolving credit facility was increased to a $35 million U.S. revolving credit facility and a 15 million European Euro revolving credit facility.

        On April 15, 2003, a convertible senior subordinated bridge note in the principal amount of $55 million was issued to CHP IV by Valley and SportRack. We to use a portion of the proceeds from the sale of our $150 million Senior Notes offering to fully repay the bridge note, together with accrued interest thereon. The interest rate on the bridge note was 12% per annum.

        On April 15, 2003, subordinated promissory notes in an aggregate principal amount of $10.0 million were issued to the sellers by Valley and SportRack. The interest rate on the subordinated promissory notes in 12% per annum until maturity, subject to certain exceptions. Accrued interest is not payable in cash but is capitalized and added to principal. The maturity date on the subordinated promissory notes will be no earlier than 91 days subsequent to the maturity date of our $150 million Senior Notes, subject to certain exceptions.

        On May 16, 2003, we redeemed all of our then outstanding 9 3/4% Senior Subordinated Notes due 2007 at the optional redemption price of 104 7/8% of the principal amount thereof plus accrued interest. Upon consummation of the acquisition of the Prececessor, we deposited funds in escrow sufficient to effect a covenant defeasance of the senior subordinated notes and to consummate the redemption through the redemption date. The amount of the redemption, which includes accrued interest and premiums, was $132.6 million.

        On April 15, 2003 in conjunction with the Acquisition the Company sold 100 of its voting units to CHAAS Holdings, LLC for $100,900 in cash.

PROSPECTUS DATED OCTOBER 16, 2003

$150,000,000
Advanced Accessory Systems, LLC
AAS Capital Corporation
Offer to Exchange

10 3/4% Senior Notes due 2011, Series B
for any and all outstanding
10 3/4% Senior Notes due 2011, Series A

PROSPECTUS

The issuers have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or the issuers' solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of our company have not changed since the date hereof.

Until January 14, 2004 (90 days from the date of this prospectus), all dealers effecting transactions in the securities, whether or not participating in this exchange offer, may be required to deliver a prospectus.

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TABLE OF CONTENTS
INFORMATION ABOUT THE TRANSACTION
PROSPECTUS SUMMARY
Our Company
THE EXCHANGE OFFER
SUMMARY TERMS OF NEW NOTES
Summary Consolidated Historical and Unaudited Pro Forma Financial Data
RISK FACTORS
Risks Relating to Our Indebtedness
Risks Relating to the New Notes
Risks Relating to Our Business
MARKET SHARE, RANKING AND OTHER DATA
FORWARD-LOOKING STATEMENTS
TRADEMARKS AND TRADE NAMES
THE ACQUISITION
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA FINANCIAL STATEMENTS
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) For the Year Ended December 31, 2002 (Dollars in thousands)
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) For the Six Months Ended June 30, 2003 (Dollars in thousands)
NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
THE EXCHANGE OFFER
For information by Telephone: (212) 815-3738
By Facsimile Transmission: (212) 298-1915 (Telephone Confirmation) (212) 815-3738
BUSINESS
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF MATERIAL INDEBTEDNESS
DESCRIPTION OF THE NEW NOTES
MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
CHAAS ACQUISITIONS, LLC INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT ACCOUNTANTS
ADVANCED ACCESSORY SYSTEMS, LLC CONSOLIDATED BALANCE SHEETS (Dollar amounts in thousands)
ADVANCED ACCESSORY SYSTEMS, LLC CONSOLIDATED STATEMENTS OF OPERATIONS (Dollar amounts in thousands)
ADVANCED ACCESSORY SYSTEMS, LLC CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollar amounts in thousands)
ADVANCED ACCESSORY SYSTEMS, LLC CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' EQUITY (Dollar amounts in thousands)
ADVANCED ACCESSORY SYSTEMS, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollar amounts in thousands, except unit related data)
CONDENSED CONSOLIDATING BALANCE SHEET (UNAUDITED) June 30, 2003
CONDENSED CONSOLIDATING BALANCE SHEET December 31, 2002
CONDENSED CONSOLIDATING BALANCE SHEET December 31, 2001
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (UNAUDITED) For the period from April 15, 2003 through June 30, 2003
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (UNAUDITED) For the Period from January 1, 2003 through April 14, 2003
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (UNAUDITED) For the six months ended June 30, 2002
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS For the year ended December 31, 2002
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS For the year ended December 31, 2001
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS For the year ended December 31, 2000
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED) For the period from April 15, 2003 through June 30, 2003
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED) For the period from January 1, 2003 through April 15, 2003
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS For the year ended December 31, 2002
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS For the year ended December 31, 2001
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS For the year ended December 31, 2000